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REMEC, INC.

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                    , 2005

To Our Shareholders:

We cordially invite you to attend a Special Meeting of the shareholders of REMEC, Inc. The Special Meeting has been scheduled for                     , 2005 at 10:00 a.m., Pacific Standard Time, at our principal executive offices, located at 3790 Via de la Valle, Suite 311, Del Mar, California 92014. Details of the business to be conducted at the Special Meeting are given in the attached Notice of Special Meeting of Shareholders and the attached Proxy Statement.

At the Special Meeting, we will ask you to consider and approve two proposals. The first proposal is to approve the sale of our wholly-owned subsidiary, REMEC Defense & Space, Inc., to Chelton Microwave Corporation. The sale of REMEC Defense & Space will be made pursuant to an Agreement and Plan of Merger, dated December 20, 2004 (the “Merger Agreement”), by and among us, REMEC Defense & Space, Chelton Microwave and Chelton RDS Acquisition Corp., a wholly-owned subsidiary of Chelton Microwave (“Merger Sub”). The Merger Agreement provides that Merger Sub will be merged with and into REMEC Defense & Space, with REMEC Defense & Space surviving as a wholly-owned subsidiary of Chelton Microwave (the “Merger”). Chelton Microwave is an affiliate of Chelton Ltd. Both Chelton Microwave and Chelton Ltd. are subsidiaries of Cobham plc, a publicly-traded United Kingdom aerospace and defense company. You are being asked to approve the sale of REMEC Defense & Space to Chelton Microwave because the sale may constitute a sale of “all or substantially all” of our assets as this phrase is defined under the California General Corporation Law.

The Merger Agreement provides that Chelton Microwave will pay us $260,000,000 in cash for REMEC Defense & Space, subject to certain post-closing adjustments and the assumption of certain liabilities by Chelton Microwave. We would like to distribute a substantial portion of the aggregate merger consideration to our shareholders. For tax reasons, we believe it would be more advantageous to our non-corporate shareholders if we distribute the merger consideration through a pro rata redemption of a portion of their common stock, rather than distributing the merger consideration as an ordinary dividend. Under our current Restated Articles of Incorporation, however, we presently have no ability to effect a pro rata redemption of the common stock held by our shareholders. As a result, we would like to amend our Restated Articles of Incorporation to authorize us to distribute a substantial portion of the merger consideration through a pro rata redemption, rather than a dividend. Our shareholders that are corporations will receive the same tax treatment under the distribution as a pro rata redemption as they would receive under a distribution through a dividend.

The second proposal is therefore to approve a reclassification of our common stock (the “Reclassification”) by authorizing a Certificate of Amendment to our Restated Articles of Incorporation. In the Reclassification, each share of our existing common stock will be converted into a fractional share of new common stock and one (1) share of redeemable common stock, or redemption stock. The Reclassification will enable us to distribute a substantial portion of the merger consideration we receive from the sale of REMEC Defense & Space to our shareholders through the redemption of the redemption stock (the “Redemption”). The completion of the Reclassification is contingent upon shareholder approval of the Merger. We intend to complete the Reclassification by filing the Certificate of Amendment with the Secretary of State of the State of California immediately prior to the effective time of the Merger.

Our Board of Directors will hold a meeting immediately following the Special Meeting to determine the exact amount of merger consideration to be distributed to our shareholders in the Redemption. Our Board’s determination will be based on factors relevant to our company at the time of its determination. These factors include the funds required to support our remaining commercial wireless business, such as increased working capital requirements and additional restructuring costs to improve operating efficiencies worldwide and to simplify and reduce total overhead expenses, some of which were previously absorbed by REMEC Defense & Space prior to its sale. Other factors include the condition of the end markets in which we compete, our overall business outlook and prospects and general economic and market conditions. The aggregate amount of merger consideration to be distributed to our shareholders in the Redemption will be no less than $150,000,000 (subject to certain limitations on our ability to make a distribution to our shareholders under Section 500 of the California General Corporation Law and other applicable laws) and no more than $200,000,000. Promptly following our Board’s determination of the aggregate amount of merger consideration to be distributed in the Redemption, we will issue a press release and file a report on Form 8-K with the SEC disclosing this amount.

Assuming our shareholders approve both proposals and the Merger is completed, the Redemption will occur automatically, immediately after the effective time of the Merger. In the Redemption, each shareholder of REMEC will be entitled to receive an amount in cash for each one (1) share of redemption stock they would be entitled to receive as a result of the Reclassification equal to: (i) the aggregate amount of merger consideration distributed in the Redemption as determined by our Board, divided by (ii) the total number of shares of redemption stock recorded on our stock ledger immediately prior to the Redemption.

As a result of the Reclassification, each outstanding share of our common stock will be converted into a fractional share of new common stock. The exact fraction of a share of new common stock to be issued in exchange for each one (1) share of our existing common stock in the Reclassification will be the quotient of (i) our Market Valuation minus the aggregate amount of merger consideration to be distributed in the Redemption, divided by (ii) our Market Valuation. Our “Market Valuation” will be the product of: (i) the total number of shares of common stock outstanding immediately prior to the Reclassification as recorded on our stock ledger and (ii) the average of the closing sale prices of our common stock as reported on the Nasdaq National Market for each of the ten (10) consecutive trading days immediately prior to the date of the Reclassification.

For purposes of illustration only, assuming that (i) our Board determines that we will distribute an aggregate of $175,000,000 (the midpoint of the range of aggregate amounts of the proposed distribution) to our shareholders in the Redemption, (ii) our Market Valuation is $             and (iii) there are              shares of our common stock outstanding immediately prior to the Reclassification as set forth on our stock ledger, our shareholders will be entitled as a result of the Reclassification and the Redemption to receive in exchange for each one (1) share of common stock they hold immediately prior to the Reclassification              of a share of new common stock and $             in cash.

If our shareholders approve the sale of REMEC Defense & Space but not the Reclassification, we intend to proceed to complete the Merger. We would not be able to file the Certificate of Amendment, however, and as a result, the Reclassification and Redemption would not occur. We would retain the merger consideration paid by Chelton Microwave and apply it to our general working capital needs. We may distribute some or all of the merger consideration we had intended to distribute to our shareholders as part of the Redemption, but it would be by way of dividend. A dividend distribution would have different tax consequences than those associated with the Redemption, as described in this Proxy Statement.

Our Board considered a number of factors in evaluating the proposed sale of REMEC Defense & Space and the related Reclassification and Redemption and consulted with our financial advisors, Needham & Company, Inc. and Jefferies Quarterdeck, a division of Jefferies & Company, Inc., regarding the proposed sale of REMEC Defense & Space. Our Board also obtained an opinion from Jefferies Quarterdeck that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained in the opinion, the consideration that we would receive in connection with the proposed sale of REMEC Defense & Space was fair, from a financial point of view, to us. Please read the attached Proxy Statement for a detailed description of the factors that our Board considered in connection with the proposed Merger, the Reclassification and the Redemption. After careful consideration of these factors, our Board unanimously approved the sale of REMEC Defense & Space pursuant to the Merger Agreement and unanimously approved the Reclassification, and is recommending that you also approve these proposals, as further described in the Proxy Statement.

Your vote is important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible. You may vote by mailing a completed proxy, by telephone or over the Internet. Please review the instructions on the proxy regarding each of these voting options. Voting by any of these methods will ensure your representation at the Special Meeting and will not limit your right to vote in person or attend the Special Meeting.

We encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up for electronic delivery of our shareholder communications. For more information, see “Electronic Delivery of REMEC Shareholder Communications” on page 20 of the Proxy Statement.

On behalf of our Board, I thank you for your support and urge you to vote “FOR” each of the proposals described in the attached Proxy Statement.

Sincerely,

Thomas H. Waechter

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE SEE “VOTING ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE” ON PAGE 20 OF THE PROXY STATEMENT FOR ALTERNATIVE VOTING METHODS.

3790 Via de la Valle, Suite 311—Del Mar, CA 92014—Tel 858-505-3713—Fax 858-847-0386

REMEC, INC.

3790 Via de la Valle, Suite 311

Del Mar, California 92014

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                         , 2005

TO THE SHAREHOLDERS OF REMEC, INC.:

A Special Meeting of the shareholders of REMEC, Inc. will be held on                     , 2005 at 10:00 a.m., Pacific Standard Time, at our principal executive offices located at 3790 Via de la Valle, Suite 311, Del Mar, California 92014. At the Special Meeting, you will be asked:

1.        To approve the sale of our wholly-owned subsidiary, REMEC Defense & Space, Inc., to Chelton Microwave Corporation. The sale of REMEC Defense & Space will be made pursuant to a Merger Agreement dated December 20, 2004, by and among us, REMEC Defense & Space, Chelton Microwave and Chelton RDS Acquisition Corp., a wholly-owned subsidiary of Chelton Microwave (“Merger Sub”). The Merger Agreement provides that Merger Sub will be merged with and into REMEC Defense & Space, with REMEC Defense & Space surviving as a wholly-owned subsidiary of Chelton Microwave (the “Merger”). You are being asked to approve the sale of REMEC Defense & Space to Chelton Microwave because the sale may constitute a sale of “all or substantially all” of our assets as this phrase is defined under the California General Corporation Law.

2.        To approve a reclassification of our common stock (the “Reclassification”) by authorizing a Certificate of Amendment to our existing Restated Articles of Incorporation. The Reclassification will enable us to distribute to our shareholders, through a pro rata redemption of a portion of our common stock held by them, a substantial portion of the merger consideration we receive from the sale of REMEC Defense & Space. In the Reclassification, each outstanding share of our existing common stock would be converted into a fractional share of new common stock and one (1) share of redeemable common stock, or redemption stock. We intend to complete the Reclassification by filing the Certificate of Amendment with the Secretary of State of the State of California immediately prior to the effective time of the Merger.

You will also be asked to transact any other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

The sale of REMEC Defense & Space pursuant to the Merger Agreement, and the Reclassification and Redemption contemplated by the Certificate of Amendment, are more fully described in the Proxy Statement accompanying this Notice. You are encouraged to carefully read the Proxy Statement and the attached annexes.

Our Board of Directors has unanimously approved, and recommends that you vote in favor of, each of the proposals described above.

Only shareholders of record at the close of business on                     , 2005 are entitled to notice of and to vote at the Special Meeting, and any adjournments or postponements thereof. A list of shareholders entitled to vote at the Special Meeting will be available for inspection at our principal executive offices.

All shareholders are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, we encourage you to read the Proxy Statement and submit your proxy as soon as possible. You may submit your proxy for the Special Meeting by completing, signing, dating and returning your proxy in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. Should you receive more than one proxy because your shares are held in multiple accounts or registered in different names or addresses, please return each proxy to assure that all of your shares are voted. If you have Internet access, we encourage you to sign up for electronic delivery of our shareholder communications.

FOR THE BOARD OF DIRECTORS

Andre R. Horn,
Chairman of the Board

Del Mar, California

                                             , 2005

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE SEE “VOTING ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE” ON PAGE 20 OF THE PROXY STATEMENT FOR ALTERNATIVE VOTING METHODS.

i

ANNEX A	AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B	OPINION OF JEFFERIES QUARTERDECK	B-1
ANNEX C	CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF REMEC, INC.	C-1

ii

SUMMARY OF PROPOSALS

We are sending this Proxy Statement to holders of our common stock. This summary of proposals highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To understand the sale of REMEC Defense & Space and the Reclassification and the other transactions associated with these matters fully, and for more complete descriptions of the legal terms of the sale of REMEC Defense & Space and the Reclassification and the other transactions associated with these matters, you should carefully read this entire Proxy Statement, including the Merger Agreement attached as Annex A, the opinion of Jefferies Quarterdeck attached as Annex B, the Certificate of Amendment attached as Annex C and the other documents to which we refer. Further, the information in this summary of proposals regarding the sale of REMEC Defense & Space pursuant to the Merger Agreement and the Reclassification and the related Redemption is qualified in its entirety by reference to the actual terms and conditions in the attached Merger Agreement and the attached Certificate of Amendment, respectively. We have included page references in parentheses to direct you to the appropriate place in this Proxy Statement for a more complete description of the topics presented in this summary of proposals.

PROPOSAL ONE: APPROVAL OF THE SALE OF REMEC DEFENSE & SPACE

The first proposal is to approve the sale of our wholly-owned subsidiary, REMEC Defense & Space, to Chelton Microwave pursuant to the terms of the Merger Agreement. You are being asked to approve the sale of REMEC Defense & Space to Chelton Microwave because the sale may constitute a sale of “all or substantially all” of our assets as this phrase is defined under the California General Corporation Law. Our Board of Directors unanimously determined that the sale of REMEC Defense & Space to Chelton Microwave pursuant to the Merger Agreement is in the best interests of us and our shareholders, and recommends that our shareholders vote “FOR” the approval of the sale of REMEC Defense & Space pursuant to the Merger Agreement.

The Sale of REMEC Defense & Space (pages 22 - 47)

•	The Companies (pages 22 - 23).

REMEC, Inc.    We design, manufacture and sell high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks. We focus on developing and offering products for commercial applications, while our wholly-owned subsidiary, REMEC Defense & Space, Inc., develops and offers products for defense applications. We refer to ourselves as the “Company,” “we,” “us,” or “our” in this Proxy Statement. We are a California corporation and our principal corporate offices are located at 3790 Via de la Valle, Suite 311, Del Mar, California 92014, and our telephone number at that location is (858) 505-3713.

REMEC Defense & Space, Inc.    REMEC Defense & Space, our wholly-owned subsidiary, develops and manufactures wireless communications equipment used in the defense industry, including communications equipment integrated into electronic systems for tactical aircraft, ships, ground systems, satellites, missile systems and smart weapons. REMEC Defense & Space has one subsidiary, REMEC Mexico, S.A. de C.V., a Mexican stock corporation. Where applicable, references to REMEC Defense & Space throughout this Proxy Statement include REMEC Mexico.

Chelton Microwave Corporation.    Chelton Microwave is a holding company which, through its subsidiaries, designs, manufactures and sells microwave communication subsystems for use in both military and commercial aerospace applications, including electronic warfare systems, missile guidance, voice and data transmission and air traffic control. It is an affiliate of Chelton, Ltd. Both Chelton Microwave and Chelton Ltd. are subsidiaries of Cobham plc, a publicly-traded United Kingdom aerospace and defense company. Chelton Microwave’s principal corporate offices are located at 58 Main Street, Route 117, Bolton, Massachusetts 01740 and its telephone number at that location is (978) 779-6963.

Chelton RDS Acquisition Corporation.    Chelton RDS Acquisition Corporation is a wholly-owned subsidiary of Chelton Microwave, and was formed solely for purposes of the Merger.

•	Background of the Sale of REMEC Defense & Space (pages 23-25). From March 2004 through August 2004, we and representatives from Chelton Microwave met on several occasions to discuss Chelton Microwave’s interest in acquiring REMEC Defense & Space. In September 2004, Chelton Microwave submitted to us a written offer to acquire REMEC Defense & Space. In September 2004 and October 2004, we engaged financial advisors to evaluate a potential sale by us of REMEC Defense & Space and to solicit and evaluate other offers to acquire REMEC Defense & Space. Our financial advisors contacted nineteen parties regarding a potential acquisition of REMEC Defense & Space. Following a series of management presentations, the receipt of final indications of interest from some of the parties and our Board’s evaluation of these indications of interest, we entered into exclusive negotiations with Chelton Microwave for the sale of REMEC Defense & Space in November 2004. Chelton Microwave conducted further due diligence on REMEC Defense & Space during November 2004 and December 2004, while we continued to negotiate with Chelton Microwave to finalize the terms of the transaction and the Merger Agreement. On December 10, 2004, our Board convened a meeting to review the proposed sale of REMEC Defense & Space pursuant to the Merger Agreement. At this meeting, representatives of Jefferies Quarterdeck presented its financial analysis of the consideration provided for in the proposed transaction, after which it delivered to our Board an oral opinion (which opinion was subsequently confirmed in writing) to the effect that, as of the date of the opinion, and subject to the assumptions, limitations and qualifications contained in the opinion, the consideration provided for in the transaction as proposed was fair to us from a financial point of view. We and Chelton Microwave entered into the Merger Agreement on December 20, 2004.

•	Our Plans Following Completion of the Sale of REMEC Defense & Space (pages 25-26). Initially, we intend to distribute a substantial portion of the proceeds from the sale of REMEC Defense & Space to our shareholders by redeeming the redemption stock to be issued as part of the Reclassification, as described in Proposal Two below. We will continue our focus on improving the operations of our commercial Wireless Systems business and will implement additional restructuring measures to simplify and reduce total overhead expenses including those that were previously absorbed by REMEC Defense & Space prior to its sale. We also intend to continue our efforts to maximize shareholder value by exploring our strategic alternatives, including other business combinations, sales of individual business units and/or the sale of the remainder of our company. There can be no assurance that the proceeds from the sale of REMEC Defense & Space, together with the proceeds from sale(s) of other business units and/or the sale of the remainder of our company would at least equal our current or future market valuation.

•	Our Reasons for the Sale of REMEC Defense & Space (pages 26-27). Our Board of Directors considered a number of factors in evaluating the proposed sale of REMEC Defense & Space and consulted with our financial advisors, Needham & Company, Inc. and Jefferies Quarterdeck. Our Board also obtained an opinion from Jefferies Quarterdeck, that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained in the opinion, the consideration that we would receive in connection with the sale of REMEC Defense & Space to Chelton Microwave was fair, from a financial point of view, to us. Please read the Proxy Statement for a detailed description of the factors that our Board considered in connection with the sale of REMEC Defense & Space to Chelton Microwave. After careful consideration of these factors, our Board unanimously approved the sale of REMEC Defense & Space to Chelton Microwave pursuant to the Merger Agreement, and is recommending that our shareholders also approve the proposed transaction.

•

Opinion of Jefferies Quarterdeck Relating to the Sale of REMEC Defense & Space (pages 28-34). On December 10, 2004, Jefferies Quarterdeck delivered a written opinion to our Board, to the effect that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained in the opinion, the consideration to be received by us in the sale of REMEC Defense & Space pursuant to the Merger Agreement was fair, from a financial point of view, to us. The full text of the written opinion setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement. We urge you to read this opinion carefully and in its entirety. The opinion was provided for the information and assistance of our Board in connection with its consideration of the sale of REMEC Defense & Space pursuant to the Merger Agreement, and does not constitute a recommendation to any shareholder as to how to vote or act with respect to any matter relating to the proposed sale of REMEC Defense & Space.

•	Interests of Our Directors, Executive Officers and Employees in the Sale of REMEC Defense & Space (pages 43-45). In considering the recommendation of our Board with respect to the sale of REMEC Defense & Space, you should be aware that certain directors, executive officers and employees of us and REMEC Defense & Space may have interests in the sale of REMEC Defense & Space that are different from, or are in addition to, the interests of us and our shareholders generally, including those listed below:

o	We are a party to a change of control agreement with Mr. Giles, one of our Executive Vice Presidents and the President of REMEC Defense & Space. Mr. Giles’ change of control agreement provides that upon a change of control, all unvested options, restricted stock units and other forms of equity compensation granted to Mr. Giles by us prior to the change of control will immediately vest and become fully exercisable. Mr. Giles is also entitled to receive, upon a change of control, payments amounting in the aggregate to (i) eighteen months of his base salary as in effect immediately prior to the change of control and (ii) one and one-half times the average of any annual bonuses received by Mr. Giles from us during the two years prior to the change of control. These payments will be payable in equal monthly installments in accordance with our normal payroll practices. Mr. Giles’ base salary is currently set at approximately $341,800, and his bonuses over the past two years averaged approximately $102,600. Accordingly, the aggregate dollar amounts payable to Mr. Giles under his change of control agreement if the sale of REMEC Defense & Space is completed total approximately $666,600.

In addition, during the period in which we make these payments to Mr. Giles, we will continue to make available to Mr. Giles and his wife and dependents all medical, dental or other health plans, any disability or life insurance plans and other similar insurance plans in which they participated immediately prior to the change of control. Upon the termination of the change of control benefits described above, or at the time Mr. Giles’ employment terminates for any other reason, we will continue to provide Mr. Giles and his wife with medical, dental and vision insurance benefits upon the payment to us of the same monthly premiums for such insurance as are being paid from time to time by our corporate executives.

In the Merger Agreement, Chelton Microwave agreed to assume our obligations under Mr. Giles’ change of control agreement to provide Mr. Giles and his wife with continued medical, dental and vision insurance benefits. Chelton Microwave has informed us that following the sale of REMEC Defense & Space, Mr. Giles will continue to be employed as the President of REMEC Defense & Space. Chelton Microwave and Mr. Giles have not entered into an employment agreement, but it is currently assumed that Mr. Giles will remain at his current salary and bonus levels.

o

On November 8, 2004, we entered into performance and retention agreements with sixteen employees of REMEC Defense & Space, including Denny Morgan, our Senior Vice President and the Chief Engineer of REMEC Defense & Space, and David Schmitz, one of our Vice Presidents and the General Manager of REMEC Defense & Space. Each of these agreements provides that if (i) the employee remains employed with REMEC Defense & Space and assists us, during the period beginning from the date of the agreement and ending at the completion of the Merger, in the successful completion of the Merger and (ii) the employee executes a general release of all claims against us, the employee will receive a cash incentive payment, payable in a lump sum upon the completion of the Merger. Under the Merger Agreement, Chelton Microwave has agreed to assume our payment obligations under the performance and retention agreements. The aggregate amount payable under these performance and retention agreements is approximately $892,000. The amount payable to Mr. Morgan under his individual performance and retention agreement is up to $113,464;

and the amount payable to Mr. Schmitz under his individual performance and retention agreement is up to $114,504.

o	In September 2004, the Compensation and Human Resources Committee of our Board of Directors implemented a retention program for fourteen of our key employees, including Donald J. Wilkins, our Senior Vice President, General Counsel and Secretary. Under this program, each of these employees will be entitled to receive a lump sum retention payment if the employee remains employed with us through the completion of the sale of REMEC Defense & Space. If the sale of REMEC Defense & Space is completed, we will be obligated to pay an aggregate of $319,000 under this program, which includes a payment of $112,500 to Mr. Wilkins.

o	The change of control agreements with two of our executive officers, Mr. Wilkins and Jon Opalski, one of our Executive Vice Presidents and our Chief Technology Officer, provide that upon the effective time of the Merger the vesting of each of the options and RSUs held by these officers will automatically accelerate by twelve months.

o	We have agreed to maintain for six years a directors’ and officers’ insurance policy for three individuals (Jack A. Giles, Denny Morgan and Dave Schmitz) who serve or have served as officers and/or directors of both us and REMEC Defense & Space. The insurance policy will provide each of these individuals with coverage for liabilities arising from their service as one of our officers and/or directors prior to the effective time of the Merger.

o	The Merger Agreement provides that each issued and outstanding option and restricted stock unit held by employees of REMEC Defense & Space will become fully vested and, in the case of options, exercisable upon the effective time of the Merger. The holders of these options will be permitted to exercise the options for a certain period after the effective time of the Merger pursuant to the terms and conditions of the applicable plan under which the options were issued. If the holders do not exercise their options within the applicable period, the options will be cancelled without any payment thereon. Holders of restricted stock units will be treated the same as other holders of common stock in the Reclassification and Redemption. The Merger will not affect the vesting of the options and restricted stock units held by our employees and directors who are not employees of REMEC Defense & Space.

•	Source of Funds (page 45). Cobham plc, Chelton Microwave’s ultimate parent, will provide Chelton Microwave with the approximately $260,000,000 necessary to fund the aggregate merger consideration. There is no financing condition to the completion of the Merger.

•	Material Accounting Treatment of the Sale of REMEC Defense & Space (page 45). We expect to account for the sale of REMEC Defense & Space as a sale of certain assets and certain liabilities, in accordance with accounting principles generally accepted in the United States. In the period in which we complete the proposed sale, we expect to recognize a gain in the amount of the difference between the sale price and the book value of REMEC Defense & Space.

•

Material United States Federal Income Tax Consequences to REMEC of the Sale of REMEC Defense & Space (pages 45-46). We expect to incur federal and state corporate income tax liability in connection with our sale of REMEC Defense & Space for $260,000,000 in cash (subject to certain post-closing adjustments and the assumption of certain liabilities by Chelton Microwave). The total gain we realize from the sale of REMEC Defense & Space will be offset in significant part by our net operating and capital losses, including losses we are carrying over from prior years. In addition, we expect the tax that we would have otherwise incurred will be further reduced by significant state and federal income tax credits available to us. Tax authorities, however, may disagree with our determination of our gain from the sale of REMEC Defense & Space or the amount of available losses or credits, which would increase our income tax liability. The amount of federal and state corporate income tax liability we will incur as a result of our sale of REMEC Defense & Space depends in part on future events, results and facts. As a result, we cannot calculate the exact corporate income tax liability we will incur as of the date of this Proxy Statement. Based on our preliminary calculations and analysis, however, we do not expect that the amount of corporate income tax liability we incur will prevent us from distributing between $150,000,000 and $200,000,000 of the proceeds from the sale of REMEC Defense & Space to our shareholders in the Redemption, as discussed in Proposal Two below.

•	Regulatory Approvals (pages 46-47).

o	Pursuant to the Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (amending Section 721 of the Defense Production Act of 1950) (the “Exon-Florio Act”), REMEC Defense & Space and Chelton Microwave have elected to notify the Committee on Foreign Investment in the United States (the “CFIUS”) of the proposed sale of REMEC Defense & Space under the Merger Agreement. REMEC Defense & Space and Chelton Microwave submitted their notification to the CFIUS on February 17, 2005. Within thirty days of receiving the notification, the CFIUS must conclude a preliminary review and determine whether a full investigation of the proposed transaction should be undertaken. Before the Merger can be completed, the thirty-day review period, during which a full investigation may be commenced, must have expired without an investigation being commenced or, if an investigation has been commenced, then either (i) the applicable period under the Exon-Florio Act during which the investigation must be completed must have expired, (ii) the period under the Exon-Florio Act during which the transactions contemplated under the Merger Agreement may be suspended, prohibited or limited must have expired without any action being threatened, announced or taken by CFIUS or (iii) a decision not to take any action with respect to the transactions contemplated under the Merger Agreement must have been announced.

o	Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the applicable rules promulgated under the HSR Act, the Merger cannot be completed until we and Chelton Microwave notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and the transactions contemplated under the Merger Agreement are cleared or the specified waiting period requirements are satisfied. We and Chelton Microwave filed the required notification with the Federal Trade Commission and U.S. Department of Justice on January 28, 2005 and the applicable waiting period has expired without any action by the Federal Trade Commission or the Department of Justice.

•	No Dissenters’ Rights in Connection with the Sale of REMEC Defense & Space (page 47). Our shareholders will not be entitled to dissenters’ rights in connection with, or as a result of, the proposed sale of REMEC Defense & Space.

The Merger Agreement (pages 47-60)

•	Form of the Merger (page 47). At the effective time of the Merger, Chelton RDS Acquisition Corp., a wholly-owned subsidiary of Chelton Microwave, will merge with and into REMEC Defense & Space, with REMEC Defense & Space surviving the Merger as a wholly-owned subsidiary of Chelton Microwave.

•	Effective Time of the Merger (pages 47-48). The Merger will become effective upon the filing and acceptance for recording of certificates of approval of merger agreement and a copy of the Merger Agreement with the Secretary of State of the State of California. These filings will be made on the date of the closing of the Merger.

•	Merger Consideration (page 48). We will receive an aggregate payment of $260,000,000 in cash from Chelton Microwave upon the completion of the sale of REMEC Defense & Space pursuant to the Merger Agreement, subject to certain post-closing adjustments, as described in “Settlement of Non-Trading Intercompany Accounts” below and the assumption of certain liabilities by Chelton Microwave.

•

Settlement of Non-Trading Intercompany Accounts (page 48). The Merger Agreement provides that within ten days after the effective time of the Merger, REMEC Defense & Space will prepare a statement of non-trading intercompany accounts as of the close of business on the closing date of the Merger. This statement of non-trading intercompany accounts will include certain accounts (collectively, the “Non-Trading Intercompany Accounts”) normally included in our consolidated balance sheet. The Non-Trading Intercompany Accounts reflected on the statement of non-trading intercompany accounts will then be compared to these same Non-Trading Intercompany Accounts reflected on our balance sheet dated October 29, 2004 (the last day of our third fiscal quarter). If the comparison of these accounts shows a net receivable in favor of REMEC Defense & Space of more than $500,000, we will be obligated to pay REMEC Defense & Space an amount equal to the difference. Conversely, if the comparison of these accounts shows a net receivable in our favor by more than $500,000, Chelton Microwave will be obligated to pay us an amount equal to the difference. Accordingly, the settlement of these intercompany accounts may have the effect of either increasing the total amount payable to us under the Merger Agreement or decreasing the total amount we receive under the Merger Agreement by obligating us to make certain payments to Chelton Microwave.

•	Representations and Warranties (pages 48-50). Pursuant to the Merger Agreement, we are required to make certain customary representations and warranties to Chelton Microwave with respect to, among other things, the financial condition, properties, contracts, governmental authorizations and contracts, regulatory, environmental, labor and employment, intellectual property, litigation and tax matters with respect to REMEC Defense & Space. None of the representations, warranties or agreements contained in the Merger Agreement or in any certificate delivered pursuant to the Merger Agreement survive the effective time of the Merger, except for agreements which by their terms survive the effective time of the Merger.

•	Employee and Benefits Matters (pages 50-51). Chelton Microwave has informed us that it intends to retain the employees of REMEC Defense & Space following the Merger. In the Merger Agreement, we and Chelton Microwave have agreed to various matters providing for the transition of employee benefits for the employees of REMEC Defense & Space after the completion of the Merger, including: (i) at Chelton Microwave’s election, the assumption (if permissible by law) by REMEC Defense & Space of certain employee benefit plans sponsored by us, to the extent that the plans cover employees of REMEC Defense & Space, (ii) amendment of our 401(k) plan to provide that employees of REMEC Defense & Space are not eligible to participate actively in our 401(k) plan after the completion of the Merger, (iii) acceleration of vesting of outstanding stock options and restricted stock units issued by us to employees of REMEC Defense & Space and (iv) the assumption by Chelton Microwave of certain payment obligations under our performance and retention agreements with certain employees of REMEC Defense & Space and under our change of control and transition agreement with Jack A. Giles, the president of REMEC Defense & Space.

•	No Solicitation (pages 51-53). Pursuant to the Merger Agreement, we and REMEC Defense & Space have agreed not to (i) solicit proposals for the acquisition of any properties or assets material to REMEC Defense & Space or (ii) provide material non-public information about REMEC Defense & Space to any third party unless in the ordinary course of business or pursuant to applicable law. Under certain circumstances and in accordance with certain procedures specified in the Merger Agreement, our Board may furnish non-public information to a third party where the third party has made an acquisition proposal that constitutes a superior proposal or a potential superior proposal. We are obligated to advise Chelton Microwave as promptly as practicable of (w) any acquisition proposal or inquiry that could reasonably be expected to lead to an acquisition proposal, (x) the material terms of the proposal or inquiry, (y) the identity of the person or group making the proposal or inquiry and (z) copies of all written materials exchanged by us and the person or group making the proposal or inquiry in connection with the proposal or inquiry.

•	Covenants under the Merger Agreement (pages 53-56). Pursuant to the Merger Agreement, we, REMEC Defense & Space and Chelton Microwave have made certain additional covenants and agreements, including the following:

o	REMEC Defense & Space will conduct its business in substantially the same manner as currently conducted, and will take various steps to preserve its corporate structure, capitalization, financial condition, business operations, contracts, obligations, liabilities, employee benefits matters, properties and assets in such a manner as not to impair or diminish the value of REMEC Defense & Space during the period between the date of the Merger Agreement and the effective time of the Merger.

o	We have agreed to grant REMEC Defense & Space a license to continue to use certain of our trademarks after the Merger in connection with the use of its name in its business.

o	Chelton Microwave has agreed to cooperate with us in negotiating an arrangement that would allow us to assign to REMEC Defense & Space certain of our liabilities and obligations incurred in connection with our sale of REMEC Nanowave Technologies Inc. to Euromill Equihold, Inc. in August 2004, in exchange for our assignment to REMEC Defense & Space of a promissory note in the principal amount of $2,500,000 that was issued to us by Euromill Equihold.

o	We and Chelton Microwave have agreed to use reasonable efforts to take all actions and do all things necessary or advisable to consummate the transactions contemplated by the Merger Agreement, including making all necessary filings with governmental entities (including the filings required by the Exon-Florio Act and the HSR Act).

•	Conditions to the Merger (pages 56-58). The parties’ obligations to complete the Merger are subject to the fulfillment or waiver (if permitted by law), at or prior to the effective time of the Merger, of the following conditions, among others:

o	Our shareholders holding at least a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting must approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

o	each of the representations and warranties of the respective parties contained in the Merger Agreement must be true and correct on and as of the effective time of the Merger (subject to certain materiality qualifiers);

o	the parties to the Merger Agreement must have performed in all material respects each of their respective covenants contained in the Merger Agreement required to be performed at or prior to the effective time of the Merger;

o	there must be no writ, judgment, decree, injunction, consent order, administrative order or similar order of any court or other governmental entity that has the effect of prohibiting or invalidating the Merger or any of the other transactions contemplated by the Merger Agreement;

o	the applicable waiting periods and review periods imposed by governmental entities under certain laws and regulations must have expired or been terminated without the occurrence of any event that has the effect of making the Merger or the other transactions contemplated by the Merger Agreement illegal;

o	Silicon Valley Bank must have consented to the Merger and released its security interest over the assets of REMEC Defense & Space under our line of credit with Silicon Valley Bank;

o	certain directors of REMEC Defense & Space designated by Chelton Microwave must have resigned or been removed by appropriate corporate action; and

o	at least ten days before the completion of the Merger, we must deliver audited consolidated financial statements for the fiscal year ending January 31, 2005 and a report of our independent registered public accounting firm containing an unqualified audit opinion in each case with respect to REMEC Defense & Space.

•	Termination of the Merger Agreement (pages 58-59). The Merger Agreement may be terminated at any time prior to the completion of the Merger:

o	by mutual written consent of us and Chelton Microwave;

o	by either Chelton Microwave or us, if (i) the Merger Agreement fails to receive approval of the requisite vote of our shareholders at the Special Meeting, or (ii) the completion of the Merger has not occurred by close of business on May 31, 2005, and the party choosing to terminate the agreement has performed all of its obligations under the Merger Agreement;

o	by either Chelton Microwave or us, if the party choosing to terminate the agreement notifies the other party in writing that any of the conditions to the obligations of the party choosing to terminate the agreement will not be satisfied (or if it becomes apparent that any of these conditions will not be satisfied) by close of business on May 31, 2005; or

o	by us, upon written notice to Chelton Microwave that our Board has determined that an acquisition proposal from a third party constitutes a superior proposal.

•	Expenses and Fees (page 59).

o	Termination Fee. We must pay Chelton Microwave a termination fee of $8,000,000 in cash if the Merger Agreement is terminated by us: (i) due to our failure to obtain the requisite vote of our shareholders at the Special Meeting for the approval and adoption of the Merger Agreement, and we enter into a definitive agreement for the sale of REMEC Defense & Space under certain circumstances and that sale is consummated or (ii) because our Board has determined that an acquisition proposal from a third party constitutes a superior proposal, following compliance with certain provisions contained in the Merger Agreement.

o	Other fees and expenses. Other than the termination fee described above, the parties to the Merger Agreement will bear their respective costs and expenses incurred in connection with the Merger Agreement, except that REMEC Defense & Space will pay for all of our transaction costs and expenses in connection with the Merger Agreement.

PROPOSAL TWO: APPROVAL OF THE RECLASSIFICATION

The second proposal is to approve the Reclassification by authorizing a Certificate of Amendment to our existing Restated Articles of Incorporation. In the Reclassification, each share of our existing common stock will be converted into a fractional share of new common stock and one (1) share of redemption stock. The purpose of the Reclassification is to facilitate our plan to distribute a substantial portion of the proceeds from the sale of REMEC Defense & Space to our shareholders through the Redemption of the redemption stock. Assuming the sale of REMEC Defense & Space is approved and completed, we intend to complete the Reclassification by filing the Certificate of Amendment with the Secretary of State of the State of California immediately prior to the effective time of the Merger. Our Board of Directors believes that approving the Reclassification by authorizing the Certificate of Amendment is in the best interests of us and our shareholders, and unanimously recommends that our shareholders approve the Reclassification and authorize the Certificate of Amendment.

The Certificate of Amendment (pages 61-62)

The Certificate of Amendment will authorize two series of common stock: new common stock and redemption stock. The Certificate of Amendment provides that each share of our existing common stock outstanding immediately prior to the Reclassification will be reclassified into (i) a fractional share of new common stock and (ii) one (1) share of redemption stock. The shares of new common stock will have the same rights, preferences and privileges as our previously authorized shares of common stock. The redemption stock will be automatically redeemed by us immediately after the effective time of the Merger as discussed below.

The exact fraction of a share of new common stock issued in exchange for each one (1) share of our existing common stock in the Reclassification will be the quotient of: (i) our Market Valuation minus the aggregate amount of merger consideration to be distributed by us in the Redemption, divided by (ii) our Market Valuation. Our Market Valuation will be the product of (i) the total number of shares of common stock outstanding immediately prior to the Reclassification as set forth on our stock ledger and (ii) the average of the closing sale prices of our common stock as reported on the Nasdaq National Market for each of the ten consecutive trading days immediately prior to the date of the Reclassification.

Assuming the sale of REMEC Defense & Space and the Reclassification are approved and the Merger is completed, we intend to file the Certificate of Amendment with the Secretary of State of the State of California immediately prior to the effective time of the Merger.

The Redemption (pages 62-68)

The Merger Agreement provides that Chelton Microwave will pay us $260,000,000 in cash for REMEC Defense & Space, subject to certain post-closing adjustments and the assumption of certain liabilities by Chelton

Microwave. We currently plan to distribute a substantial portion of the aggregate merger consideration to our shareholders by completing the Redemption immediately after the effective time of the Merger. Our Board will hold a meeting immediately following the Special Meeting to determine the exact amount of merger consideration to be distributed to our shareholders in the Redemption. Our Board’s determination will be based on factors relevant to our company at the time of its determination, including the funds required to support our remaining commercial wireless business, the condition of the end markets in which we compete, our overall business outlook and prospects and general economic and market conditions. The aggregate amount to be distributed to our shareholders in the Redemption will be no less than $150,000,000 (subject to certain limitations on our ability to make a distribution to our shareholders under Section 500 of the California General Corporation Law) and no more than $200,000,000.

Assuming our shareholders approve both proposals and the Merger is completed, the Redemption will occur automatically, immediately after the effective time of the Merger. In the Redemption, each shareholder of REMEC will be entitled to receive an amount in cash for each one (1) share of redemption stock they would be entitled to receive as a result of the Reclassification equal to: (i) the aggregate amount of merger consideration distributed in the Redemption as determined by our Board, divided by (ii) the total number of shares of redemption stock recorded on our stock ledger immediately prior to the Redemption. From and after the Redemption, no shares of redemption stock will be transferred on our stock books or be deemed to be outstanding for any purpose whatsoever and all rights of the holders of shares of redemption stock (except the right to receive the redemption payment without interest for each share of redemption stock, as described above) shall cease with respect to such shares.

•        Examples of the Reclassification and Redemption (page 63). The exact redemption amount per share of redemption stock and the exact fraction of a share of new common stock our shareholders will be entitled to receive for each one (1) share of common stock they hold will depend on three factors: (i) the aggregate amount to be distributed in the Redemption as determined by our Board of Directors, (ii) our Market Valuation and (iii) the number of shares of our common stock outstanding immediately prior to the Reclassification as recorded on our stock ledger. For purposes of illustration only, assuming our Market Valuation is $             and there are              shares of our common stock outstanding on our stock ledger immediately prior to the Reclassification:

o	if our Board determines that we will distribute an aggregate of $150,000,000 (the minimum amount of the proposed distribution) of merger consideration in the Redemption, our shareholders will be entitled to receive for each one (1) share of common stock they hold immediately prior to the effective time of the Merger: (i) a redemption amount per share of redemption stock equal to $ and (ii) of a share of new common stock.

o	if our Board determines that we will distribute an aggregate of $175,000,000 (the midpoint of the expected range) of merger consideration in the Redemption, our shareholders will be entitled to receive for each one (1) share of common stock they hold immediately prior to the effective time of the Merger: (i) a redemption amount per share of redemption stock equal to $ and (ii) of a share of new common stock.

o	if our Board determines that we will distribute an aggregate of $200,000,000 (the maximum amount of the proposed distribution) of merger consideration in the Redemption, our shareholders will be entitled to receive for each one (1) share of common stock they hold immediately prior to the effective time of the Merger: (i) a redemption amount per share of redemption stock equal to $ and (ii) of a share of new common stock.

•        Terms Governing the Redemption under the California General Corporation Law (pages 63-64). The Redemption is a “distribution to shareholders” as this phrase is defined under Section 166 of the California General Corporation Law. Section 500 of the California General Corporation Law provides that a corporation must satisfy certain financial conditions before it can legally make a distribution to shareholders. As of the date of this Proxy Statement, we believe that we can satisfy the financial conditions required by Section 500 to effect the Redemption at any amount selected by our Board between $150,000,000 and $200,000,000. Changes in our financial condition after the date of this Proxy Statement and prior to the effective date of the Merger, however, could prevent us from distributing at least $150,000,000 (or any greater amount selected by our Board) in the Redemption.

•        Material United States Federal Income Tax Consequences to Our Shareholders of the Reclassification and Redemption (pages 64-66). You should consult your own tax advisors as to the specific tax consequences of the sale of REMEC Defense & Space pursuant to the Merger Agreement, and the proposed distribution of a portion of the proceeds to our shareholders pursuant to the Reclassification and the Redemption, including tax return reporting requirements.

Assuming the sale of REMEC Defense & Space and the Reclassification are approved and the Merger is completed, we intend to distribute a substantial portion of the aggregate merger consideration by redeeming all of the outstanding shares of redemption stock resulting from the Reclassification for an aggregate redemption amount to be determined by our Board of Directors. We desire to effect this distribution as a pro rata redemption in order to permit our shareholders who are not corporations to treat the redemption as a sale of their shares to us rather than as an ordinary dividend under applicable federal tax regulations. If the distribution were to be effected without a redemption of shares, our shareholders would be treated, for federal income tax purposes, as having received dividends to the extent of our current year or accumulated earnings. Because our current year earnings will include gains from the sale of REMEC Defense & Space and will not be offset by operating losses incurred in prior years, we believe that all or most of the amount distributed would be taxable as a dividend.

For shareholders who are not corporations, we expect that the Reclassification and Redemption will be treated as a “partial liquidation” within the meaning of the Internal Revenue Code of 1986. Our non-corporate shareholders will recognize gain or loss from the sale of their redemption stock to us in an amount equal to the redemption price paid for the shares of redemption stock and the shareholder’s basis in these shares.

For shareholders who are corporations, the Reclassification and Redemption will be treated as a distribution rather than a sale to us of the shares being redeemed. Because the transaction is not treated as a sale of our shares for income tax purposes, the basis of the shares being redeemed will be added to and included in the basis of our shares that remain outstanding after the Reclassification and Redemption. The amount distributed will be treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. The amount treated as a dividend may qualify for a dividends-received deduction, with the amount of that deduction being applied to reduce the basis of the remaining shares.

Our shareholders will be subject to information reporting with respect to any cash received in the Redemption, and may also be subject to backup withholding at a rate of 28%. Any amount withheld with respect to a shareholder under these rules is not an additional tax and may be refunded or credited against the shareholder’s United States federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

•        Effect of Reclassification and Redemption on Outstanding Options, Restricted Stock Units and Dividend Access Shares (pages 66-67). Holders of stock options issued and outstanding prior to the effective time of the Merger may exercise their vested options at any time prior to or in connection with the Merger pursuant to the terms of their respective option agreements. Any optionholder who exercises his or her vested options prior to or in connection with the Merger will be treated as a holder of common stock for purposes of the Reclassification and Redemption. As a result, the optionholder will receive for each vested option share exercised by such optionholder a fractional share of new common stock and one (1) share of redemption stock as a result of the Reclassification. As with other holders of common stock, the redemption stock that the optionholder is entitled to receive will be automatically redeemed by us in the Redemption.

For shares underlying options that vest after the effective time of the Merger and for vested option shares that are not exercised prior to or in connection with the Merger, our Board of Directors has determined that upon the Reclassification, each one (1) unexercised share underlying the applicable options will be converted into a right to receive one (1) share of new common stock. The exercise price for each share of new common stock underlying the option following the Reclassification will be equal to the per share exercise price for the shares of our existing common stock underlying the option prior to the Reclassification. No redemption stock or cash will be issued to holders of options exercised after the effective date of the Merger, regardless of whether the shares underlying those options vested prior to or after the effective time of the Merger.

Holders of restricted stock units (“RSUs”) will be treated as holders of common stock for purposes of the Reclassification and Redemption. Holders of RSUs will receive a fractional share of new common stock and one (1) share of redemption stock for each RSU regardless of whether the RSU vests prior to or after the effective time of the Merger. For vested RSUs, the redemption stock the holder is entitled to receive for his or her vested RSUs will be automatically redeemed in the Redemption. For RSUs that vest after the effective time of the Merger, the holder of such RSU will be entitled to receive, upon the vesting of the RSU, a cash payment for the redemption stock the holder would have received if the RSU had vested immediately prior to the effective time of the Merger.

Certain holders of the capital stock of REMEC Canada Incorporated, one of our subsidiaries, hold dividend access shares of REMEC Canada that entitle these holders to certain optional and mandatory redemption rights with respect to such dividend access shares. Upon redemption, these holders are entitled to receive, for each dividend access share so redeemed, one (1) share of our common stock, any dividends payable on our common stock at the time of the redemption, and $0.01. With respect to dividend access shares that are redeemed prior to the effective time of the Merger, holders will receive one (1) share of our common stock (plus $0.01) in exchange for each dividend access share so redeemed. The holders will then be treated the same as other holders of our common stock in the Reclassification and the Redemption and will receive, for each share of our common stock received as a result of the redemption of the dividend access shares, a fractional share of new common stock and one (1) share of redemption stock. With respect to dividend access shares that are not redeemed prior to the effective time of the Merger, holders of these shares will be entitled to receive a fractional share of new common stock and a cash payment equal to the redemption amount per share of redemption stock at the time the dividend access shares are redeemed.

•        Payment of Redemption Amount; Exchange of Common Stock; Procedures for Submitting Certificates (pages 67-68). As soon as practicable after the effective time of the Merger, our transfer agent, Mellon Investor Services, will mail to each record holder of our common stock at the effective time of the Merger: (i) a letter of transmittal, (ii) instructions for use in effecting the surrender of such shareholder’s common stock certificate(s) in exchange for shares of new common stock and (iii) a Form W-9 to establish available exemptions from back-up tax withholding as a result of the Redemption.

Upon a shareholder’s surrender to the transfer agent of the applicable common stock certificate(s), together with a duly executed letter of transmittal, an executed Form W-9 and any other documents that may be reasonably required by the transfer agent, the shareholder will be entitled to receive from the transfer agent: (i) cash equal to the redemption amount per share of redemption stock that the shareholder was entitled to receive as a result of the Reclassification and Redemption, (ii) the number of shares of new common stock the shareholder is entitled to receive as a result of the Reclassification and (iii) cash in lieu of fractional shares, if any, of new common stock that the shareholder is entitled to receive as a result of the Reclassification. The total redemption amounts, the shares of new common stock and any cash in lieu of fractional shares of new common stock issued to a shareholder will be delivered in full satisfaction of all of his, her or its rights relating to the shares of common stock that such shareholder held prior to the Reclassification and Redemption.

We will not issue physical stock certificates with respect to any shares of redemption stock. If the Merger is completed, each shareholder will receive the redemption amount per share of redemption stock that the shareholder is entitled to receive as a result of the Reclassification and Redemption. From and after the Redemption, no shares of redemption stock will be transferred on our stock books or be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of shares of redemption stock (except the right to receive the redemption payment without interest for each share of redemption stock) will cease with respect to the shares of redemption stock.

QUESTIONS AND ANSWERS ABOUT THE SALE OF REMEC DEFENSE & SPACE,

THE RECLASSIFICATION AND THE SPECIAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the proposed transactions and the Special Meeting. You should carefully read this entire Proxy Statement, including each of the annexes attached to this Proxy Statement.

Q:	Why am I receiving this Proxy Statement and Proxy?

A:	You are receiving this Proxy Statement and Proxy because as of the close of business on , 2005 you owned shares of our common stock. This Proxy Statement describes the issues on which we would like you, as a shareholder, to vote. It also gives you information about these issues so that you can make an informed decision.

Q:	What am I voting on?

A:	You are being asked to consider and vote on two proposals. The first proposal is to approve the sale of REMEC Defense & Space to Chelton Microwave pursuant to the Merger Agreement. The second proposal is to approve the Reclassification by authorizing a Certificate of Amendment to our existing Restated Articles of Incorporation. In the Reclassification, each outstanding share of common stock will be reclassified into a fraction of a share of new common stock and one (1) share of redemption stock. Assuming both proposals are approved and the Merger is completed, we will automatically redeem the redemption stock immediately after the effective time of the Merger.

Q:	Why are we effecting a reclassification of our common stock?

A:	The Merger Agreement provides that Chelton Microwave will pay us $260,000,000 in cash for REMEC Defense & Space, subject to certain post-closing adjustments and the assumption of certain liabilities by Chelton Microwave. We would like to distribute a substantial portion of the aggregate merger consideration to our shareholders. For tax reasons, we believe it would be more advantageous to our non-corporate shareholders if we distribute the merger consideration through a pro rata redemption of a portion of their common stock, rather than distributing the merger consideration as an ordinary dividend. Under our current Restated Articles of Incorporation, however, we presently have no ability to effect a pro rata redemption of the common stock held by our shareholders. As a result, we would like to amend our Restated Articles of Incorporation to authorize us to distribute a substantial portion of the merger consideration through a pro rata redemption, rather than a dividend. Our shareholders that are corporations will receive the same tax treatment under the distribution as a pro rata redemption as they would receive under a distribution through a dividend.

If we were to effect the distribution without a redemption of shares, each shareholder would be treated, for federal income tax purposes, as having received a dividend to the extent of our current year or accumulated earnings and profits. Because our current year earnings will include gains from the sale of REMEC Defense & Space and will not be offset by operating losses from prior years, we believe that all or most of the amount distributed would be taxable as a dividend. By effecting the distributing as a redemption, our shareholders (other than corporations) would recognize gain or loss measured by the increase or decrease in the value of the redeemed shares over the period that they held those shares and would most likely be subject to lower tax liability than if they were treated as having received a dividend.

Q:	What will happen to my shares of REMEC common stock as a result of the sale of REMEC Defense & Space and the Reclassification?

A:

If the sale of REMEC Defense & Space is completed, we intend to complete the Reclassification by filing the Certificate of Amendment with the Secretary of State of the State of California immediately prior to the effective time of the Merger. As a result of the Reclassification, you will be entitled to receive for each one (1) share of our common stock that you hold immediately prior to the Reclassification a fractional share of new common stock and one (1) share of redemption stock. The redemption stock will be automatically redeemed for cash immediately after the effective time of the Merger, so that each shareholder will ultimately receive a fractional share of new common stock and a cash payment for each one (1) share of REMEC common stock they hold immediately prior to the Reclassification. The exact fraction of a share of new common stock and the exact amount of cash payable in exchange for each share of redemption stock will depend on three factors: (i) the aggregate amount of merger consideration to be distributed in the Redemption as determined by our Board, (ii) our Market Valuation and (iii) the number of shares of our common stock outstanding immediately before the Reclassification as recorded on our stock ledger. Please refer to pages 9 and 63 of this Proxy Statement for illustrations of the fractional share amounts of new common stock and the dollar amounts per share of redemption stock that our shareholders may receive as a result of the Reclassification and Redemption.

Q:	What will REMEC shareholders receive as a result of the Redemption?

A:	We currently plan to distribute a substantial portion of the aggregate merger consideration from the sale of REMEC Defense & Space to our shareholders by redeeming the redemption stock immediately after the effective time of the Merger. Following the Special Meeting, our Board will determine the exact amount of merger consideration to be distributed to our shareholders in the Redemption based on factors relevant to our company at the time of its determination. These factors include the funds required to support our remaining commercial wireless business, such as increased working capital requirements and additional restructuring costs to improve operating efficiencies worldwide and to simplify and reduce total overhead expenses, some of which were previously absorbed by REMEC Defense & Space prior to its sale. Other factors include the condition of the end markets in which we compete, our overall business outlook and prospects and general economic and market conditions. The aggregate amount of merger consideration to be distributed in the Redemption will be no less than $150,000,000 (subject to certain limitations on our ability to make distributions to our shareholders under Section 500 of the California General Corporation Law) and no more than $200,000,000. In the Redemption, each shareholder of REMEC will be entitled to receive an amount in cash for each one (1) share of redemption stock they would be entitled to receive as a result of the Reclassification equal to: (i) the aggregate amount of merger consideration distributed in the Redemption as determined by our Board, divided by (ii) the total number of shares of redemption stock recorded on our stock ledger immediately prior to the Redemption.

Q:	Will the Redemption be taxable to REMEC shareholders?

A:	Yes. The Redemption is a taxable transaction to REMEC shareholders.

For shareholders that are not corporations, the Reclassification and the Redemption will be treated as a sale of the redeemed shares by these shareholders to us. The shareholders will recognize gain or loss from the sale of the shares to us in an amount equal to the redemption price paid for the shares and the shareholder’s basis in their shares.

For shareholders that are corporations, the Reclassification and Redemption will be treated as a distribution rather than a sale to us of the shares being redeemed. Because the transaction will not be treated as a repurchase of our shares from these shareholders for income tax purposes, the basis of the shares being redeemed will be added to and included in the basis of our shares that remain outstanding after the Reclassification and Redemption.

You should read “The Redemption—Material United States Federal Income Tax Consequences to Our Shareholders of the Reclassification and the Redemption” beginning on page 64 for a more complete discussion of the United States federal income tax consequences of the Reclassification and the Redemption. We also urge you to consult your own tax advisors to determine how the Reclassification and the Redemption will affect you under applicable federal, state, local and foreign tax laws.

Q:	When will the sale of REMEC Defense & Space be completed?

A:	The closing of the sale of REMEC Defense & Space will take place two business days after the satisfaction or waiver of the conditions contained in the Merger Agreement, or at that other time as we and the other parties to the Merger Agreement agree. We are working toward completing the sale of REMEC Defense & Space as quickly as possible. We believe that the sale of REMEC Defense & Space will be completed by April 30, 2005. However, the sale of REMEC Defense & Space cannot be completed without first receiving the approval of our shareholders as described in this Proxy Statement. In addition, (i) certain waiting periods and review periods under applicable government regulations must have expired or been terminated without the occurrence of any event that would have the effective of making the sale of REMEC Defense & Space or the other transactions contemplated under the Merger Agreement illegal, (ii) we must obtain and deliver to Chelton Microwave all consents, approvals, authorizations and permits from third-party governmental and non-governmental entities necessary for the consummation of the sale of REMEC Defense & Space and for the operation of the business of REMEC Defense & Space and (iii) at least ten days before the completion of the sale of REMEC Defense & Space, we must deliver audited consolidated financial statements of REMEC Defense & Space for the fiscal year ending January 31, 2005 and a report of our independent registered public accounting firm containing an unqualified audit opinion as to these financial statements.

Q:	Does Chelton Microwave have the financial resources to pay the aggregate consideration for the sale of REMEC Defense & Space?

A:	The aggregate consideration payable to us for the sale of REMEC Defense & Space is approximately $260,000,000 in cash. Chelton Microwave has advised us that Cobham plc, Chelton Microwave’s ultimate parent, will provide Chelton Microwave with the approximately $260,000,000 necessary to fund the aggregate merger consideration. Cobham plc will obtain such funds from its working capital, which includes funds obtained by Cobham plc under committed credit facilities provided by financial institutions in the ordinary course of business. There is no financing condition to the completion of the Merger.

Q:	Did REMEC’s Board of Directors retain financial advisors in connection with the proposed sale of REMEC Defense & Space?

A:	Yes. Our Board of Directors retained two financial advisors, Needham & Company and Jefferies Quarterdeck, in connection with the sale of REMEC Defense & Space.

Q:	Did REMEC’s Board of Directors obtain a fairness opinion from any of its financial advisors?

A:	Yes. Jefferies Quarterdeck delivered a fairness opinion to our Board of Directors in connection with its meeting to consider the proposed sale of REMEC Defense & Space.

Q:	Does REMEC’s Board of Directors recommend approval of the sale of REMEC Defense & Space and approval of the Reclassification?

A:	Yes. Our Board of Directors unanimously recommends that our shareholders vote “FOR” the approval of the sale of REMEC Defense & Space pursuant to the Merger Agreement and “FOR” the approval of the Reclassification by authorizing the Certificate of Amendment. Our Board of Directors considered many factors in deciding to recommend these proposals, including, among others, the amount of the aggregate merger consideration, the terms and conditions of the Merger Agreement, other available strategic alternatives and the opinion of Jefferies Quarterdeck.

Q:	Why am I voting on the sale of REMEC Defense & Space? Because REMEC is the sole shareholder of REMEC Defense & Space, couldn’t REMEC agree to the sale of REMEC Defense & Space without first obtaining the approval of its shareholders?

A:	You are being requested to approve the sale of REMEC Defense & Space because the sale of REMEC Defense & Space to Chelton Microwave may constitute the sale of “all or substantially all” of the assets of REMEC, Inc. as this phrase is defined in the California General Corporation Law.

Q:	What shareholder approval is required to approve (a) the sale of REMEC Defense & Space pursuant to the Merger Agreement and (b) the Reclassification?

A:	Assuming a quorum is present at the Special Meeting, the affirmative vote of the shares of our common stock representing a majority of the outstanding shares entitled to vote at the Special Meeting is required to approve the sale of REMEC Defense & Space pursuant to the Merger Agreement and to approve the Reclassification by authorizing the Certificate of Amendment.

Q:	What happens if the sale of REMEC Defense & Space is approved, but the Reclassification is not approved?

A:	If our shareholders approve the sale of REMEC Defense & Space but not the Reclassification, we intend to proceed to complete the Merger. We would not be able to file the Certificate of Amendment, however, and as a result, the Reclassification and Redemption would not occur. We would retain the merger consideration paid by Chelton Microwave and apply it to our general working capital needs. We may distribute some or all of the merger consideration we had intended to distribute to our shareholders as part of the Redemption, but it would be by way of dividend. A dividend distribution would have different tax consequences than those associated with the Redemption, as described in this Proxy Statement.

Q:	What happens if the sale of REMEC Defense & Space is not approved, but the Reclassification is approved?

A:	If the sale of REMEC Defense & Space is not approved by our shareholders, but the Reclassification is approved by our shareholders, we would not be authorized to complete the Merger, and the Merger Agreement would terminate. In addition, if we do not obtain shareholder approval of the sale of REMEC Defense & Space, we will not file the Certificate of Amendment, and the Reclassification and Redemption will not occur. Further, if the Merger Agreement is terminated due to our failure to obtain shareholder approval, and we complete the sale of REMEC Defense & Space to another third party within six months after the termination of the Merger Agreement, we may be required to pay a termination fee of $8,000,000 to Chelton Microwave under the terms of the Merger Agreement.

Q:	Am I entitled to dissenters’ rights?

A:	No. Under California law, our shareholders will not be entitled to dissenters’ rights in connection with approval of the sale of REMEC Defense & Space or the approval of the Reclassification.

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of record of shares of our common stock as of the close of business on , 2005 are entitled to vote on the sale of REMEC Defense & Space and the other transactions contemplated by the Merger Agreement, and on the proposed Reclassification through the adoption of the Certificate of Amendment.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on , 2005 at 10:00 a.m., Pacific Standard Time, at our corporate headquarters, located at 3790 Via de la Valle, Suite 311, Del Mar, California 92014.

Q:	What do I need to do now?

A:	We urge you to read this Proxy Statement carefully, including its annexes, and to consider how the sale of REMEC Defense & Space and the Reclassification will affect you. Then mark, sign, date and return the enclosed proxy in the postage-paid envelope provided, or cast your vote by telephone or via the Internet in accordance with the instructions on the enclosed proxy or the voting instruction form received from any broker, dealer, trustee, bank or other nominee that may hold your shares of our common stock on your behalf, as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy?

A:	The failure to return your proxy will have the same effect as voting against the proposals described in this Proxy Statement.

Q:	How will votes be counted at the Special Meeting?

A:	You may vote your shares of our stock “FOR,” “AGAINST” or “ABSTAIN” on each of the proposals at the Special Meeting. If you ABSTAIN from voting on any the proposals, your shares will be counted for the purpose of establishing a quorum for the Special Meeting, but it will have the same effect as a vote AGAINST the proposal.

Q:	May I vote in person?

A:	Yes. You may vote in person at the Special Meeting, rather than signing and returning your proxy, if you own shares in your own name. Provided that you bring a legal proxy from your broker, dealer, trustee, bank or other nominee and present it at the Special Meeting, you may also vote in person at the Special Meeting if your shares are held in “street name” through a broker, dealer, trustee, bank or other nominee. You may also be asked to present photo identification for admittance.

Q:	May I change my vote after I have mailed my signed proxy?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy are voted at the Special Meeting. If you own your shares in your name, you can do this in one of three ways. First, you can send a written notice of revocation to our secretary at our principal executive offices. Second, you can mark, sign, date and return a new proxy. Third, you can attend the Special Meeting and vote in person. Your attendance alone will not revoke your proxy. If you voted by telephone or via the Internet, you may also revoke your proxy by voting again by telephone or via the Internet. If you have instructed a broker, dealer, trustee, bank or other nominee to vote your shares, you must follow the directions received from the broker, dealer, trustee, bank or other nominee to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the instructions provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the proposals described in this Proxy Statement.

Q:	Who is soliciting my proxy?

A:	Our Board of Directors is soliciting your proxy. Some of our officers and other employees may also participate in soliciting proxies by mail, telephone, facsimile, personal interview or e-mail.

Q:	Will REMEC pay any commissions or other remuneration, directly or indirectly, for soliciting votes for the Special Meeting?

A:	No. We will not pay any commissions or other remuneration, directly or indirectly, to any of our officers or other employees for soliciting votes for the Special Meeting. We are required to request brokers and other nominees who hold our stock in their name to furnish our proxy materials to the beneficial ownership of our common stock. We may reimburse those brokerage firms or other nominees for their reasonable expenses in forwarding the proxy materials to those beneficial owners.

Q:	Should I send in my stock certificates now?

A:	No. If the sale of REMEC Defense & Space and the Reclassification are approved and Merger is completed, you will receive written instructions for exchanging your shares of common stock for new common stock and a payment of cash equal to the number of shares of redemption stock you are entitled to receive as a result of the Reclassification and Redemption.

Q:	Where can I learn more about REMEC?

A:	We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These Securities and Exchange Commission filings are also available to the public at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Q:	Whom should I contact if I have questions?

A:	If you would like additional copies, without charge, of this Proxy Statement or if you have questions about the sale of REMEC Defense & Space or the Reclassification, including the procedures for voting your shares, you should contact us as follows:

REMEC, Inc.

Attn: Investor Relations

3790 Via de la Valle, Suite 311

Del Mar, California 92014

(858) 505-3713

FORWARD-LOOKING STATEMENTS

Certain statements in this Proxy Statement relating to the proposals to be voted on at the Special Meeting contain or are based on “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” provisions created by those sections and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “proposed,” “plan,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import, are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation, the following risks and uncertainties:

•	not all of the conditions to the completion of the sale of REMEC Defense & Space pursuant to the Merger Agreement, including the approval of our shareholders holding a majority of the outstanding shares of common stock entitled to vote at the Special Meeting, and the receipt of necessary regulatory and governmental approvals, may be fulfilled;

•	not all of the conditions to the completion of the Reclassification and Redemption, including the approval of our shareholders holding a majority of the outstanding shares of common stock entitled to vote at the Special Meeting, and the filing of the Certificate of Amendment with the Secretary of State of the State of California, may be fulfilled;

•	if the Merger Agreement is terminated under certain circumstances outlined in the Merger Agreement, our obligation to pay a termination fee of $8,000,000 in cash to Chelton Microwave could adversely affect our business, financial condition and results of operations;

•	legislative or regulatory changes may adversely affect the businesses in which the parties to the Merger Agreement are engaged;

•	potential or actual litigation may challenge the proposed transactions;

•	general economic, financial and business conditions may make the sale of REMEC Defense & Space pursuant to the Merger Agreement and/or the Reclassification and Redemption less desirable;

•	changes in tax laws, and actions of U.S., foreign and local governments, may make the sale of REMEC Defense & Space pursuant to the Merger Agreement and/or the Reclassification and Redemption less desirable; and

•	changes in our financial condition which, if sufficiently adverse, could prevent us from redeeming the redemption stock for at least $150,000,000 in the aggregate.

Certain other risk factors are more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2004 and from time to time in our other filings with the SEC, including among others, our reports on Form 8-K and Form 10-Q.

The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement. Neither we nor REMEC Defense & Space, Inc., Chelton Microwave Corporation or Chelton RDS Acquisition Corp. undertake an obligation to publicly update any of the forward-looking statements made in this Proxy Statement, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

INFORMATION CONCERNING THE SPECIAL MEETING, VOTING AND SOLICITATION

Date, Time and Place

We will hold the Special Meeting on                                 , 2005 at 10:00 a.m., Pacific Standard Time, at our corporate headquarters, located at 3790 Via de la Valle, Suite 311, Del Mar, California 92014.

The telephone number at that address is (858) 505-3713.

Purpose of the Special Meeting

At the Special Meeting, we will ask you to (1) approve the sale of REMEC Defense & Space pursuant to the Merger Agreement and (2) approve the Reclassification by authorizing the Certificate of Amendment, as described in this Proxy Statement. You are being asked to approve the sale of REMEC Defense & Space because the sale may constitute a sale of “all or substantially all” of our assets as this phrase is defined under the California General Corporation Law. Our Board of Directors unanimously (i) approved the sale of REMEC Defense & Space and the other transactions contemplated by the Merger Agreement, (ii) approved the Reclassification by authorizing the Certificate of Amendment, (iii) declared that it is in the best interests of our shareholders that we sell REMEC Defense & Space pursuant to the terms of the Merger Agreement, (iv) declared that it is in the best interests of our shareholders that complete the Reclassification by authorizing the Certificate of Amendment, (v) recommended that our shareholders approve the sale of REMEC Defense & Space pursuant to the Merger Agreement, and (vi) recommended that our shareholders approve the Reclassification by authorizing the Certificate of Amendment.

Record Date and Shares Outstanding

Shareholders of record at the close of business on                     , 2005 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting. At the Record Date,                                      shares of our common stock were issued, outstanding and entitled to vote at the Special Meeting.

Voting; Proxies

To ensure that your vote is recorded promptly, please submit your proxy as soon as possible, even if you plan to attend the Special Meeting in person. Most shareholders have three options for submitting their proxy: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. If you have Internet access, we encourage you to record your proxy vote on the Internet. It is convenient, and it saves us significant postage and processing costs. You may revoke or change your proxy at any time before the beginning of the Special Meeting by submitting another proxy card with a later date, by voting via the Internet or by phone, or by sending a written notice of revocation to our Secretary at our principal executive offices. If you attend the Special Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Special Meeting will be counted. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you will not be able to vote in person at the Special Meeting unless you have obtained and present a proxy issued in your name from the record holder.

Regardless of the method used to submit your proxy, your shares will be voted at the Special Meeting as you direct. If you sign and return your proxy card (or vote via the Internet or by phone) without providing voting directions, your shares will be voted as recommended by our Board. The persons appointed proxies to vote at the Special Meeting may vote or act in accordance with their judgment on any other matters properly presented for action at the Special Meeting and at any adjournments of the meeting.

Each share of our common stock outstanding on the Record Date is entitled to one vote on each proposal or item that comes before the Special Meeting.

Voting Electronically via the Internet or by Telephone

Shareholders whose shares are registered in their own names may vote either via the Internet or by telephone. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm offers Internet and telephone voting, your proxy card will provide specific instructions. If your proxy card does not reference Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

Electronic Delivery of REMEC Shareholder Communications

If you received your Special Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive our shareholder communications via electronic delivery. With electronic delivery, you will be notified as soon as our Proxy Statement is available on the Internet, and you can easily submit your proxy votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. Your electronic delivery enrollment will be effective until you cancel it.

•	If you are a registered holder (you hold your shares of our common stock in your own name through our transfer agent, Mellon Investor Services, LLC, or you have stock certificates), visit www.melloninvestor.com/isd or www.eProxy.com/remc to enroll in electronic delivery.

•	If you are a beneficial holder (your shares are held by a brokerage firm or bank), follow the instructions on your proxy card or contact your brokerage firm or bank to enroll in electronic delivery.

Solicitation

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation materials furnished to shareholders by us. Certain of our directors, officers and other employees, without commission or other remuneration, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise. Some of these directors, executive officers and employees may have interests in the sale of REMEC Defense & Space pursuant to the Merger Agreement that are different from, or in addition to, the interests of our shareholders generally. See the section entitled “The Sale of REMEC Defense & Space — Interests of Our Directors, Executive Officers and Employees in the Sale of REMEC Defense & Space” under Proposal One. We are required to request that brokers and nominees who hold stock in their name furnish our proxy material to the beneficial owners of our shares and must reimburse these brokers and nominees for the expenses of doing so in accordance with certain statutory fee schedules. See “Electronic Delivery of REMEC Shareholder Communications” for information on how you can help us reduce printing and mailing costs.

Quorum, Abstentions and Broker Non-Votes

The presence at the Special Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business. Abstentions and shares held by brokers that are present in person or represented by proxy but that are not voted because the brokers were prohibited from exercising discretionary authority (“broker non-votes”) will be counted for the purpose of determining whether a quorum is present for the transaction of business. Assuming a quorum is present, the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting is required to (1) approve the sale of REMEC Defense &

Space pursuant to the Merger Agreement and (2) approve the Reclassification by authorizing the Certificate of Amendment. Abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes does not constitute a majority. All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. “Householding” means that only one copy of this Proxy Statement may have been sent to a household shared by multiple shareholders unless the nominee received contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of this Proxy Statement to any shareholder at a shared address to which a single copy of the document was delivered. All requests should be made to: REMEC, Inc., 3790 Via de la Valle, Suite 311, Del Mar, California 92014, Attention: Secretary.

Information in Proxy Statement

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement unless the information is expressly provided as of another date.

Chelton Microwave has supplied all information in this Proxy Statement relating to itself and to Chelton Ltd., Cobham plc and Chelton RDS Acquisition Corp. We have supplied all other information contained in this Proxy Statement, including all information relating to us and REMEC Defense & Space, Inc.

PROPOSAL ONE:

APPROVAL OF THE SALE OF REMEC DEFENSE & SPACE

The first proposal is to approve a sale of our wholly-owned subsidiary, REMEC Defense & Space, Inc., to Chelton Microwave Corporation. The sale of REMEC Defense & Space will be made pursuant to a Merger Agreement dated December 20, 2004 by and among us, REMEC Defense & Space, Chelton Microwave and Chelton RDS Acquisition Corp., a wholly-owned subsidiary of Chelton Microwave, or Merger Sub. The Merger Agreement provides that Merger Sub will be merged with and into REMEC Defense & Space, with REMEC Defense & Space surviving as a wholly-owned subsidiary of Chelton Microwave. You are being asked to approve the sale of REMEC Defense & Space to Chelton Microwave because the sale may constitute a sale of “all or substantially all” of our assets as this phrase is defined under the California General Corporation Law. Our Board of Directors unanimously determined that the sale of REMEC Defense & Space to Chelton Microwave is in the best interests of us and our shareholders, and recommends that our shareholders vote “FOR” the approval of the sale of REMEC Defense & Space pursuant to the Merger Agreement.

THE SALE OF REMEC DEFENSE & SPACE

The Companies

REMEC, Inc.

We were incorporated in California in 1983. Our principal executive offices are located at 3790 Via de la Valle, Del Mar, California 92014, and the telephone number for that location is (858) 505-3713. We design, manufacture and sell high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Our products are designed to improve the capacity, efficiency, quality and reliability of wireless communications infrastructure equipment. We manufacture products that operate at the full range of frequencies currently used in wireless communications transmission, including radio frequencies, or “RF,” microwave frequencies and millimeter wave frequencies. Our common stock trades on the Nasdaq National Market under the symbol “REMC.”

REMEC Defense & Space, Inc.

REMEC Defense & Space, Inc., our wholly-owned subsidiary, was originally incorporated in California in 1998 under the name REMEC Microwave, Inc. REMEC Defense & Space’s executive offices are located at 3790 Via de la Valle, Del Mar, California, 92014, and the telephone number for that location is (858) 505-3713. REMEC Defense & Space develops and manufactures wireless communications equipment used in the defense industry, including communications equipment integrated into electronic systems for tactical aircraft, ships, ground systems, satellites, missile systems and smart weapons. REMEC Defense & Space has one subsidiary, REMEC Mexico, S.A. de C.V., a Mexican stock corporation (“REMEC Mexico”). REMEC Defense & Space holds 999 shares of REMEC Mexico’s Series B stock, and we hold the remaining one share of REMEC Mexico’s Series B stock. Where applicable, references to REMEC Defense & Space throughout this Proxy Statement include REMEC Mexico.

Chelton Microwave Corporation

Chelton Microwave Corporation was incorporated in Massachusetts in 1994. Chelton Microwave’s principal executive offices are located at 58 Main Street, Route 117, Bolton, Massachusetts, 01740, and the telephone number for that location is (978) 779-6963. Chelton Microwave is a holding company which, through its subsidiaries, designs, manufactures and sells microwave communication subsystems for use on both military and commercial aerospace applications, including electronic warfare systems, missile guidance, voice and data transmission and air traffic control. Chelton Microwave is an affiliate of Chelton, Ltd. Both Chelton Microwave and Chelton Ltd. are subsidiaries of Cobham plc, a publicly traded United Kingdom aerospace and defense company.

Chelton RDS Acquisition Corporation

Chelton RDS Acquisition Corporation was formed in December 2004 for the specific purpose of being a party to the Merger. It conducts no other business, and its existence will cease at the effective time of the Merger.

Background of the Sale of REMEC Defense & Space

In early March 2004, members of our management received an unsolicited request from Chelton Microwave to hold a meeting to discuss a possible business transaction between the respective companies. Based on this request, members of our management and members of the management of Chelton Microwave held an introductory meeting on March 16, 2004 at our facilities in San Diego, California.

On May 10, 2004 and June 9, 2004, members of our management and members of the management of Chelton Microwave engaged in further discussions, during which Chelton Microwave expressed an interest in a potential acquisition of REMEC Defense & Space.

On August 17, 2004, members of our management met with members of the management of Chelton Microwave in San Diego, California to further discuss Chelton Microwave’s interest in acquiring REMEC Defense & Space. Our management informed Chelton Microwave that we did not intend at that time to sell REMEC Defense & Space. Representatives from Chelton Microwave indicated, however, that they intended to submit an unsolicited offer to acquire REMEC Defense & Space.

On August 19, 2004, we entered into a Non-Disclosure Agreement with Chelton Microwave.

On September 13, 2004, Chelton Microwave made an initial written offer for the acquisition of REMEC Defense & Space, which we presented to our Board at a Board meeting held on September 16, 2004. At this meeting, our Board determined not to accept Chelton Microwave’s offer. The Board, however, did direct our management to engage one or more investment banking firms to contact other potential strategic acquirers, to ascertain their interest in acquiring REMEC Defense & Space and to determine the market value of the operations of REMEC Defense & Space. Following this Board meeting, we informed Chelton Microwave of our Board’s decision not to accept its offer and to retain financial advisors to explore a potential sale of REMEC Defense & Space.

On September 28, 2004 and October 5, 2004, we engaged Needham & Company, Inc. and Jefferies Quarterdeck, respectively, to act as our financial advisors regarding the potential sale of REMEC Defense & Space. We selected Needham & Company to advise us in connection with the transaction because Needham & Company had advised us on strategic alternatives for our company as a whole since 1995, and because of its familiarity with our business. We selected Jefferies Quarterdeck to advise us in connection with the sale of REMEC Defense & Space because of its experience with companies in the defense business. In September and October of 2004, our financial advisors contacted nineteen parties that our financial advisors and our management believed might have an interest in pursuing an acquisition of REMEC Defense & Space. Of those nineteen parties contacted, eleven (including Chelton Microwave) indicated that they had an interest in bidding on REMEC Defense & Space and requested additional information from us. We entered into non-disclosure agreements with each of these parties.

After reviewing the additional information that we provided, nine parties (including Chelton Microwave) submitted preliminary, non-binding indications of interest for the acquisition of REMEC Defense & Space. Our management analyzed and evaluated each of these indications of interest. Based on our management’s analysis, we decided to pursue further discussions with six of the nine parties (including Chelton Microwave) who submitted indications of interest. We discontinued further efforts to negotiate a transaction with three of the nine parties because we believed that they would not offer an acceptable price for REMEC Defense & Space or would propose terms and conditions that would not be in the best interests of us and our shareholders.

During October 2004, each of the remaining six potential buyers attended separate management presentations on REMEC Defense & Space at our facilities in San Diego, California. Each of these potential buyers also commenced due diligence investigations of REMEC Defense & Space. Chelton Microwave conducted an initial due diligence investigation of REMEC Defense & Space on October 20, 2004, and its representatives attended a management presentation on October 21, 2004.

On November 3 and 4, 2004, we received final indications of interest from five of the six parties (including Chelton Microwave) who had attended management presentations and conducted due diligence. Our management analyzed and evaluated each of these final indications of interest. The aggregate purchase price offered by the prospective acquirers under these five indications of interest ranged from $220,000,000 to $260,000,000 subject, in each case other than Chelton Microwave’s, to a working capital adjustment. In two of the indications of interest, payment of the aggregate purchase price was subject to a financing condition on the part of the prospective acquirer. Each of the five indications of interest provided for a termination fee payable by us to the acquirer under certain circumstances. These termination fees ranged from 2.5% to 5.0% of the aggregate merger consideration. At a Board meeting held on November 5, 2004, our management presented the results of its analysis and evaluation to our Board. Representatives of Needham & Company, Jefferies Quarterdeck and Heller Ehrman White & McAuliffe LLP, our outside legal counsel, attended this Board meeting and responded to questions asked by our Board. At the meeting, the Board selected Chelton Microwave’s indication of interest and authorized us to enter into negotiations with Chelton Microwave for the sale of REMEC Defense & Space. Our Board selected Chelton Microwave’s indication of interest because the Board determined that it represented the most favorable terms to us and our shareholders, including with respect to price, closing certainty, closing speed and regulatory considerations.

From November 15, 2004 through December 9, 2004, Chelton Microwave and its representatives conducted further due diligence on REMEC Defense & Space, including visits to REMEC Mexico in Tijuana, Mexico and the REMEC MMIC operation in Richardson, Texas. In addition, Chelton Microwave and its representatives, including three executive board members of Cobham plc, visited the operations of REMEC Defense & Space in San Diego, California. During the same period, we and our financial and legal advisors negotiated the terms of the Merger Agreement and other agreements relating to the proposed sale of REMEC Defense & Space. In particular, we held extensive discussions with Chelton Microwave and its representatives regarding the structure of the proposed transaction, the scope of the representations and warranties, the expiration of the representations and warranties at the effective time of the Merger and post-closing adjustments to the merger consideration as a result of changes in the non-trading intercompany accounts maintained between us and REMEC Defense & Space.

On November 24, 2004, we amended our engagement letter with Jefferies Quarterdeck to provide for the delivery of a fairness opinion by Jefferies Quarterdeck regarding the proposed sale of REMEC Defense & Space.

On December 9, 2004, Chelton Microwave submitted a revised version of the Merger Agreement for review by our Board of Directors as a written offer for REMEC Defense & Space. On December 10, 2004, our Board of Directors convened a meeting to review the Merger Agreement submitted by Chelton Microwave. Representatives of Needham & Company, Jefferies Quarterdeck and Heller Ehrman White & McAuliffe LLP attended this Board meeting and responded to questions asked by our Board. At this meeting, representatives of Jefferies Quarterdeck presented its financial analysis of the consideration provided for in the proposed sale of REMEC Defense & Space, after which it delivered to our Board of Directors an oral opinion (which opinion was subsequently confirmed in writing) to the effect that, as of the date of the opinion, and subject to the assumptions, limitations and qualifications contained in the opinion, the consideration provided for in the sale of REMEC Defense & Space as proposed was fair to us from a financial point of view. After discussing the proposed Merger Agreement and Jefferies Quarterdeck’s presentation, our Board of Directors unanimously determined that the proposed sale of REMEC Defense & Space pursuant to the Merger Agreement was in the best interests of us and our shareholders, unanimously approved the sale of REMEC Defense & Space to Chelton Microwave on the terms set forth in the Merger Agreement and the other transactions contemplated under the Merger Agreement, and further authorized our management to execute the Merger Agreement and any related agreements on our behalf.

From December 11, 2004 to December 19, 2004, we and our financial and legal advisors and Chelton Microwave and its financial and legal advisors finalized the Merger Agreement and the related schedules thereto. We entered into the Merger Agreement with Chelton Microwave on December 20, 2004, and on December 21, 2004, we and Chelton Microwave jointly issued a press release announcing the proposed transaction.

Our Board approved a form of change of control agreement applicable to certain employees, including Jack A. Giles, the President of REMEC Defense & Space, in September 2001, which was superseded by a revised form of change of control agreement approved in October 2002. Beginning in September 2004, our management recommended to our Board of Directors that certain key employees of us and REMEC Defense & Space, including Mr. Giles, be provided with additional incentives to assist us in the completion of a potential sale of REMEC Defense & Space. As a result of these recommendations, we engaged in negotiations with Mr. Giles regarding his change of control arrangement with us. These negotiations resulted in our entry into a new change of control and transition agreement with Mr. Giles on November 9, 2004. The new agreement supersedes and revises the prior change of control agreements to include a sale of all or substantially all of the assets of REMEC Defense & Space in the definition of a “change of control” for purposes of determining the circumstances under which Mr. Giles would be entitled to receive change of control benefits, and to provide for the acceleration of Mr. Giles’ options upon a change of control regardless of whether his employment is terminated in connection with the change of control.

Our Plans Following Completion of the Sale of REMEC Defense & Space

Initially, we currently intend to distribute a substantial portion of the proceeds from the sale of REMEC Defense & Space to our shareholders by redeeming the redemption stock to be issued as part of the Reclassification, as described in Proposal Two below.

We will continue to focus and accelerate our efforts to improve the operating results of our remaining wireless systems business. These actions will include streamlining our operations from both a production and a technical support perspective worldwide. In addition, the sale of REMEC Defense & Space will require the simplification and restructuring of our overhead and support structure commensurate with the requirements of our wireless systems business.

We also intend to continue our efforts to maximize shareholder value by exploring our strategic alternatives, including other business combinations, sales of individual business units and/or the sale of the remainder of our company. Our Board of Directors has retained Needham & Company to assist it in identifying strategic alternatives and evaluating whether any potential strategic alternatives would enhance shareholder value. There can be no assurance, however, that we will be able to successfully identify or complete any strategic alternatives on favorable terms, or at all, or that the proceeds from the sale of REMEC Defense & Space, together with the proceeds from sale(s) of other business units and/or the sale of the remainder of our company, would at least equal our existing or future market valuation.

Our wireless systems business develops and manufactures high frequency subsystems used in the transmission of voice, video and data traffic over fixed access and mobile wireless communication networks. We offer a broad line of products that cover the entire frequency spectrum for wireless communications, including RF, microwave frequencies and millimeter wave frequencies. By offering products that cover the entire frequency spectrum, we are able to address opportunities in the worldwide commercial wireless communications market. We sell our wireless systems products primarily to original equipment manufacturers, or “OEMs,” which in turn integrate our products into wireless infrastructure equipment solutions sold to network service providers. In addition, we also sell certain niche products directly to network service providers.

The demand for our wireless systems products has been affected in the past, and may continue to be affected in the future, by various factors, including, but not limited to, the following:

•	the economic and market conditions in our markets and excess industry capacity in commercial wireless markets;

•	the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory;

•	our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner;

•	the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; and

•	the rate at which our present and future customers and end-users adopt our products and technologies in our target markets.

In addition, we have experienced significant pricing pressures as a result of excess capacity in the end markets for our wireless systems products. We believe these pricing conditions will continue for sometime and we cannot predict when or if they will improve.

We believe that the additional funds (after deducting the funds distributed in the Redemption, tax and other transaction costs) that we will generate from the sale of REMEC Defense & Space, together with our pre-existing cash and short-term investments, will enable us to finance our operations over time while we implement additional restructuring to achieve profitability in our wireless systems business. In addition, we will continue to review our cost structure and make adjustments over time to align our overhead spending with our revenue levels. We cannot assure you, however, that our wireless systems business will become profitable in the near term following the proposed sale of REMEC Defense & Space, or at all. If we are unable to improve the operations of our wireless systems business, we may face liquidity constraints in the future that could force us to borrow funds from third parties, agree to be acquired by a third party on terms that are not favorable to our shareholders or discontinue further operations.

Our Reasons for the Sale of REMEC Defense & Space

Our Board of Directors determined that the sale of REMEC Defense & Space is in the best interests of us and our shareholders after considering a number of positive and negative factors. The positive factors that our Board of Directors considered included the following:

•	The sale of REMEC Defense & Space will enable us to realize immediately the value of our defense and space business in cash, thereby enabling us to implement the Reclassification and Redemption, whereby we currently intend to distribute a substantial portion of the proceeds from the sale of REMEC Defense & Space to our shareholders.

•	After conducting an extensive market check, and conducting a bid process, Chelton Microwave’s offer to acquire REMEC Defense & Space represented the most favorable terms to us and our shareholders, including with respect to price, closing certainty, closing speed and regulatory considerations.

•	Chelton Microwave has a good reputation as an employer, which our Board of Directors determined to be an important factor for the employees who would be transitioning to Chelton Microwave in connection with the proposed Merger.

•	Jefferies Quarterdeck delivered an opinion regarding the fairness to us as of the date of the opinion, from a financial point of view, of the consideration that we would receive in the sale of REMEC Defense & Space, which is described more fully below under the caption “—Opinion of Jefferies Quarterdeck Relating to the Sale of REMEC Defense & Space.”

Our Board of Directors also considered a number of potentially negative factors in its deliberations concerning the sale of REMEC Defense & Space, including the following:

•	If we complete the sale of REMEC Defense & Space, our wireless systems business will represent substantially all of our business. As a result, our net sales for the foreseeable future will be substantially lower than they are currently. Moreover, to date, our wireless systems business has incurred significant operating losses.

•	We will be responsible for a post-closing adjustment, which may have the effect of reducing the merger consideration paid by Chelton Microwave to us in the sale of REMEC Defense & Space.

•	The sale of REMEC Defense & Space is conditioned upon a number of factors including approval by our shareholders, certain regulatory approvals and the receipt of certain third-party consents. If we are unable to satisfy these conditions and fail to complete the sale of REMEC Defense & Space as a result, our business and results of operations may suffer because our customers and our employees may question our commitment to our defense and space business.

•	Under the terms of the Merger Agreement, we are not permitted to solicit other offers to acquire REMEC Defense & Space. In addition, if we receive an offer that is superior to the proposed sale pursuant to the Merger Agreement, we may not accept it unless we pay Chelton Microwave $8,000,000 in cash as a termination fee. In addition, we may be required to pay Chelton Microwave an $8,000,000 fee if our Board of Directors simply withdraws its recommendation in favor of the sale of REMEC Defense & Space, or if our shareholders fail to approve the sale of REMEC Defense & Space after we have received a competing offer from a third party (but only if we execute an agreement with a third party within six months of termination and complete the transaction with the third party). These arrangements could discourage third parties from expressing interest in REMEC Defense & Space, even at a higher price than Chelton Microwave has agreed to pay us for it.

•	The sale of REMEC Defense & Space will be a taxable transaction to us.

Our Board of Directors believed that certain of these negative factors were unlikely to occur or unlikely to have a material impact on us, while others could be avoided or mitigated by us, and that overall, the risks associated with the sale of REMEC Defense & Space were outweighed by the potential benefits of the transaction.

The foregoing discussion of information and factors considered by our Board of Directors is not intended to be all-inclusive. In view of the wide variety of factors considered, our Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, our Board of Directors unanimously determined that the sale of REMEC Defense & Space is in the best interests of us and our shareholders and that we should proceed with the sale of REMEC Defense & Space.

Our Financial Advisors

We retained Needham & Company, Inc. under an engagement letter dated September 28, 2004 and Jefferies Quarterdeck under an engagement letter dated October 5, 2004, as amended on November 24, 2004, to act as financial advisors to us regarding the sale of our defense and space business. We engaged Needham & Company to advise us on the sale of our defense and space business because Needham & Company has advised us on strategic alternatives for our company as a whole since 1995, and it is familiar with our business operations and overall strategic goals. Needham & Company also has substantial middle-market merger and acquisition experience. We engaged Jefferies Quarterdeck to advise us on the transaction because of Jefferies Quarterdeck’s substantial merger and acquisition experience in the aerospace, defense and government services markets, its familiarity with the prospective acquirers of REMEC Defense & Space and its expertise in the defense electronics industry in particular. Pursuant to Jefferies Quarterdeck’s engagement letter, as amended, we also retained Jefferies Quarterdeck to render its written opinion to our Board of Directors as to whether, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained in the opinion, the consideration to be received by us in the Merger was fair to us, from a financial point of view. Pursuant to the terms of their respective engagement letters, both Needham & Company and Jefferies Quarterdeck assisted us in soliciting expressions of interest in purchasing REMEC Defense & Space, responding to due diligence requests from interested parties, analyzing the expressions of interest we received and negotiating the terms of the Merger Agreement.

Pursuant to the terms of Needham & Company’s engagement letter, Needham & Company will be entitled to receive a transaction fee of up to approximately $1,560,000, contingent upon the completion of the Merger within the time period prescribed in the engagement letter. In addition, Needham & Company previously received a fee of $400,000 from us upon the announcement to the public of our execution of the Merger Agreement on December 20, 2004, which fee will be credited against the transaction fee. The engagement letter also provides for the payment by us to Needham & Company of 25% of any break-up, termination or similar fees that we receive as a result of a failure to complete the Merger, against which the $400,000 fee that we previously paid in connection with the public announcement of the Merger Agreement would be credited. The terms of Needham & Company’s engagement letter, which are customary in transactions of this nature, were negotiated at arm’s length between Needham & Company and us. We have also agreed to reimburse Needham & Company for its reasonable out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Needham & Company and certain related persons against any losses and expenses based upon or arising out of its engagement, unless such losses and expenses are finally judicially determined to have resulted primarily and directly from Needham & Company’s gross negligence or willful misconduct.

Pursuant to the terms of Jefferies Quarterdeck’s engagement letter, Jefferies Quarterdeck received a fee of $400,000 from us for rendering its opinion and making the presentation to our Board of Directors described below. This fee was not contingent upon the results of the Merger or the completion of any transaction involving us. Separately, Jefferies Quarterdeck will be entitled to receive a transaction fee of approximately $1,475,000, contingent upon the completion of the Merger. In addition, Jefferies Quarterdeck has already received a $75,000 advisory fee from us, which will be credited against the transaction fee. The terms of Jefferies Quarterdeck’s engagement letter, which are customary in transactions of this nature, were negotiated at arm’s length between Jefferies Quarterdeck and us. In addition, we have agreed to reimburse Jefferies Quarterdeck for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Jefferies Quarterdeck and certain related persons against any liabilities and expenses arising out of or in conjunction with its rendering of services pursuant to its engagement, unless such liabilities and expenses are finally judicially determined to have resulted solely from Jefferies Quarterdeck’s gross negligence or willful misconduct.

Opinion of Jefferies Quarterdeck Relating to the Sale of REMEC Defense & Space

Our Board of Directors retained Jefferies Quarterdeck to render its opinion on the fairness of the proposed sale of REMEC Defense & Space pursuant to the Merger Agreement. As part of its investment banking business, Jefferies Quarterdeck is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and related transactions and valuations for corporate and other purposes in the aerospace, defense and government services markets.

The consideration was determined in arm’s-length negotiations between Chelton Microwave and us. Pursuant to Jefferies Quarterdeck’s engagement letter, Jefferies Quarterdeck was not retained for the purpose of making a recommendation, nor did it make a recommendation, as to the amount of consideration to be paid in the transaction. We imposed no restrictions or limitations upon Jefferies Quarterdeck with respect to the investigations made or the procedures followed by Jefferies Quarterdeck in rendering its opinion.

On December 10, 2004 our Board of Directors met to review the proposed transaction. During this meeting, Jefferies Quarterdeck reviewed with our Board of Directors certain financial analyses, as described below. At the meeting, Jefferies Quarterdeck rendered to our Board of Directors its oral opinion, subsequently confirmed by delivery of a written opinion, dated as of December 10, 2004, that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained in the opinion, the consideration to be received by us in the Merger was fair to us, from a financial point of view.

The full text of Jefferies Quarterdeck’s opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies Quarterdeck in rendering its opinion is attached as Annex B to this Proxy Statement and is incorporated herein by reference in its entirety. You are urged to, and you should, read the Jefferies Quarterdeck opinion carefully and in its entirety. The summary of the Jefferies Quarterdeck opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the Jefferies Quarterdeck opinion.

Jefferies Quarterdeck’s opinion was provided for the benefit and use of our Board of Directors in connection with its consideration of the transaction. The Jefferies Quarterdeck opinion addresses only the fairness to us, from a financial point of view, of the consideration to be received by us pursuant to the Merger Agreement. The opinion does not address the merits of our entering into the Merger Agreement as compared to any alternative business transaction or strategy that might have been available to us nor does it address our underlying business decision to effect the transaction, nor does it address the tax consequences to us arising from the transaction and it does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the transaction. Further, the opinion addresses only the fairness as of the date of the opinion of the consideration to be received by us from a financial point of view and does not address any other aspect of the transaction. The opinion does not address the value of our company or our viability as a going concern after the consummation of the transaction. In addition, Jefferies Quarterdeck did not opine as to the market value or the prices at which any of our securities may trade at any time in the future.

Jefferies Quarterdeck’s opinion spoke only as of the date it was rendered, was based on the economic, market and other conditions as they existed and information with which it was supplied as of such date and was without regard to any market, economic, financial, legal, tax or other circumstances or event of any kind or nature which might exist or occur after such date. Unless otherwise noted, all of Jefferies Quarterdeck’s analyses were performed based on market information available as of December 9, 2004.

In connection with its opinion, Jefferies Quarterdeck, among other things:

•	Reviewed a draft Merger Agreement dated as of December 9, 2004 and participated in certain negotiations with Chelton Microwave;

•	Reviewed certain financial and other information about REMEC Defense & Space that was publicly available or provided to Jefferies Quarterdeck by us and/or REMEC Defense & Space;

•	Reviewed certain internal financial and operating information, including financial forecasts and projections for REMEC Defense & Space on a stand-alone basis that were provided to Jefferies Quarterdeck by us and/or REMEC Defense & Space, taking into account (a) the growth prospects of REMEC Defense & Space and the various market segments in which it competes, (b) REMEC Defense & Space’s historical and current fiscal year financial performance, (c) REMEC Defense & Space’s forecasts going forward and its ability to meet them, and (d) certain of REMEC Defense & Space’s contracts and their effects on its business;

•	Met with our and REMEC Defense & Space’s management regarding REMEC Defense & Space’s prospects and financial outlook and the operating plans of REMEC Defense & Space, and held discussions with our and REMEC Defense & Space’s management concerning the impact of the economy, including the current economic environment, on REMEC Defense & Space and its prospects and REMEC Defense & Space’s industry generally;

•	Reviewed the valuation in the public market of companies in lines of business that Jefferies Quarterdeck deemed similar to that of REMEC Defense & Space in market, services offered and/or size;

•	Reviewed public information with respect to recent acquisition transactions that Jefferies Quarterdeck deemed comparable to the proposed Merger;

•	Performed a discounted cash flow analysis to analyze the present value of the future cash flow streams that our management and the management of REMEC Defense & Space have indicated they expect REMEC Defense & Space to generate;

•	Performed a leveraged buyout analysis to value REMEC Defense & Space as if a financial sponsor purchased REMEC Defense & Space in a leveraged buyout transaction;

•	Marketed REMEC Defense & Space to potential buyers; and

•	Evaluated and assessed all indications of interest in REMEC Defense & Space received from third parties.

In connection with its review, Jefferies Quarterdeck did not assume any responsibility for independent verification of any of the financial information, forecasts and other information provided to it by us and REMEC Defense & Space or that was publicly available to it and its opinion is expressly conditioned on such information being complete, accurate and fair in all respects. With respect to the financial information, financial forecasts and other information with respect to REMEC Defense & Space, including any adjustments thereto, that Jefferies Quarterdeck reviewed, Jefferies Quarterdeck was advised, and assumed, that such forecasts and such other information were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our and REMEC Defense & Space’s respective management teams as to the future financial performance of REMEC Defense & Space. Jefferies Quarterdeck was not requested to make, and did not make, an independent evaluation or appraisal of assets or liabilities of REMEC Defense & Space (contingent or otherwise) or conduct a comprehensive physical inspection of any of the assets of REMEC Defense & Space, nor was Jefferies Quarterdeck furnished with any such evaluations or appraisals or reports of such physical inspections, nor has Jefferies Quarterdeck assumed any responsibility to obtain any such evaluations, appraisals or reports. Jefferies Quarterdeck relied on advice of our legal counsel and independent accountants as to all legal, tax and financial reporting matters with respect to REMEC Defense & Space and the Merger Agreement and did not make any independent assessment of such matters. The Jefferies Quarterdeck opinion necessarily is based upon information available to Jefferies Quarterdeck as of the date of the opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. In addition, Jefferies Quarterdeck assumed that the transaction would be consummated upon the terms set forth in the Merger Agreement without material alteration thereof. Jefferies Quarterdeck assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of its covenants and agreements under the Merger Agreement and that all conditions to the consummation of the transaction would be satisfied without waiver; that there would be no post-closing adjustments to the purchase price; and all material assets and liabilities of REMEC Defense & Space were as set forth in the financial statements we provided to Jefferies Quarterdeck.

In preparing its opinion to our Board of Directors, Jefferies Quarterdeck performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Jefferies Quarterdeck believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion. No company or transaction used in the analysis performed by Jefferies Quarterdeck as a comparison is identical to REMEC Defense & Space or to the proposed Merger. In addition, Jefferies Quarterdeck may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies Quarterdeck’s view of the actual value of REMEC Defense & Space. In performing its analyses, Jefferies Quarterdeck made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control and the control of REMEC Defense & Space. Any estimates contained in analyses performed by Jefferies Quarterdeck are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than that suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Jefferies Quarterdeck’s analysis of the fairness as of the date of the opinion, from a financial point of view, of the consideration to be received by us in the Merger and were provided for the use of our Board of Directors in connection with the delivery of the Jefferies Quarterdeck opinion.

The following is a brief summary of the material analyses performed by Jefferies Quarterdeck in connection with the preparation of its opinion, and presented to our Board of Directors at its meeting held on December 10, 2004. References to revenue, EBIT and EBITDA (as defined below) of REMEC Defense & Space refer to such items derived from the historical and projected financial results of our defense and space business, as adjusted by our and REMEC Defense & Space’s managements to reflect their estimates of the direct and indirect costs of operating REMEC Defense & Space on a stand-alone basis, which we refer to above and which were provided to Jefferies Quarterdeck by management. Certain of the summaries of the financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Jefferies Quarterdeck, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Comparable Company Analysis

To provide contextual data and comparative market information, Jefferies Quarterdeck compared our selected historical operating and financial ratios to certain publicly traded firms that participate predominantly, or in part, in the defense electronics industry (the “Comparable Company Analysis”). These comparable companies consisted of:

•	Anaren, Inc.;

•	Crane Co.;

•	Comtech Telecommunications Corp.;

•	DRS Technologies, Inc.;

•	EDO Corporation;

•	Herley Industries; and

•	Teledyne Technologies Incorporated.

In conducting its analysis, Jefferies Quarterdeck compared, among other things, the enterprise value of REMEC Defense & Space implied by the consideration, consisting of $260 million in cash (subject to certain adjustments and the assumption of certain liabilities by Chelton Microwave) (the “Transaction Consideration”), expressed as a multiple of our projected fiscal year (“FY”) revenue; earnings before interest, taxes, depreciation and amortization (also referred to as “EBITDA”); and earnings before interest and taxes (also referred to as “EBIT”) for January 31, 2005. Jefferies Quarterdeck then compared these multiples to the respective trimmed mean, low, mean, median and high enterprise value multiples of the comparable companies implied by the public trading value of their common stock. The trimmed means were calculated by excluding the highest and lowest values for the comparable companies. Jefferies Quarterdeck reviewed information as of December 9, 2004, for the calendar year (“CY”) 2004 to calculate specified financial and operating information (as adjusted for one time or unusual items that were publicly disclosed), market values and trading multiples (as described below), and then compared the projected financial and operating information of REMEC Defense & Space for January 31, 2005, with the corresponding financial and operating information, market values and multiples of the comparable companies. Due to the fact that REMEC Defense & Space operates on a January 31 fiscal year end basis, and we provided projections to Jefferies Quarterdeck on a fiscal year basis only, Jefferies Quarterdeck utilized CY 2004 and CY 2005 financial measures for the comparable companies as the appropriate comparable information for REMEC Defense & Space’s FY 2005 and FY 2006 projected figures, respectively.

Although Jefferies Quarterdeck used these companies for comparative purposes, no company utilized in the Comparable Company Analysis is identical to REMEC Defense & Space. Accordingly, consideration of the results of the Comparable Company Analysis cannot be limited to a quantitative review of the mathematical analysis, such as determining the average or median, and involves complex considerations and judgments concerning differences in industry performance, general business, economic, market and financial conditions and other matters concerning the companies as well as REMEC Defense & Space.

Enterprise Value as a Multiple of:	Financial Metric(1)	Implied Transaction Multiples		Trimmed Mean		Low		Mean		Median		High
CY 2004 Revenue	$100,000	2.6	x	1.5	x	1.0	x	1.5	x	1.3	x	2.1	x
CY 2004 EBITDA	21,624	12.0		10.2		8.4		10.3		9.9		12.7
CY 2004 EBIT	16,834	15.4		13.4		10.5		14.1		12.8		21
CY 2005 Revenue	115,000	2.3		1.3		1.0		1.4		1.2		2
CY 2005 EBITDA	25,087	10.4		8.9		7.5		9.1		8.8		11.5
CY 2005 EBIT	19,587	13.3		11.6		9.4		12.2		11.3		18.4

(1) Numbers listed opposite the CY 2004 and CY 2005 metrics respectively represent REMEC Defense & Space’s FY 2005 and FY 2006 projected figures provided by our and REMEC Defense & Space’s managements. References to revenue, EBITDA and EBIT of REMEC Defense & Space refer to such items derived from the historical and projected financial results of REMEC Defense & Space, as adjusted by our and REMEC Defense & Space’s managements to reflect their estimates of the direct and indirect costs of operating REMEC Defense & Space on a stand-alone basis, which we refer to above and which were provided to Jefferies Quarterdeck by our and REMEC Defense & Space’s managements.

Jefferies Quarterdeck selected a valuation multiple range between 9.7x and 10.7x enterprise value to CY 2004 EBITDA, representing a range of +/- 0.5x from the trimmed mean multiple of enterprise value to CY 2004 EBITDA of the companies used for the Comparable Company Analysis, which when applied to REMEC Defense & Space’s FY 2005 EBITDA resulted in an implied valuation range of $209.8 million to $231.4 million.

Precedent Transactions Analysis

Using publicly available information, Jefferies Quarterdeck reviewed the implied transaction multiples of REMEC Defense & Space relative to the corresponding multiples of ten precedent transactions from May 2003 through November 2004 in the defense electronics industry, each of which had enterprise values approximately corresponding to the enterprise value of REMEC Defense & Space implied by the consideration to be received by us in the Merger (the “Precedent Transactions Analysis”). No transaction utilized as a comparison in the Precedent Transactions Analysis is identical to the Merger. Accordingly, consideration of the results cannot be limited to a quantitative review of the mathematical analysis, such as determining the mean or median, and involves complex considerations and judgments concerning differences in industry performance, general business, economic, market and financial conditions and other matters concerning the companies as well as REMEC Defense & Space. For each of these precedent transactions, Jefferies Quarterdeck calculated a multiple of last twelve months (“LTM”) revenue and EBITDA to the enterprise value of each transaction (as available), as of the effective date of each transaction, and compared such multiples to the corresponding multiples implied by this transaction.

Date	Acquiror	Target
Announced	L-3 Communications	Cincinnati Electronics
October 2004	Teledyne Technologies	Celeritek Defense Electronics (Celeritek, Inc.)
April 2004	Smiths Group	Trak Communications
February 2004	Curtiss-Wright	Dy4 Systems (Solectron)
January 2004	Cypress Group	Communications & Power Industries
January 2004	FLIR Systems	Indigo Systems Corporation
November 2003	DRS Technologies	Integrated Defense Technologies
October 2003	Moog, Inc.	Poly Scientific (Northrop Grumman)
September 2003	Aeroflex Incorporated	MCE Technologies
May 2003	Crane Co.	Signal Technology

		Selected Transaction Multiples
Enterprise Value as a Multiple of:	Financial Metric(1)	Transaction Multiples		Trimmed Mean		Median
CY 2004 Revenue	$100,000	2.6	x	1.5	x	1.5	x
CY 2004 EBITDA	21,624	12.0		9.9		9.8

(1) Represents REMEC Defense & Space’s FY 2005 figures provided by our and REMEC Defense & Space’s managements. Additionally, references to revenue and EBITDA of REMEC Defense & Space refer to such items derived from the historical and projected financial results of REMEC Defense & Space, as adjusted by our and REMEC Defense & Space’s managements to reflect their estimates of the direct and indirect costs of operating REMEC Defense & Space on a stand-alone basis, which we refer to above and which were provided to Jefferies Quarterdeck by our and REMEC Defense & Space’s managements.

The trimmed mean of the multiples of enterprise value to LTM EBITDA of the ten precedent transactions, using public data that was available, was 9.9x. From this, Jefferies Quarterdeck selected a range of +/- 0.5x from the trimmed mean of the Precedent Transactions Analysis which equated to 9.4x to 10.4x and resulted in an implied valuation range of $203.3 million to $224.9 million.

Discounted Cash Flow Analysis

Using the operating projections provided to Jefferies Quarterdeck by our management, Jefferies Quarterdeck performed a discounted cash flow analysis (the “Discounted Cash Flow Analysis”). The Discounted Cash Flow is calculated by taking the sum of the discounted present value of REMEC Defense & Space’s unlevered free cash flows (before financing costs) over a forecast period and the discounted present value of the theoretical terminal, or residual, value at the end of the forecast period. The assumed weighted average cost of capital discount rates range of 12% to 14% was based on the weighted average cost of capital estimates of the companies utilized in the Comparable Company Analysis. Jefferies Quarterdeck used a terminal value based on a range of +/- 0.5x from the trimmed mean value derived by the Comparable Company Analysis. The Discounted Cash Flow Analysis resulted in an implied valuation range of $216.0 million to $235.8 million.

Leveraged Buyout Analysis

Using the operating projections provided to Jefferies Quarterdeck by our and REMEC Defense & Space’s managements, Jefferies Quarterdeck performed an analysis to determine the potential consideration to us from the Merger, under current market conditions, that a purchaser utilizing a leveraged buyout could theoretically pay for REMEC Defense & Space while earning targeted returns that Jefferies Quarterdeck assumed would be typical for a financial sponsor (the “Leveraged Buyout Analysis”). In performing this analysis, Jefferies Quarterdeck assumed (i) the transaction would close as of January 31, 2005; (ii) there would be put in place a pro forma capital structure that would include (a) leverage multiples based on FY 2005 EBITDA, (b) total leverage of 4.6x EBITDA with pricing and availability consistent with market terms and (c) fiscal year 2010 exit multiples with a range of +/- 0.5x from the trimmed mean of the multiple of enterprise value to LTM EBITDA from the Comparable Transactions Analysis; (iii) financing and legal fees consistent with comparable transactions; and (iv) standard financial sponsor management fees and management incentives.

The Leveraged Buyout Analysis resulted in an implied valuation range of $166.1 million to $201.1 million, representing the range of values that a typical financial sponsor would be prepared to pay for an independent investment in the current environment.

Summary of Analyses

Based on the analyses described above and certain qualitative considerations, Jefferies Quarterdeck noted that the Transaction Consideration was above the implied valuation range resulting from the four analyses. In reaching its opinion with respect to the fairness to us as of the date of the opinion, from a financial point of view, of the consideration to be received by us in the Merger, Jefferies Quarterdeck did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having viewed these results in the aggregate, Jefferies Quarterdeck exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the Transaction Consideration was fair to us, as of the date of the opinion, from a financial point of view.

Financial Information

Unaudited Pro Forma Condensed Consolidated Financial Information of REMEC, Inc.

The following unaudited pro forma condensed consolidated financial statements were prepared after the execution of the Merger Agreement and give effect to the sale of REMEC Defense & Space to Chelton Microwave pursuant thereto in exchange for $260.0 million in cash, the removal of certain liabilities related to REMEC Defense & Space in connection with the sale, the Reclassification and the Redemption. The unaudited pro forma condensed consolidated financial statements have been prepared assuming two scenarios, first assuming an Aggregate Redemption Amount of $150.0 million (the low point) and then, another scenario assuming an Aggregate Redemption Amount of $200.0 million (the high point). In each scenario, the unaudited pro forma condensed consolidated balance sheet as of October 29, 2004 gives effect to the proposed sale of REMEC Defense & Space, the Reclassification and the Redemption described in this Proxy Statement as if they occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the year ended January 31, 2004 and the nine months ended October 29, 2004 give effect to the proposed sale of REMEC Defense & Space, the Reclassification and the Redemption as if they occurred at the beginning of the period presented.

The pro forma adjustments presented below reflect the removal from our balance sheet of the assets that Chelton Microwave will purchase from us and certain liabilities related to REMEC Defense & Space, as well as the elimination of the revenues and direct costs of our defense and space business and of our components and Nanowave businesses, which were sold during the third quarter of our fiscal year ending January 31, 2005. The pro forma adjustments reflect the effect on weighted average shares of common stock outstanding as a result of the Reclassification. The pro forma adjustments are based on preliminary estimates, currently available information and certain assumptions that we believe are reasonable. The unaudited pro forma financial information presented in this Proxy Statement is being presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that we would have obtained had we completed the proposed sale of REMEC Defense & Space as of the dates assumed, or of our future results.

The unaudited pro forma condensed consolidated financial statements presented in this Proxy Statement should be read in conjunction with our historical condensed consolidated financial statements and the related notes that are included in our Annual Report on Form 10-K for the year ended January 31, 2004. See the sections entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this Proxy Statement.

Assumed Aggregate Redemption Amount of $150.0 Million

REMEC, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In thousands, except share amounts)

	October 29, 2004
		Pro Forma Adjustments
		Sale of REMEC Defense & Space
	Company Historical	Merger consideration and related costs	Historical costs of assets sold and liabilities relieved	Exercise of fully vested stock options & RSU’s	Redemption of redeemable stock issued in Reclassification	Total Pro Forma Adjustments (a)	Company Pro Forma
Assets
Current assets:
Cash and cash equivalents	$40,517	$256,510	$(393)	$3,106	$(150,000)	$109,223	$149,740
Short-term investments	2,589	—	—	—	—	—	2,589
Accounts receivable, net	76,061	—	(15,764)	—	—	(15,764)	60,297
Notes and other receivables	7,271	—	—	—	—	—	7,271
Inventories, net	67,746	—	(11,088)	—	—	(11,088)	56,658
Other current assets	3,432	—	110	—	—	110	3,542

Total current assets	197,616	256,510	(27,135)	3,106	(150,000)	82,481	280,097

Property, plant and equipment, net	67,359	—	(13,801)	—	—	(13,801)	53,558
Restricted cash	571	—	—	—	—	—	571
Goodwill, net	3,018	—	(3,018)	—	—	(3,018)	—
Intangible assets, net	2,653	—	—	—	—	—	2,653
Other assets	2,047	—	—	—	—	—	2,047

	$273,264	$256,510	$(43,954)	$3,106	$(150,000)	$65,662	$338,926

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$54,532	—	$(7,833)	—	—	$(7,833)	$46,699
Accrued expenses and other current liabilities	47,461	24,697	(5,908)	—	—	18,789	66,250

Total current liabilities	101,993	24,697	(13,741)	—	—	10,956	112,949

Deferred income taxes and other long-term liabilities	4,328	—	(894)	—	—	(894)	3,434

Shareholders’ equity (62,315,191 common and no preferred shares outstanding, on a historical basis and 34,519,590 common and no preferred shares on a pro forma basis)	166,943	231,813	(29,319)	3,106	(150,000)	55,601	222,544

	$273,264	$256,510	$(43,954)	$3,106	$(150,000)	$65,662	$338,926

See accompanying notes to unaudited pro forma condensed consolidated financial information

REMEC, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

	Nine Months Ended October 29, 2004
	Company Historical	Sale of Defense & Space (c)		Company Pro Forma
Net sales	$323,058	$(73,318)		$249,740
Cost of sales	275,827	(53,136)		222,691

Gross profit	47,231	(20,182)		27,049
Operating expenses:
Selling, general and administrative	41,432	(8,146)		33,286
Research and development	31,274	(413)		30,861
Impairment of goodwill	62,400	—		62,400
Restructuring (reversals)/charges	(888)	—		(888)

Total operating expenses	134,218	(8,559)		125,659

Loss from continuing operations	(86,987)	(11,623)		(98,610)
Interest income and other, net	(193)	(147)		(340)

Loss before income taxes	(87,180)	(11,770)		(98,950)
Income taxes	19	—		19

Loss from continuing operations	(87,199)	(11,770)		(98,969)
Income from discontinued operations, net of tax	144	145		289

Net loss before gain on the sale of Defense & Space (e)	$(87,055)	$(11,625)		$(98,680)

Weighted average common shares outstanding:
Basic	61,974	(28,319	) (d)	33,655

Diluted	61,974	(28,319	) (d)	33,655

Basic and diluted net loss per common share:
Loss from continuing operations	$(1.41)			$(2.94)
Income from discontinued operations	0.00			0.01

	$(1.41)			$(2.93)

See accompanying notes to unaudited pro forma condensed consolidated financial information

REMEC, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

	Fiscal Year Ended January 31, 2004
	Company Historical	Other Adjustments (b)	As Adjusted	Sale of Defense & Space (c)		Company Pro Forma
Net sales	$384,535	$(24,938)	$359,597	$(82,102)		$277,495
Cost of sales	322,650	(24,004)	298,646	(55,773)		242,873

Gross profit	61,885	(934)	60,951	(26,329)		34,622
Operating expenses:
Selling, general and administrative	60,039	(6,588)	53,451	(10,712)		42,739
Research and development	50,034	(2,585)	47,449	(15)		47,434
Impairment of goodwill	—	—	—	—		—
Restructuring (reversals)/charges	7,192	(2,298)	4,894	(878)		4,016

Total operating expenses	117,265	(11,471)	105,794	(11,605)		94,189

Loss from continuing operations	(55,380)	10,537	(44,843)	(14,724)		(59,567)
Gain on sale of investment	4,494	—	4,494	—		4,494
Gain on sale of facility	945	—	945	—		945
Interest income and other, net	259	283	542	(50)		492

Loss before income taxes	(49,682)	10,820	(38,862)	(14,774)		(53,636)
Provision/(credit) for income taxes	(274)	377	103	—		103

Loss from continuing operations	(49,408)	10,443	(38,965)	(14,774)		(53,739)

Loss from discontinued operations, net of tax	—	(10,443)	(10,443)	4,888		(5,555)

Net loss before gain on sale of Defense & Space (e)	$(49,408)	$—	$(49,408)	$(9,886)		$(59,294)

Weighted average common shares outstanding:
Basic	59,132		59,132	(26,972	) (d)	32,160

Diluted	59,132		59,132	(26,972	) (d)	32,160

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.84)					$(1.67)
Loss from discontinued operations	—					(0.17)

	$(0.84)					$(1.84)

See accompanying notes to unaudited pro forma condensed consolidated financial information

Notes to Unaudited Pro Forma Condensed Financial Information of REMEC, Inc.

Note 1.    Basis of Presentation.  On December 20, 2004, we entered into the Merger Agreement with REMEC Defense & Space, Chelton Microwave and Merger Sub, under which we agreed to the sale of REMEC Defense & Space to Chelton Microwave for $260.0 million in cash, plus other liabilities being assumed of $892,000. In connection with the sale, certain assets and liabilities related to REMEC Defense & Space will be removed from our consolidated balance sheet.

Prior to the completion of the Merger, we intend to amend our existing Restated Articles of Incorporation through the Certificate of Amendment, pursuant to which our common stock will be reclassified in the Reclassification. Pursuant to the Reclassification, each outstanding share of common stock will be converted into a fractional share of new common stock and one (1) share of redemption stock. The purpose of the Reclassification is to facilitate our plan to distribute a substantial portion of the proceeds from the sale of REMEC Defense & Space to our shareholders through the Redemption, as discussed elsewhere in this Proxy Statement. If the sale of REMEC Defense & Space is approved, we will complete the Reclassification by filing the Certificate of Amendment with the California Secretary of State, and we will complete the Redemption by redeeming all outstanding shares of redemption stock. No physical stock certificates will be issued with respect to any shares of redemption stock.

The unaudited pro forma condensed consolidated balance sheet as of October 29, 2004 gives effect to the Reclassification, the proposed sale of REMEC Defense & Space (net of related costs) and the payment of the minimum Aggregate Redemption Amount of $150.0 million in the Redemption, as if these transactions had occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the year ended January 31, 2004 and the nine months ended October 29, 2004 give effect to the proposed sale of REMEC Defense & Space, the Reclassification and the Redemption as if they occurred at the beginning of the period presented.

Note 2.    Pro Forma Adjustments.  Adjustments to present the unaudited pro forma condensed consolidated financial statements are set forth below. The pro forma adjustments only give effect to amounts that are directly attributable to the proposed sale of REMEC Defense & Space:

a.	These adjustments reflect (i) the removal from our balance sheet of the assets purchased by Chelton Microwave under the terms of the Merger Agreement and certain liabilities relating to REMEC Defense & Space, (ii) the cash received as a result of the sale of REMEC Defense & Space less $29.1 million in expenses, (iii) the accrual of certain liabilities arising as a result of the sale of REMEC Defense & Space (primarily income taxes and employee costs including compensation expense associated with equity instruments which vested as a result of the Merger, retention bonuses and severance payments) and (iv) the effect of the payment of a $150.0 million cash distribution in the Redemption, as if these events occurred on October 29, 2004.

b.	These adjustments reflect the elimination of the revenue and direct costs of our components and Nanowave businesses which were accounted for as discontinued operations during the second quarter of our fiscal year ending January 31, 2005 and subsequently sold during the third quarter of that fiscal year.

c.	These adjustments reflect the elimination of the revenue and direct costs of REMEC Defense & Space as if the proposed sale of REMEC Defense & Space had occurred at the beginning of the period presented. The pro forma income statement does not include the effect of the proposed sale of REMEC Defense & Space on our net income.

d.	This adjustment represents the effect on weighted average common shares outstanding as a result of (i) the Reclassification, (ii) the exercise of fully vested options, (iii) all of the RSUs outstanding as of January 12, 2005 and (iv) the Dividend Access Shares in exchange for shares of common stock prior to the effective time of the Merger as if these transactions had occurred as of the beginning of the period presented. Pursuant to the Reclassification, each outstanding share of common stock immediately prior to effective time of the Merger will be converted into a fractional share of new common stock and one share of redemption stock. Diluted weighted shares of common stock outstanding do not include the effect of outstanding unvested stock options, which would be anti-dilutive.

e.	Upon completion of the Merger, we anticipate recognizing a gain of approximately $202 million.

Assumed Aggregate Redemption Amount of $200.0 Million

REMEC, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In thousands, except share amounts)

	October 29, 2004
		Pro Forma Adjustments
		Sale of REMEC Defense & Space
	Company Historical	Merger consideration and related costs	Historical costs of assets sold and liabilities relieved	Exercise of fully vested stock options & RSU’s	Redemption of redeemable stock issued in reclassification	Total Pro Forma Adjustments (a)	Company Pro Forma
Assets
Current assets:
Cash and cash equivalents	$40,517	$256,510	$(393)	$3,106	$(200,000)	$59,223	$99,740
Short-term investments	2,589	—	—	—	—	—	2,589
Accounts receivable, net	76,061	—	(15,764)	—	—	(15,764)	60,297
Notes and other receivables	7,271	—	—	—	—	—	7,271
Inventories, net	67,746	—	(11,088)	—	—	(11,088)	56,658
Other current assets	3,432	—	110	—	—	110	3,542

Total current assets	197,616	256,510	(27,135)	3,106	(200,000)	32,481	230,097

Property, plant and equipment, net	67,359	—	(13,801)	—	—	(13,801)	53,558
Restricted cash	571	—	—	—	—	—	571
Goodwill, net	3,018	—	(3,018)	—	—	(3,018)	—
Intangible assets, net	2,653	—	—	—	—	—	2,653
Other assets	2,047	—	—	—	—	—	2,047

	$273,264	$256,510	$(43,062)	$3,106	$(200,000)	$15,662	$288,926

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$54,532	—	$(7,833)	—	—	$(7,833)	$46,699
Accrued expenses and other current liabilities	47,461	24,697	(5,908)	—	—	18,789	66,250

Total current liabilities	101,993	24,697	(13,741)	—	—	10,956	112,949

Deferred income taxes and other long-term liabilities	4,328	—	(894)	—	—	(894)	3,434

Shareholders’ equity (62,315,191 common and no preferred shares outstanding, on a historical basis and 24,837,173 common and no preferred shares on a pro forma basis)	166,943	231,813	(29,319)	3,106	(200,000)	5,601	172,544

	$273,264	$256,510	$(43,954)	$3,106	$(200,000)	$15,662	$288,926

See accompanying notes to unaudited pro forma condensed consolidated financial information

REMEC, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

	Nine Months Ended October 29, 2004
	Company Historical	Sale of Defense & Space (c)		Company Pro Forma
Net sales	$323,058	$(73,318)		$249,740
Cost of sales	275,827	(53,136)		222,691

Gross profit	47,231	(20,182)		27,049
Operating expenses:
Selling, general and administrative	41,432	(8,146)		33,286
Research and development	31,274	(413)		30,861
Impairment of goodwill	62,400	—		62,400
Restructuring (reversals)/charges	(888)	—		(888)

Total operating expenses	134,218	(8,559)		125,659

Loss from continuing operations	(86,987)	(11,623)		(98,610)
Interest income and other, net	(193)	(147)		(340)

Loss before income taxes	(87,180)	(11,770)		(98,950)
Income taxes	19	—		19

Loss from continuing operations	(87,199)	(11,770)		(98,969)

Income from discontinued operations, net of tax	144	145		289

Net loss before gain on the sale of Defense & Space (e)	$(87,055)	$(11,625)		$(98,680)

Weighted average common shares outstanding:
Basic	61,974	(37,759	) (d)	24,215

Diluted	61,974	(37,759	) (d)	24,215

Basic and diluted net loss per common share:
Loss from continuing operations	$(1.41)			$(4.09)
Income from discontinued operations	0.00			0.02

	$(1.41)			$(4.07)

See accompanying notes to unaudited pro forma condensed consolidated financial information

REMEC, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

	Fiscal Year Ended January 31, 2004
	Company Historical	Other Adjustments (b)	As Adjusted	Sale of Defense & Space (c)		Company Pro Forma
Net sales	$384,535	$(24,938)	$359,597	$(82,102)		$277,495
Cost of sales	322,650	(24,004)	298,646	(55,773)		242,873

Gross profit	61,885	(934)	60,951	(26,329)		34,622
Operating expenses:
Selling, general and administrative	60,039	(6,588)	53,451	(10,712)		42,739
Research and development	50,034	(2,585)	47,449	(15)		47,434
Impairment of goodwill	—	—	—	—		—
Restructuring (reversals)/charges	7,192	(2,298)	4,894	(878)		4,016

Total operating expenses	117,265	(11,471)	105,794	(11,605)		94,189

Loss from continuing operations	(55,380)	10,537	(44,843)	(14,724)		(59,567)
Gain on sale of investment	4,494	—	4,494	—		4,494
Gain on sale of facility	945	—	945	—		945
Interest income and other, net	259	283	542	(50)		492

Loss before income taxes	(49,682)	10,820	(38,862)	(14,774)		(53,636)
Income taxes	(274)	377	103	—		103

Loss from continuing operations	(49,408)	10,443	(38,965)	(14,774)		(53,739)

Loss from discontinued operations, net of tax	—	(10,443)	(10,443)	4,888		(5,555)

Net loss before gain on the sale of Defense & Space	$(49,408)	$—	$(49,408)	$(9,886)		$(59,294)

Weighted average common shares outstanding:
Basic	59,132		59,132	(35,962	) (d)	23,170

Diluted	59,132		59,132	(35,962	) (d)	23,170

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.84)					$(2.32)
Loss from discontinued operations	—					(0.24)

	$(0.84)					$(2.56)

See accompanying notes to unaudited pro forma condensed consolidated financial information

Notes to Unaudited Pro Forma Condensed Financial Information of REMEC, Inc.

Note 1.    Basis of Presentation.  On December 20, 2004, we entered into the Merger Agreement with REMEC Defense & Space, Chelton Microwave and Merger Sub, under which we agreed to the sale of REMEC Defense & Space to Chelton Microwave for $260.0 million in cash, plus other liabilities being assumed of $892,000. In connection with the sale, certain assets and liabilities related to REMEC Defense & Space will be removed from our consolidated balance sheet.

Prior to the completion of the Merger, we intend to amend our existing Restated Articles of Incorporation through the Certificate of Amendment, pursuant to which our common stock will be reclassified in the Reclassification. Pursuant to the Reclassification, each outstanding share of common stock will be converted into a fractional share of new common stock and one (1) share of redemption stock. The purpose of the Reclassification is to facilitate our plan to distribute a substantial portion of the proceeds from the sale of REMEC Defense & Space to our shareholders through the Redemption, as discussed elsewhere in this Proxy Statement. If the sale of REMEC Defense & Space is approved, we will complete the Reclassification by filing the Certificate of Amendment with the California Secretary of State, and we will complete the Redemption by redeeming all outstanding shares of redemption stock. No physical stock certificates will be issued with respect to any shares of redemption stock.

The unaudited pro forma condensed consolidated balance sheet as of October 29, 2004 gives effect to the Reclassification, the proposed sale of REMEC Defense & Space (net of related costs) and the payment of the maximum Aggregate Redemption Amount of $200.0 million in the Redemption, as if these transactions had occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the year ended January 31, 2004 and the nine months ended October 29, 2004 give effect to the proposed sale of REMEC Defense & Space, the Reclassification and the Redemption as if they occurred at the beginning of the period presented.

Note 2.    Pro Forma Adjustments.  Adjustments to present the unaudited pro forma condensed consolidated financial statements are set forth below. The pro forma adjustments only give effect to amounts that are directly attributable to the proposed sale of REMEC Defense & Space:

a.	These adjustments reflect (i) the removal from our balance sheet of the assets purchased by Chelton Microwave under the terms of the Merger Agreement and certain liabilities relating to REMEC Defense & Space, (ii) the cash received as a result of the sale of REMEC Defense & Space less $29.1 million in expenses, (iii) the accrual of certain liabilities arising as a result of the sale of REMEC Defense & Space (primarily income taxes and employee costs including compensation expense associated with equity instruments which vested as a result of the Merger, retention bonuses and severance payments) and (iv) the effect of the payment of a $200.0 million cash distribution in the Redemption, as if these events occurred on October 29, 2004.

b.	These adjustments reflect the elimination of the revenue and direct costs of our components and Nanowave businesses which were accounted for as discontinued operations during the second quarter of our fiscal year ending January 31, 2005 and subsequently sold during the third quarter of that fiscal year.

c.	These adjustments reflect the elimination of the revenue and direct costs of REMEC Defense & Space as if the proposed sale of REMEC Defense & Space had occurred at the beginning of the period presented. The pro forma income statement does not include the effect of the proposed sale of REMEC Defense & Space on our net income.

d.

This adjustment represents the effect on weighted average common shares outstanding as a result of (i) the Reclassification, (ii) the exercise of fully vested options, (iii) all of the RSUs outstanding as of January 12, 2005 and (iv) the Dividend Access Shares in exchange for shares of common stock prior to the effective time of the Merger as if these transactions had occurred as of the beginning of the period presented. Pursuant to the Reclassification, each outstanding share of common stock immediately prior to effective time of the Merger will be converted into a fractional share of new common stock and one share of redemption stock. Diluted weighted shares of common stock outstanding do not include the effect of outstanding unvested stock options, which would be anti-dilutive.

e.	Upon completion of the Merger, we anticipate recognizing a gain of approximately $202 million.

Interests of Our Directors, Executive Officers and Employees in the Sale of REMEC Defense & Space

In addition to their interests in the sale of REMEC Defense & Space as shareholders, certain directors, executive officers and key employees of us and REMEC Defense & Space have interests in the sale that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our Board to vote “FOR” the approval of the sale of REMEC Defense & Space pursuant to the terms of the Merger Agreement, you should be aware of these interests. Our Board was aware of, and considered the interests of, our directors, executive officers and employees in approving the sale of REMEC Defense & Space, the Merger Agreement and the other transactions contemplated by the Merger Agreement. All interests are described below, to the extent material, and except as described below, these persons have, to our knowledge, no material interest in the sale of REMEC Defense & Space that differ from your interests generally.

Change of Control Agreements

We are a party to a change of control agreement with Mr. Giles, one of our Executive Vice Presidents and the President of REMEC Defense & Space. Similar to our other key management employees at that time, we first entered into a change of control agreement with Mr. Giles in September 2001. In October 2002, we amended and superseded the change of control agreements we had previously entered into with Mr. Giles and our other key management employees. In September 2004, we began to negotiate a further amended change of control agreement with Mr. Giles, which we finalized and entered into on November 9, 2004. This new agreement amended and replaced the change of control agreements we had previously entered into with Mr. Giles. Under the terms of this new agreement, we clarified that a “change of control” is deemed to occur in the event we sell or otherwise dispose of all or substantially all of the assets of REMEC Defense & Space. This new agreement also removed the requirement that Mr. Giles be terminated following a change of control in order to qualify for his change of control benefits. As a result, Mr. Giles will be eligible to receive the change of control benefits set forth in his agreement upon the effective time of the Merger, regardless of whether he continues to be employed by Chelton Microwave or REMEC Defense & Space following the Merger.

Mr. Giles’ change of control agreement provides that upon a change of control, all unvested options, restricted stock units and other forms of equity compensation granted to Mr. Giles by us prior to the change of control will immediately vest and become fully exercisable. Mr. Giles is also entitled to receive, upon a change of control, payments amounting in the aggregate to (i) eighteen months of his base salary as in effect immediately prior to the change of control and (ii) one and one-half times the average of any annual bonuses received by Mr. Giles from us during the two years prior to the change of control. These payments will be payable in equal monthly installments in accordance with our normal payroll practices. Mr. Giles’ base salary is currently set at approximately $341,800, and his bonuses over the past two years averaged approximately $102,600. Accordingly, the aggregate dollar amounts payable to Mr. Giles under his change of control agreement if the sale of REMEC Defense & Space is completed total approximately $666,600.

In addition, during the period in which we make these payments to Mr. Giles, we will continue to make available to Mr. Giles and his wife and dependents all medical, dental or other health plans, any disability or life insurance plans and other similar insurance plans in which they participated immediately prior to the change of control. Upon the termination of the change of control benefits described above, or at the time Mr. Giles’ employment terminates for any other reason, we will continue to provide Mr. Giles and his wife with medical, dental and vision insurance benefits upon the payment to us of the same monthly premiums for such insurance as are being paid from time to time by our corporate executives. The agreement further provides that in the event Mr. Giles’ employment terminates, and regardless of the reason for termination, (i) we will pay Mr. Giles any unpaid base salary due for periods prior to the termination, (ii) we will pay Mr. Giles all of his accrued and unused vacation through the date of termination and (iii) we will reimburse Mr. Giles for reasonable expenses incurred in connection with company business prior to the date of termination.

Under the Merger Agreement, Chelton Microwave has agreed to assume our obligations under Mr. Giles’ change of control agreement to provide Mr. Giles and his wife with continued medical, dental and vision insurance benefits. Chelton Microwave has informed us that following the sale of REMEC Defense & Space, Mr. Giles will continue to be employed as the President of REMEC Defense & Space. Chelton Microwave and Mr. Giles have not entered into an employment agreement, but it is currently assumed that Mr. Giles will remain at his current salary and bonus levels.

Performance and Retention Agreements

On November 8, 2004, we entered into performance and retention agreements with sixteen employees of REMEC Defense & Space, including Denny Morgan, our Senior Vice President and the Chief Engineer of REMEC Defense & Space, and David Schmitz, one of our Vice Presidents and the General Manager of REMEC Defense & Space. Each of these agreements provides that if (i) the employee remains employed with REMEC Defense & Space and assists us, during the period beginning from the date of the agreement and ending at the completion of the Merger, in the successful completion of the Merger and (ii) the employee executes a general release of all claims against us, then the employee will receive a cash incentive payment, payable in a lump sum upon the completion of the Merger. The period beginning on the date of each agreement and ending with the date of completion of the Merger is referred to as the performance and retention period. If we terminate the employee other than for cause prior to the expiration of the performance and retention period, the employee will receive his incentive payment amount at the completion of the Merger. If the employee terminates his employment voluntarily, or we terminate the employee for cause prior to the expiration of the performance and retention period, the employee will not be eligible to receive the incentive payment. Under each of the agreements, “cause” is defined as (i) any act of personal dishonesty taken by the employee in connection with his or her responsibilities as an employee, (ii) any willful act by the employee that constitutes misconduct and is injurious to us, (iii) a breach of the confidentiality obligations contained in the agreement or (iv) failure to maintain a satisfactory level of attendance and performance of his or her duties as an employee, including following all of our policies. The agreements have a term of one year; provided that if any proposal for the sale of REMEC Defense & Space or any merger or sale of us under certain circumstances has been presented to us and has not been rejected at the end of this one-year period, the agreement will remain in effect until the completion or abandonment of the proposed transaction. Under the Merger Agreement, Chelton Microwave has agreed to assume our payment obligations under the performance and retention agreements. The aggregate amount payable under these performance and retention agreements is approximately $892,000. The amount payable to Mr. Morgan under his individual performance and retention agreement is up to $113,464; and the amount payable to Mr. Schmitz under his individual performance and retention agreement is up to $114,504.

Retention Program

In September 2004, the Compensation and Human Resources Committee of our Board of Directors implemented a retention program for fourteen of our key employees, including Donald J. Wilkins, our Senior Vice President, General Counsel and Secretary. Under this program, each of these employees will be entitled to receive a lump sum retention payment if the employee remains employed with us through the completion of the sale of REMEC Defense & Space. If the sale of REMEC Defense & Space is effected, we will be obligated to pay an aggregate of $319,000 under this program, which includes a payment of $112,500 to Mr. Wilkins.

Other Change of Control Agreements

The change of control agreements with two of our executive officers, Mr. Wilkins and Jon Opalski, one of our Executive Vice Presidents and our Chief Technology Officer, provide that upon the effective time of the

Merger the vesting of each of the options and RSUs held by these officers will automatically accelerate by twelve months.

Directors’ and Officers’ Insurance

We have agreed to maintain for a period of six years a directors’ and officers’ insurance policy for three individuals (Jack Giles, Denny Morgan and Dave Schmitz), who serve or have served as officers and/or directors of both us and REMEC Defense & Space. The insurance policy provides each these individuals with coverage for liabilities arising from their service as one of our officers and/or directors prior to the effective time of the Merger.

Stock Options and Restricted Stock Units

The Merger Agreement provides that each issued and outstanding option and RSU held by employees of REMEC Defense & Space will become fully vested and exercisable upon the effective time of the Merger. The holders of these options will be permitted to exercise their options for a certain period after the effective time of the Merger pursuant to the terms and conditions of the applicable plan under which the options were issued; provided that in order to participate as a shareholder for purposes of the Reclassification and the Redemption, the holder must exercise the option before the effective time of the Merger. If the holders do not exercise their options within the applicable period, the options will be cancelled, without any payment thereon. As indicated above, RSUs will vest as of the effective time of the Merger and thus holders of RSUs will be treated the same as other common shareholders in the Reclassification and Redemption to that extent. The Merger will not affect the vesting of the options and RSUs held by our employees and directors who are not employees of REMEC Defense & Space. See the section entitled “The Redemption—Effect of Reclassification and Redemption on Outstanding Options, Restricted Stock Units and Dividend Access Shares” under Proposal Two below. As of the date of this Proxy Statement, our directors and executive offers hold options to purchase              shares of our common stock and              RSUs that will be accelerated as a result of the Merger.

Source of Funds

The Merger is not conditioned upon Chelton Microwave’s ability to obtain financing. Pursuant to the Merger Agreement, Chelton Microwave will be required to provide $260,000,000 in cash as consideration for acquisition of REMEC Defense & Space, subject to certain adjustments and the assumption of certain liabilities by Chelton Microwave. Cobham plc, Chelton Microwave’s ultimate parent, will provide Chelton Microwave with the approximately $260,000,000 necessary to fund the aggregate merger consideration. Cobham plc will obtain such funds from its working capital, which includes funds obtained by Cobham plc under committed credit facilities provided by financial institutions in the ordinary course of business.

Material Accounting Treatment of the Sale of REMEC Defense & Space

We expect to account for the sale of REMEC Defense & Space as a sale of certain assets and certain liabilities, in accordance with accounting principles generally accepted in the United States. In the period in which we complete the sale of REMEC Defense & Space, we expect to recognize a gain in the amount of the difference between the sales price and the aggregate book value of REMEC Defense & Space in our sale of REMEC Defense & Space to Chelton Microwave.

Material United States Federal Income Tax Consequences to REMEC of the Sale of REMEC Defense & Space

The following discussion summarizes the material United States federal income tax consequences to us as a result of the sale of REMEC Defense & Space. Please refer to the discussion contained in the section entitled “The Redemption—Material United States Federal Income Tax Consequences to Our Shareholders of the

Reclassification and Redemption” beginning on page 64 under Proposal Two for a summary of the material United States federal income tax consequences to our shareholders of the proposed distribution of a portion of the proceeds from the sale REMEC Defense & Space. Our shareholders should be aware that the following discussion does not deal with all federal income tax considerations that may be relevant to us. In addition, the following discussion does not address the tax consequences of the sale of REMEC Defense & Space under foreign, state or local tax laws and does not address the tax consequences of transactions occurring prior to or after the sale of REMEC Defense & Space (whether or not such transactions are in connection with the sale of REMEC Defense & Space).

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (“IRS”) could adopt a position contrary to that presented in the following discussion. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any future changes or interpretations could be applied retroactively and could affect the tax consequences to us of the sale of REMEC Defense & Space.

Pursuant to the Merger Agreement, we will sell REMEC Defense & Space to Chelton Microwave for approximately $260,000,000. The parties will elect to treat the transaction as a sale of assets by REMEC Defense & Space while still a member of the REMEC consolidated group, which files consolidated federal income tax returns. As a result, the merger consideration, plus the amount of any liabilities assumed by Chelton Microwave or to which the assets are subject, will be treated as the sales price for the assets deemed to have been sold. This sales price will be allocated among all of REMEC Defense & Space’s assets as of the time of the sale. We will recognize gain or loss on the sale of the assets in an amount equal to the difference between the sales price allocated to each asset and our tax basis in the asset.

We expect that we will incur federal and state corporate income tax liability in connection with the sale of REMEC Defense & Space. The total gain we realize from the sale will be offset in significant part by our net operating and capital losses, including losses we are carrying over from prior years. In addition, we expect the tax that would otherwise have been incurred will be further reduced by significant state and federal income tax credits available to us. Tax authorities, however, may disagree with our determination of our gain from the sale or the amount of available losses or credits, which would increase our income tax liability as a result of the sale of REMEC Defense & Space. The amount of federal and state corporate income tax liability we will incur as a result of our sale of REMEC Defense & Space depends in part on future events, results and facts. As a result, we cannot calculate the exact corporate income tax liability we will incur as of the date of this Proxy Statement. Based on our preliminary calculations and analysis, however, we do not expect that the amount of corporate income tax liability we incur will prevent us from distributing between $150,000,000 and $200,000,000 of the proceeds from the sale of REMEC Defense & Space to our shareholders in the Redemption, as discussed in Proposal Two below.

Regulatory Approvals

Pursuant to the Exon-Florio Act, REMEC Defense & Space and Chelton Microwave have elected to notify the CFIUS of the proposed acquisition of REMEC Defense & Space under the Merger Agreement. REMEC Defense & Space and Chelton Microwave submitted their notification to the CFIUS on February 17, 2005. Within thirty days of receiving the notification, the CFIUS must conclude a preliminary review and determine whether a full investigation of the proposed transaction should be undertaken. Before the Merger can be completed, the thirty-day review period during which a full investigation may be commenced must have expired without an investigation being commenced or, if an investigation has commenced, then either (i) the applicable period under the Exon-Florio Act during which the investigation must be completed must have expired, (ii) the period under the Exon-Florio Act during which the transactions contemplated under the Merger Agreement may be suspended, prohibited or limited must have expired without any action being threatened, announced or taken or (iii) a decision not to take any action with respect to the transactions contemplated under the Merger Agreement must have been announced.

Under the HSR Act, and the applicable rules under the HSR Act, the Merger cannot be completed until we and Chelton Microwave notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and the transactions contemplated under the Merger Agreement are cleared or specified waiting period requirements are satisfied. We and Chelton Microwave filed the required notification with the Federal Trade Commission and U.S. Department of Justice on January 28, 2005. The applicable waiting period has expired without any action being taken by the Federal Trade Commission or the Department of Justice with respect to the Merger.

At any time before or after completion of the Merger, the Antitrust Division or the Federal Trade Commission could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger. Private parties may also bring actions under the antitrust laws under certain circumstances. Although we and Chelton Microwave believe that the Merger is legal under the antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

Certain government contracts and third-party subcontracts of REMEC Defense & Space require REMEC Defense & Space to comply with the requirements set forth in the Federal Acquisition Regulation (“FAR”) Section 15.408(k). FAR Section 15.408(k) provides that, under certain circumstances, REMEC Defense & Space must notify the Administrative Contracting Officer for the applicable government contracts (or an appropriate designee under any applicable third-party subcontract) within thirty days (i) after REMEC Defense & Space becomes aware that a change in its ownership has occurred, or is certain to occur, that could result in changes in the valuation of its capitalized assets in its accounting records and (ii) whenever changes to asset valuations or any other cost changes have occurred or are certain to occur as a result of a change in ownership.

We are not aware of any other significant government or regulatory approvals that need to be obtained, or waiting periods with which we need to comply, to complete the Merger. If we discover that other approvals or waiting periods are required, we will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it. Even if we could obtain the approval, conditions may be placed on it that could cause us or Chelton Microwave to abandon the Merger even if we receive shareholder approval.

No Dissenters’ Rights in Connection with the Sale of REMEC Defense & Space

Under the California General Corporation Law, our shareholders will not be entitled to dissenters’ rights in connection with, or as a result of, the proposed sale of REMEC Defense & Space pursuant to the Merger Agreement.

Past Contacts, Transactions or Negotiations

Other than as described in “— Background of the Proposed Sale of REMEC Defense & Space,” we and REMEC Defense & Space, on one hand, and Chelton Microwave, on the other hand, have not had any past contacts, transactions or negotiations.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement. The complete text of the Merger Agreement is included in this Proxy Statement as Annex A, and you should read it carefully and in its entirety.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with California General Corporation Law, at the effective time of the Merger, Merger Sub, a wholly-owned subsidiary of Chelton Microwave and a party to the Merger Agreement, will merge with and into REMEC Defense & Space, and each issued and outstanding share of common stock of Merger Sub will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. REMEC Defense & Space will survive the Merger as a wholly-owned subsidiary of Chelton Microwave. The Merger will have the effects set forth in the Merger Agreement and in the California General Corporation Law.

Effective Time of the Merger

The Merger will become effective upon the filing by REMEC Defense & Space and Merger Sub of certificates of approval of merger agreement and a copy of the Merger Agreement with the Secretary of State of the State of California. The term “effective time” means the date and time at which the certificates of approval of merger agreement and a copy of the Merger Agreement are accepted for recording, or some other time and date no later than 30 days after the filing of the certificates of approval and the Merger Agreement as Chelton Microwave, REMEC Defense & Space and we may agree. We intend that the filing of the certificates of approval and the Merger Agreement will occur as soon as practicable after satisfaction or waiver of the conditions to the Merger described in the Merger Agreement.

Directors and Officers of Surviving Corporation

The directors and officers of Merger Sub in office immediately prior to the effective time of the Merger will be the directors and officers of the surviving corporation. The directors and officers will serve in accordance with the bylaws of the surviving corporation until their respective successors are duly elected and qualified.

Merger Consideration

Chelton Microwave is required to pay us $260,000,000 in cash as consideration for the sale of REMEC Defense & Space pursuant to the Merger Agreement. This amount is subject to certain post-closing adjustments as more fully described in the Merger Agreement and below under “Settlement of Non-Trading Intercompany Accounts,” as well as the assumption of certain liabilities by Chelton Microwave under the Merger Agreement.

Settlement of Non-Trading Intercompany Accounts

The Merger Agreement provides that within ten (10) days after the effective time of the Merger, REMEC Defense & Space will prepare a statement of non-trading intercompany accounts as of the close of business on the closing date of the Merger. This statement of non-trading intercompany accounts will include the REMEC USA (BB, MW, MFG) and REMEC USA (Corp) accounts (collectively, the “Non-Trading Intercompany Accounts”) normally included in our consolidated balance sheet. The receivables in the Non-Trading Intercompany Accounts reflected on this statement of non-trading intercompany accounts will then be compared to the receivables reflected in the same Non-Trading Intercompany Accounts on our balance sheet dated October 29, 2004 (the last day of our third fiscal quarter). If the comparison of these accounts shows a net receivable in favor of REMEC Defense & Space of more than $500,000, we will be obligated to pay REMEC Defense & Space an amount equal to the difference. Conversely, if the comparison of these accounts shows a net receivable in our favor of more than $500,000, Chelton Microwave will be obligated to pay us an amount equal to the difference. Accordingly, the settlement of these intercompany accounts may have the effect of either increasing the total amount payable to us under the Merger Agreement or decreasing the total amount we receive under the Merger Agreement by obligating us to make certain payments to Chelton Microwave.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by us with respect to REMEC Defense & Space, and by Chelton Microwave and Merger Sub with respect to each of them, as applicable, to, among other things:

•	the due incorporation, valid existence and good standing of certain applicable entities;

•	approval of the Merger Agreement and power and authorization to enter into the transactions contemplated by the Merger Agreement;

•	that no violations, conflicts or breaches of certain documents or laws will be caused by the consummation of the transactions contemplated by the Merger Agreement;

•	any approvals, consents or waivers, or any filings with, governmental or other entities required in connection with the consummation of the transactions contemplated by the Merger Agreement; and

•	the payment of brokers’ or similar fees.

In addition, the Merger Agreement contains representations and warranties made by us with respect to REMEC Defense & Space, as to, among other things:

•	the capitalization of REMEC Defense & Space;

•	REMEC Mexico’s due establishment, valid existence and good standing in Mexico and REMEC Mexico’s capitalization;

•	the unaudited financial statements of REMEC Defense & Space;

•	governmental filings, permits, licenses, authorizations and other approvals necessary for the conduct of business at the closing of the Merger;

•	the books of account, financial records and minute books;

•	the status of real property owned or leased;

•	the validity of, and the absence of counterclaims or setoffs against, the accounts receivable of REMEC Defense & Space, as reflected in its unaudited financial statements;

•	the absence of undisclosed material liabilities or obligations;

•	the absence of certain changes since October 29, 2004, including:

o	any material adverse effect;

o	certain changes in the maintenance of books, accounts or records;

o	any material damage or loss with respect to any assets or property owned, leased or used;

o	any sale, assignment or other transfer of any material assets outside the ordinary course of business;

o	any issuance, sale or other disposition of securities;

o	the incurrence of any material liabilities outside the ordinary course of business;

o	any capital expenditure made or authorized in excess of $500,000 individually or $2,000,000 in the aggregate;

o	any change or modification to the method by which we allocate costs to REMEC Defense & Space or REMEC Mexico, or the categories of costs so allocated; and

o	any amendment of charter documents or any merger or consolidation;

•	environmental matters and compliance with environmental laws;

•	the ownership and condition of material intellectual property and the status of licenses with respect to intellectual property;

•	labor and employment matters;

•	employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended and the Internal Revenue Code of 1986, as amended;

•	matters relating to material contracts and compliance with material contracts;

•	compliance with applicable laws, governmental authorizations and orders, writs, judgments or decrees of governmental entities;

•	compliance with government contracts and related laws and regulations, possession of security clearances required under government contracts and the absence of withholdings or setoffs with respect to government contracts;

•	certain pending or threatened litigation, actions, governmental investigations or other proceedings; and

•	tax matters and compliance with relevant tax laws.

None of the representations, warranties or agreements contained in Merger Agreement or in any certificate delivered pursuant to Merger Agreement survive the effective time of the Merger, except for agreements which by their terms survive the effective time of the Merger.

In addition, the Merger Agreement contains representations and warranties made by Chelton Microwave and Merger Sub as to, among other things, Chelton Microwave’s possession of sufficient funds to pay the aggregate merger consideration as required by the Merger Agreement, and the truth, accuracy and completeness of certain information supplied by Chelton Microwave for inclusion in this Proxy Statement.

The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety Article 3 entitled “Representations and Warranties of Seller” and Article 4 entitled “Representations and Warranties of Buyer and Sub” in the copy of the Merger Agreement attached as Annex A to this Proxy Statement.

Employee and Benefits Matters

Chelton Microwave has agreed that the employees of REMEC Defense & Space prior to the proposed Merger will continue to be employed by REMEC Defense & Space following the completion of the proposed Merger. The Merger Agreement provides for the treatment of employee benefits with respect to the employees of REMEC Defense & Space after the completion of the Merger as follows:

Employee Welfare Benefit Plans

If permissible under the terms of the applicable employee benefit plan, Chelton Microwave may, at its election, require REMEC Defense & Space or REMEC Mexico to assume certain employee welfare benefit plans sponsored by us, to the extent the plans cover employees or former employees of REMEC Defense & Space or REMEC Mexico, as applicable. If such an assumption occurs, we have agreed to take all reasonable action required to assign to REMEC Defense & Space or REMEC Mexico, as applicable, the appropriate part of our interest in the employee welfare benefit plan(s) to be assumed. Notwithstanding any assumption, we will retain: (a) any obligation, liability or expense incurred prior to the proposed Merger as a result of our error, default or negligence or that of any person that we are required to indemnify; (b) any duties or obligations that we are required to perform or pay prior to the completion of the Merger; and (c) any duties or obligations arising out of our failure to comply with applicable law or any term of the applicable employee benefit plan prior to the completion of the Merger. With respect to any employee welfare benefit plans not assumed by REMEC Defense & Space or REMEC Mexico, the surviving corporation in the Merger will provide to each employee of REMEC

Defense & Space and REMEC Mexico who is employed by the surviving corporation welfare benefits that are substantially similar in the aggregate to those offered to these employees under our other employee welfare benefit plans (excluding those plans that will be assumed by REMEC Defense & Space or REMEC Mexico).

401(k) Plan

We have agreed to amend our 401(k) plan, if necessary, to provide that employees of REMEC Defense & Space and REMEC Mexico are not eligible to participate actively in our 401(k) plan after the completion of the Merger and are fully vested in their account balances under the 401(k) plan.

Disability Plan

We have agreed that, if Chelton Microwave does not assume our obligations with respect to any employees of REMEC Defense & Space or REMEC Mexico who were covered by our short or long term disability plans immediately before the completion of the Merger and who are ineligible for coverage under such plan(s) after the completion because of a requirement that they be actively at work, we will cause such plan(s) to cover these employees for so long as coverage would have been available to them under our plan(s) in effect before the completion, at the expense of Chelton Microwave.

Stock Options and Restricted Stock Units

We have agreed to take all necessary action to provide that (a) all outstanding stock options issued pursuant to the REMEC, Inc. 1995 Equity Incentive Plan, the REMEC, Inc. 2001 Equity Incentive Plan and any stock option plans assumed by us pursuant to prior acquisitions, and (b) all RSUs issued by us pursuant to our Offer to Exchange Certain Outstanding Options for Restricted Stock Units filed with the SEC pursuant to Schedule TO on September 3, 2004 held by employees of REMEC Defense & Space and REMEC Mexico will be fully vested upon the completion of the Merger. We will pay all costs and expenses in connection with the acceleration of vesting of these options and RSUs.

Obligations of Chelton Microwave

Chelton Microwave has agreed that upon the completion of the Merger, it will assume all payment obligations under the Performance and Retention Agreements dated November 8, 2004 with certain employees of REMEC Defense & Space and all of our obligations under Section 4(d) of our Change of Control Agreement dated November 9, 2004 with Jack Giles. Please refer to “The Sale of REMEC Defense & Space—Interests of Our Directors, Executive Officers and Employees in the Sale of REMEC Defense & Space” beginning on page 43 for a more detailed description of these agreements.

No Solicitation

We have agreed that so long as the Merger Agreement remains in effect, we and REMEC Defense & Space (and the respective officers, directors and agents of us and REMEC Defense & Space) will not:

•	solicit any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any properties or assets material to REMEC Defense & Space; or

•	furnish or cause to be furnished any material non-public information about REMEC Defense & Space to any person or entity (other than Chelton Microwave and its agents and representatives) other than in the ordinary course of business or pursuant to applicable law.

Notwithstanding the limitations set forth above, the restrictions on solicitation contained in the Merger Agreement do not prevent our Board from, prior to the Special Meeting, complying with Rules 14-d(9) and 14-e(2)(a) under the Securities Exchange Act of 1934, as amended; or engaging in discussions, participating in negotiations with and furnishing non-public information to, a third party making an unsolicited, bona fide written acquisition proposal if our Board determines in good faith, after consulting its outside financial and legal advisors, that the acquisition proposal is, or would reasonably be expected to result in, a superior proposal. Furthermore, we may enter into discussions or negotiations with, and furnish non-public information to, a third party only to the extent that:

•	our Board determines in good faith after consulting its outside legal counsel that failure to take this action would be reasonably likely to result in a breach of its fiduciary duties to our shareholders;

•	at least one business day before furnishing any non-public information to, or entering into discussions or negotiations with, a third party, we give Chelton Microwave written notice of our intention to furnish non-public information to the third party, and we receive from the third party an executed confidentiality agreement similar in form and substance to the Confidentiality Agreement, dated August 19, 2004, between Chelton Microwave and us;

•	prior to or contemporaneously with furnishing any non-public information to the third party, we furnish this non-public information to Chelton Microwave, to the extent we have not previously provided this non-public information to Chelton Microwave; and

•	we have complied in all material respects with the provisions contained in the Merger Agreement relating to restrictions on solicitation.

In addition to the restrictions on solicitation described above, we must advise Chelton Microwave orally and in writing, as promptly as practicable, of:

•	any acquisition proposal, any request for non-public information that we reasonably believe would lead to an acquisition proposal, or any inquiry with respect to, or which could reasonably be expected to lead to, an acquisition proposal;

•	the material terms and conditions of the acquisition proposal, request for information or inquiry;

•	the identity of the person or group making the acquisition proposal, request for information or inquiry; and

•	copies of all written materials provided to us by or on behalf of any person or group, or provided to any person or group by or on behalf of us.

Notwithstanding anything to the contrary in the Merger Agreement, our Board may, in response to a superior proposal by a third party, withhold, withdraw, amend or modify its recommendation to our shareholders in favor of the Merger Agreement, and, if the superior proposal is a tender offer or exchange offer made directly to our shareholders, our Board may recommend that our shareholders accept the tender offer or exchange offer if all of the following conditions are met:

•	a superior proposal has been made and has not been withdrawn;

•	the shareholders’ meeting to approve the Merger Agreement (i.e., the Special Meeting) has not occurred;

•	we have promptly provided written notice to Chelton Microwave of our Board’s intention to change its recommendation to our shareholders, expressly stating that we have received a superior proposal, the material terms and conditions of the superior proposal, the identity of the party(ies) making the superior proposal and that we intend to effect a change or recommendation and the manner in which we intend to do so; and we shall have made available to Chelton Microwave all materials and information made available to the party(ies) making the superior proposal;

•	our Board has concluded in good faith, after consulting its outside legal advisors, that our Board’s failure to effect a change of recommendation in light of the superior proposal would be a breach of its fiduciary duties to our shareholders under applicable law; and

•	we shall have complied in all material respects with the provisions contained in the Merger Agreement relating to restrictions on solicitation.

Under the Merger Agreement:

•	The term “acquisition proposal” means any inquiry, offer or proposal by a third party relating to any transaction or series of related transactions involving:

o	any acquisition or purchase from us of more than 25% of our total outstanding voting securities or more than 75% of the total outstanding voting securities of REMEC Defense & Space, any tender offer or exchange offer that would result in any person or group beneficially owning more than 25% of our total outstanding voting securities or more than 75% of the total outstanding voting securities of REMEC Defense & Space, or any merger, consolidation, business combination or similar transaction involving us pursuant to which our shareholders immediately prior to the transaction will hold less than 75% of the equity interests in the surviving or resulting entity of the transaction;

o	any sale, exchange, transfer, acquisition or disposition, or any lease or license outside the ordinary course of business, of more than 25% of our assets or more than 75% of the assets of REMEC Defense & Space; or

o	any liquidation, dissolution, recapitalization or other significant corporate reorganization of us or REMEC Defense & Space.

•	The term “superior proposal” means any unsolicited acquisition proposal on terms that our Board determines in good faith, after consultation with its financial advisors, is more favorable to our shareholders from a financial point of view than the transactions contemplated by the Merger Agreement, and is reasonably capable of being consummated.

Covenants under the Merger Agreement

In addition to the employee and benefits matters and the non-solicitation provisions described above, we, REMEC Defense & Space and Chelton Microwave have also agreed to certain other covenants pursuant to the Merger Agreement.

Conduct of Business

REMEC Defense & Space has agreed in the Merger Agreement that, unless otherwise expressly permitted in the Merger Agreement or consented to by Chelton Microwave in writing (which consent may not be unreasonably withheld, conditioned or delayed) it will, and it will cause REMEC Mexico to:

•	carry on their business in the ordinary course in substantially the same manner as currently conducted;

•	use reasonable efforts to preserve intact their corporate existence, goodwill and business organizations, keep available the services of their officers and key employees and preserve their relationships with customers, suppliers and others having business dealings with them;

•	maintain, keep and preserve their assets and properties in their normal condition and repair, replace all items of machinery and equipment at time intervals consistent with past practice and maintain and enforce existing insurance policies on all such items in accordance with current practices;

•	not pay any dividend or other distribution on their equity securities, or repurchase any of their outstanding shares of equity securities;

•	not propose or make any changes or amendments in their bylaws or their articles of incorporation or other comparable organizational or formation documents;

•	not pay any salary, wages, vacation pay, sick pay, bonuses or other compensation outside the ordinary course of business consistent with prior practice other than as disclosed to Chelton Microwave on or prior to the date of the Merger Agreement;

•	perform in all material respects under all of their material contracts and other agreements and instruments relating to or affecting REMEC Defense & Space or REMEC Mexico and comply in all material respects with all applicable laws;

•	use reasonable efforts to assist Chelton Microwave, in connection with the transactions contemplated under the Merger Agreement, in obtaining any necessary consents of any parties to any contract, agreement or other instrument to which REMEC Defense & Space or REMEC Mexico is bound;

•	not issue, pledge or sell, or issue options, warrants or other rights to acquire, or issue or sell any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any agreement or other commitment for the issuance of, any securities of REMEC Defense & Space or REMEC Mexico;

•	not enter into any arrangement, understanding or contract with respect to the purchase or voting of shares of capital stock of REMEC Defense & Space or REMEC Mexico, or adjust, split, combine or reclassify any securities of REMEC Defense & Space or REMEC Mexico, or make any changes in the capital structure of either company, other than as contemplated under the Merger Agreement;

•	not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any of the employees of REMEC Defense & Space or REMEC Mexico or institute, adopt or amend (or commit to do any of the following with respect to) any compensation or benefit plan, policy, program or arrangement applicable to any such employee, except in the ordinary course of business or as disclosed to Chelton Microwave on or prior to the date of the Merger Agreement;

•	except as contemplated by the Merger Agreement, not pay or discharge any claim, lien, encumbrance or liability other than in the ordinary course of business including, but not limited to, the management of intercompany accounts and liabilities as consistent with past practice, or as disclosed to Chelton Microwave on or prior to the date of the Merger Agreement;

•	except as contemplated by the Merger Agreement, not enter into any collective bargaining agreement or create, enter into or amend any employee benefit plan unless required to do so by applicable law;

•	except as contemplated by the Merger Agreement, not create, assume or incur any encumbrance on assets other than in the ordinary course or business or as disclosed to Chelton Microwave on or prior to the date of the Merger Agreement;

•	not sell, assign, lease, exchange or otherwise transfer or dispose of any assets, other than in the ordinary course of business, including the management of intercompany accounts and liabilities between us and REMEC Defense & Space and/or REMEC Mexico, or except as disclosed to Chelton Microwave on or prior to the date of the Merger Agreement;

•	not merge or consolidate with or into any other entity or enter into any agreements relating to any such merger or consolidation;

•	not guarantee or otherwise accommodate the obligation of any person or entity outside the ordinary course of business;

•	not assume, incur or guarantee any obligation or liability for borrowed money outside the ordinary course of business;

•

not cancel any debts owed to REMEC Defense & Space or REMEC Mexico, or waive any material claim or right except for compromises of trade debt in the ordinary course of business, other than the management of intercompany accounts and liabilities between us and REMEC Defense & Space and/or

REMEC Mexico and except as disclosed to Chelton Microwave on or prior to the date of the Merger Agreement;

•	maintain their books of account, records and files substantially in the same manner as they are maintained as of the date of the Merger Agreement;

•	pay obligations under all contracts and other arrangements in a manner consistent with past practice; and

•	not take any action, or omit to take any action, which action or omission would result in a breach of any of our representations and warranties with respect to the absence of certain material changes since October 29, 2004, except as disclosed to Chelton Microwave on or prior to the date of the Merger Agreement.

Trademark License

The Merger Agreement provides for a grant by us to REMEC Defense & Space of a royalty-free, perpetual, worldwide license to use the trademark “REMEC” and one of our logo marks exclusively in the overall names and marks, “REMEC DEFENSE & SPACE,” “REMEC SPACE & DEFENSE,” “REMEC DEFENSE,” “REMEC SPACE” and/or “REMEC MICROWAVE” in connection with its business. The license is subject to termination by us upon 30 days’ prior written notice if REMEC Defense & Space uses the licensed marks in a manner that could diminish or tarnish our rights in or protection of the marks; provided, that our right to terminate the license is extinguished if REMEC Defense & Space cures the matter within the 30-day period. We will retain all ownership rights in the licensed marks, and REMEC Defense & Space will cooperate with us and assist us in protecting and defending them to the extent we elect to take any action in connection with any infringements, claims or actions by third parties with respect to the licensed marks. REMEC Defense & Space may not assign this license without our prior written consent, except in connection with a merger, acquisition, reorganization or sale of all or substantially all of the assets or equity of REMEC Defense & Space.

Assignment of Certain Liabilities

Prior to the completion of the Merger, we may assign to REMEC Defense & Space certain of our liabilities and obligations under the Purchase Agreement dated August 18, 2004 between us, REMEC Canada Incorporated, Euromill Equihold Inc. and Nanowave Technologies Inc., in exchange for an assignment from us to REMEC Defense & Space of a promissory note in the aggregate principal amount of $2,500,000 that was issued to us by Euromill Equihold on August 18, 2004. Chelton Microwave has agreed to cooperate with us in negotiating the assignments of our liabilities and obligations and the promissory note, and has further agreed to accept the terms of the assignments so long as they are commercially reasonable and there are no substantive changes to the payment terms of the promissory note or the scope of the liabilities to be assumed by REMEC Defense & Space in connection with the assignment.

Mutual Covenants of REMEC and Chelton Microwave

The Merger Agreement contains a number of other mutual covenants by us and Chelton Microwave, including covenants relating to:

•	making all necessary filings required under the HSR Act, the Exon-Florio Act and any other law requiring filing with a governmental entity with respect to the transactions contemplated by the Merger Agreement, and taking other reasonable steps as may be necessary to obtain any clearance, consent or approval required by any governmental entity in order to consummate the transactions contemplated by the Merger Agreement;

•	using reasonable good faith efforts to take all actions and do all things necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement;

•	making a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986 (and, at the request of Chelton Microwave, any corresponding elections under state, local or foreign tax law) and cooperating to prepare the documentation required to make the election;

•	in our case, preparing and timely filing all tax returns of REMEC Defense & Space and REMEC Mexico for all periods ending on or prior to the date of the completion of the Merger, and in the case of Chelton Microwave, preparing and timely filing all other tax returns of REMEC Defense & Space and REMEC Mexico required to be filed after the date of completion of the Merger; and

•	using reasonable best efforts to fulfill the respective conditions to the completion of the Merger over which they have control or influence and to complete the transactions contemplated by the Merger Agreement.

Additional Covenants of REMEC

The Merger Agreement also contains covenants requiring us to:

•	use commercially reasonable efforts to initially file this Proxy Statement with the SEC prior to January 19, 2005; and

•	so long as the Merger Agreement remains in effect, provide Chelton Microwave and its accountants, counsel, consultants, employees and agents reasonable access to, and make available documents, records, work papers and information with respect to, the properties, assets, books, contracts, commitments, reports and records relating to REMEC Defense & Space and REMEC Mexico, as Chelton Microwave may reasonably request.

For a discussion of the additional covenants relating to our directors’ and officers’ insurance see “The Sale of REMEC Defense & Space — Interests of Our Directors, Executive Officers and Employees in the Sale of REMEC Defense & Space — Directors’ and Officers’ Insurance” on page 44.

The covenants in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in its entirety Article 5 entitled “Covenants and Agreements” in the copy of the Merger Agreement attached as Annex A to this Proxy Statement.

Conditions to the Merger

Our obligations to effect the Merger are subject to the fulfillment or waiver (if permitted by law), at or prior to the effective time of the Merger, of the following conditions:

•	We must have obtained the affirmative vote of holders of shares representing a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•	Each of the representations and warranties of Chelton Microwave and Merger Sub contained in the Merger Agreement that is not qualified by materiality must be true and correct in all material respects on and as of the date of the Merger Agreement and the effective time of the Merger (other than representations and warranties which expressly relate to an earlier date, which must be true and correct in all material respects of that earlier date), and each of the representations and warranties of Chelton Microwave and Merger Sub contained in the Merger Agreement that is qualified by materiality must be true and correct on and as of the date of the Merger Agreement and the effective time of the Merger (other than representations and warranties which expressly relate to an earlier date, which must be true and correct as of that earlier date);

•	Chelton Microwave and Merger Sub must have performed in all material respects each of their respective covenants contained in the Merger Agreement required to be performed on or prior to the effective time of the Merger;

•	There must not be any writ, judgment, decree, injunction, consent order, administrative order or similar order of any court or other governmental entity to restrain, prohibit or invalidate the Merger and the other transactions contemplated under the Merger Agreement;

•	Chelton Microwave must deliver to us a certificate as to the matters discussed in the previous four paragraphs;

•	Chelton Microwave must deliver the merger consideration to us by wire transfer of immediately available funds to an account designated by us;

•	The applicable waiting periods and review periods imposed by governmental entities under the HSR Act and the Exon-Florio Act must have expired or been terminated without the occurrence of any event that would have the effect of making the Merger or the other transactions contemplated under the Merger Agreement illegal;

•	We must have obtained the consent of Silicon Valley Bank, with whom we have a line of credit, to the transactions contemplated by the Merger Agreement; and

•	Chelton Microwave and Merger Sub must have obtained and delivered to us all consents, approvals, authorizations and permits from third-party governmental and non-governmental entities necessary for the completion of the Merger.

The obligations of Chelton Microwave and Merger Sub to effect the Merger are subject to the fulfillment or waiver (if permitted by law), at or prior to the effective time, of the following conditions:

•	Each of the representations and warranties of us contained in the Merger Agreement that is not qualified by materiality must be true and correct in all material respects on and as of the date of the Merger Agreement and the effective time of the Merger (other than representations and warranties which expressly relate to an earlier date, which must be true and correct in all material respects of that earlier date), and each of the representations and warranties of us contained in the Merger Agreement that is qualified by materiality must be true and correct on and as of the date of the Merger Agreement and the effective time of the Merger (other than representations and warranties which expressly relate to an earlier date, which must be true and correct as of that earlier date);

•	We must have performed and complied with, in all material respects, each of our covenants contained in the Merger Agreement required to be performed on or prior to the effective time of the Merger;

•	There must not be any writ, judgment, decree, injunction, consent order, administrative order or similar order of any court or other governmental entity to restrain, prohibit or invalidate the Merger and the other transactions contemplated under the Merger Agreement;

•	We must deliver to Chelton Microwave at the completion of the Merger (i) a certificate as to the matters discussed in the previous three paragraphs, (ii) updated disclosure schedules setting forth lists required by, and disclosing exceptions and qualifications to, our representations and warranties in the Merger Agreement, if necessary and (iii) stock certificate(s) representing our share of series B stock of REMEC Mexico;

•	Silicon Valley Bank must have released its security interest over the assets of REMEC Defense & Space and its pledge over the shares of common stock of REMEC Defense & Space under our line of credit with Silicon Valley Bank;

•

The applicable waiting periods and review periods imposed by governmental entities under the HSR Act and the Exon-Florio Act must have expired or been terminated without the occurrence of any event that would have the effect of making the Merger or the other transactions contemplated under the Merger Agreement illegal;

•	The directors of REMEC Defense & Space and REMEC Mexico designated in a letter from Chelton Microwave must have delivered their written resignations or have been removed by corporate action of the applicable company, effective as of the completion of the Merger;

•	We must have obtained and delivered to Chelton Microwave and Merger Sub all consents, approvals, authorizations and permits from third-party governmental and non-governmental entities necessary for the consummation of the Merger and for the operation of the business of REMEC Defense & Space and REMEC Mexico, except to the extent that there would be no material adverse effect;

•	At least 10 days prior to the completion of the Merger, we must have delivered to Chelton Microwave audited consolidated financial statements for the fiscal year ending January 31, 2005 and a report of our independent registered public accounting firm containing an unqualified audit opinion with respect to REMEC Defense & Space, and we must make the work papers and back-up materials used in the preparation of these audited financial statements available to Chelton Microwave at reasonable times and upon reasonable notice after delivery of the audited financial statements;

•	Since the date of the Merger Agreement, there must not have been any change or effect that, individually or in the aggregate, is materially adverse to REMEC Defense & Space or the surviving corporation; and

•	There must not be instituted any action or proceeding to restrict or prohibit the transactions contemplated by the Merger Agreement which could reasonably be expected to result in a final decision in favor of the party attempting to restrict or prohibit the transactions contemplated by the Merger Agreement.

The Merger Agreement provides that a “material adverse effect” means, with respect to an entity, any change or effect that is, individually or when taken together with all other such changes or effects, materially adverse to the business, operations, assets, condition (financial or otherwise), prospects or results of operations as a whole, other than any change or effect (a) relating to the economy of the United States in general; (b) relating to the industry in which the entity operates in general and not specifically relating to the entity; (c) arising out of the announcement or pendency of the transactions contemplated by the Merger Agreement; (d) arising out of an entity’s compliance with the terms of the Merger Agreement; (e) in the case of REMEC Defense & Space, arising out of any action taken or announced by Chelton Microwave, or any action taken or announced, or any inaction or failure to act, by us or REMEC Defense & Space at the request or direction of Chelton Microwave, or, in the case of Chelton Microwave, arising out of any action taken or announced, or any inaction or failure to act, by Chelton Microwave at our request or direction; (f) resulting from any outbreak or escalation of hostilities or the occurrence of any terrorist acts, in each case involving the United States of America or any other country in which REMEC Defense & Space, REMEC Mexico or Chelton Microwave, as applicable, operates or has facilities (except as directed specifically at these companies); or (g) relating to any adverse change or effect arising from any change in GAAP.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the Merger, whether before or after any approval by our shareholders of the Merger Agreement and the matters presented in connection with the Merger:

•	by mutual written consent of Chelton Microwave and us;

•	by either Chelton Microwave or us, if the Merger is not completed by 5:00 p.m., Pacific time, on May 31, 2005 (or a later date as Chelton Microwave and we may agree), if the party choosing to terminate the Merger Agreement has performed and complied with all of its covenants, agreements and conditions in the Merger Agreement;

•	by either Chelton Microwave or us, if at the Special Meeting or any adjournment thereof at which the Merger Agreement has been submitted for approval and adoption by our shareholders, the Merger Agreement fails to receive approval by the requisite vote of our shareholders by 5:00 p.m., Pacific time, on May 31, 2005;

•	by Chelton Microwave, if Chelton Microwave notifies us in writing that any of the conditions to the obligations of Chelton Microwave and Merger Sub described above under the heading “Conditions to the Merger” will not be satisfied, or if it becomes apparent that any of these conditions will not be satisfied, by 5:00 p.m., Pacific time, on May 31, 2005, unless due to Chelton Microwave’s failure to perform or comply with any of its covenants, agreements or conditions required to be performed or complied with by Chelton Microwave prior to the completion of the Merger;

•	by us, if we notify Chelton Microwave in writing that any of the conditions to our obligations described above under the heading “Conditions to the Merger” will not be satisfied, or if it becomes apparent that any of these conditions will not be satisfied, by 5:00 p.m., Pacific time, on May 31, 2005, unless due to our failure to perform or comply with any of its covenants, agreements or conditions required to be performed or complied with by us prior to the completion of the Merger; or

•	by us, if we notify Chelton Microwave in writing that our Board has determined to withhold or withdraw its recommendation to our shareholders in favor of the approval and adoption of the Merger Agreement in response to a superior proposal from a third party; provided that (i) a superior proposal has been made and has not been withdrawn, (ii) the Special Meeting has not occurred, (iii) we must have promptly provided Chelton Microwave with written notice of our Board’s intention to change its recommendation and detailed information regarding the change in recommendation, (iv) our Board has concluded in good faith, after consultation with outside legal advisors, that the Board’s failure to change its recommendation in light of the superior proposal would be a breach of its fiduciary obligations to our shareholders under applicable law and (v) we must have complied in all material respects with our obligations with respect to a change in recommendation by the Board pursuant to the Merger Agreement.

Under the Merger Agreement:

•	The term “acquisition proposal” means any inquiry, offer or proposal by a third party relating to any transaction or series of related transactions involving:

o	any acquisition or purchase from us of more than 25% of our total outstanding voting securities or more than 75% of the total outstanding voting securities of REMEC Defense & Space, any tender offer or exchange offer that would result in any person or group beneficially owning more than 25% of our total outstanding voting securities or more than 75% of the total outstanding voting securities of REMEC Defense & Space, or any merger, consolidation, business combination or similar transaction involving us pursuant to which our shareholders immediately prior to the transaction will hold less than 75% of the equity interests in the surviving or resulting entity of the transaction;

o	any sale, exchange, transfer, acquisition or disposition, or any lease or license outside the ordinary course of business, of more than 25% of our assets or more than 75% of the assets of REMEC Defense & Space; or

o	any liquidation, dissolution, recapitalization or other significant corporate reorganization of us or REMEC Defense & Space.

•	The term “superior proposal” means any unsolicited acquisition proposal on terms that our Board determines in good faith, after consultation with its financial advisors, is more favorable to our shareholders from a financial point of view than the transactions contemplated by the Merger Agreement, and is reasonably capable of being consummated.

Expenses and Fees

We must pay to Chelton Microwave a termination fee of $8,000,000 in cash if:

•	(i) we terminate the Merger Agreement due to our failure to obtain the requisite vote of our shareholders in favor of the approval and adoption of the Merger Agreement by 5:00 p.m., Pacific time, on May 31, 2005, (ii) we and REMEC Defense & Space execute a definitive agreement within six months of termination to sell all or substantially all of the assets of REMEC Defense & Space or more than 75% of the total outstanding voting securities of REMEC Defense & Space and (iii) the transaction is consummated; provided, however, that we may terminate the Merger Agreement without payment of a termination fee if the transaction is completed in connection with the sale or other transfer of 25% or more of our outstanding voting interests, equity interests or assets; or

•	our Board has determined to withhold or withdraw its recommendation to our shareholders in favor of the approval and adoption of the Merger Agreement in response to a superior proposal from a third party.

In any action to enforce or interpret the terms of the Merger Agreement, the prevailing party will be entitled to recover its reasonable costs of suit, including reasonable attorneys’ fees, in addition to any other recovery or relief.

Other than the termination fee and the attorneys’ fees and related costs described above, the parties to the Merger Agreement will bear their respective costs and expenses incurred in connection with the Merger Agreement, including any broker’s commissions or finder’s fees, except that REMEC Defense & Space will pay for all of our transaction costs and expenses in connection with the Merger Agreement at or prior to the completion of the Merger.

Assignment

The Merger Agreement is not assignable by any of the parties, except in connection with a merger, acquisition, reorganization or sale of all or substantially all of the assets of a party so long as any successor of the party expressly assumes all of the obligations of the party under the Merger Agreement.

Modification, Amendment and Waiver

The Merger Agreement may be amended only by an instrument in writing signed by each of the parties to the Merger Agreement. No waiver of any right or benefit under the Merger Agreement shall be deemed effective unless and until a written instrument is executed by the party waiving the right or benefit.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the sale of REMEC Defense & Space pursuant to the Merger Agreement, as described in this Proposal One. As a result, abstentions and broker non-votes will have the effect of votes against the proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that the shareholders vote “FOR” Proposal One described above.

PROPOSAL TWO:

APPROVAL OF THE RECLASSIFICATION

The second proposal is to approve a reclassification of our common stock (the “Reclassification”) by authorizing a Certificate of Amendment to our existing Restated Articles of Incorporation. In the Reclassification, each one (1) share of our existing common stock will be converted into a fractional share of new common stock and one (1) share of redeemable common stock, or redemption stock. The purpose of the Reclassification is to facilitate our plan to distribute a substantial portion of the proceeds from the sale of REMEC Defense & Space to our shareholders by redeeming the redemption stock (the “Redemption”). If the sale of REMEC Defense & Space and the Reclassification are approved, we intend to file the Certificate of Amendment with the Secretary of State of the State of California immediately prior to the effective time of the Merger. Our Board of Directors believes that approving the Reclassification by authorizing the Certificate of Amendment is in the best interests of us and our shareholders, and unanimously recommends that our shareholders approve the Reclassification and authorize the Certificate of Amendment.

THE CERTIFICATE OF AMENDMENT

Our existing Restated Articles of Incorporation (the “Existing Articles”) provides for two classes of stock: common stock and preferred stock. We are authorized pursuant to the Existing Articles to issue up to 140,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of             , 2005, there are              shares of our common stock outstanding and no shares of our preferred stock outstanding.

The Certificate of Amendment will provide for two classes of stock: common stock and preferred stock. In addition, the common stock will be divided into two series: the new common stock and the redemption stock. We will be authorized pursuant to the Certificate of Amendment to issue up to 155,000,000 shares of common stock, which shall consist of 80,000,000 shares of new common stock and 75,000,000 shares of redemption stock, and 5,000,000 shares of preferred stock. Assuming our shareholders approve the sale of REMEC Defense & Space and the Reclassification, we intend to file the Certificate of Amendment with the Secretary of State of the State of California immediately prior to the effective time of the Merger. We have previously submitted a draft of the Certificate of Amendment to the California Secretary of State for review, and have obtained preliminary approval of the Certificate of Amendment from the California Secretary of State. The Certificate of Amendment, however, will not be effective until we formally file it with the State of California.

The Certificate of Amendment will provide that each outstanding share of our common stock will be reclassified into (i) one (1) share of redemption stock and (ii) a fractional share of new common stock. The rights, preferences and privileges of the redemption stock, the new common stock and the preferred stock are as follows:

Redemption Stock

The Certificate of Amendment provides that the redemption stock will be automatically redeemed immediately after the effective time the Merger as discussed below. Other than this redemption feature, the shares of redemption stock will have the same rights, preferences and privileges as our previously authorized shares of common stock as provided in the Existing Articles.

New Common Stock

The shares of new common stock will have the same rights, preferences and privileges as our previously authorized shares of common stock as provided in the Existing Articles. The exact fraction of a share of new common stock issued as a result of the Reclassification in exchange for each one (1) share of our existing common stock will be equal to the quotient of (i) our Market Valuation minus the aggregate amount of the merger consideration to be distributed to our shareholders in the Redemption as determined by our Board, divided by (ii) our Market Valuation (the “Quotient”). Our “Market Valuation” will be the product of (i) the number of shares of our common stock issued and outstanding immediately before the Reclassification as recorded on our stock ledger and (ii) the average of the closing sale prices of our common stock as reported on the Nasdaq National Market for each of the ten (10) consecutive trading days immediately prior to the date of the Reclassification.

After taking into account and aggregating all shares of new common stock issuable to a holder upon the Reclassification, each holder of common stock who would otherwise be entitled to a fraction of a share of new common stock upon surrender of such holder’s certificate(s) for common stock will be entitled to receive, in lieu of the fractional share of new common stock, a cash payment, without interest, equal to the product of (i) the fractional share interest of new common stock to which the holder would otherwise be entitled, after taking into account all shares of common stock held by the holder immediately prior to the Reclassification, and (ii) the fair value of one share of new common stock, which the Board has determined to be equal to product of (i) the Quotient and (ii) the average of the closing sale prices of our common stock as reported on the Nasdaq National Market for each of the ten (10) consecutive trading days immediately prior to the date of the Reclassification.

Preferred Stock

Under the proposed Certificate of Amendment, there will be no changes to the total number of authorized shares of the preferred stock or to the rights, preferences and privileges of the preferred stock.

Listing of Shares

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. If the Reclassification is completed, subject to approval by Nasdaq, we expect to list the new common stock on the Nasdaq National Market under the trading symbol “REMC” (although Nasdaq may add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the Reclassification has occurred). We do not plan to list the redemption stock on the Nasdaq National Market or any other public securities exchange because all of the redemption stock will be automatically redeemed for cash immediately after the effective time of the Merger.

THE REDEMPTION

We currently plan to distribute a portion of the aggregate merger consideration to our shareholders by completing the Redemption immediately after the effective time of the Merger. Immediately following the Special Meeting, our Board of Directors will hold a meeting to determine the exact amount of merger consideration to be distributed to our shareholders in the Redemption. Our Board’s determination will be based on factors relevant to our company at the time of its determination, including the funds required to support our remaining commercial wireless business, the condition of the end markets in which we compete, our overall business outlook and prospects and general economic and market conditions. The aggregate amount to be distributed to our shareholders in the Redemption will be no less than $150,000,000 (subject to certain limitations on our ability to make a distribution to our shareholders under Section 500 of the California General Corporation Law) and no more than $200,000,000. Promptly following our Board’s determination of the aggregate amount of merger consideration to be distributed in the Redemption, we will issue a press release and file a report on Form 8-K with the SEC disclosing this amount.

Assuming our shareholders approve both proposals at the Special Meeting and the Merger is completed, the Redemption will occur automatically immediately after the effective time of the Merger. In the Redemption, each shareholder of REMEC will be entitled to receive an amount in cash for each one (1) share of redemption stock that the shareholder would be entitled to receive as a result of the Reclassification equal to: (i) the aggregate amount of merger consideration distributed in the Redemption as determined by our Board, divided by (ii) the total number of shares of redemption stock recorded on our stock ledger immediately prior to the Redemption. From and after the Redemption, no shares of redemption stock will be transferred on our stock books or be deemed to be outstanding for any purpose whatsoever and all rights of the holders of shares of redemption stock (except the right to receive the redemption payment without interest for each share of redemption stock) shall cease with respect to such shares.

Examples of the Reclassification and Redemption

The exact redemption amount per share of redemption stock and the exact fraction of a share of new common stock our shareholders will be entitled to receive for each one (1) share of common stock they hold will depend on three factors: (i) the aggregate amount to be distributed in the Redemption as determined by our Board of Directors, (ii) our Market Valuation and (iii) the number of shares of our common stock outstanding immediately prior to the Reclassification as recorded on our stock ledger. For purposes of illustration only, assuming our Market Valuation is $                     and there are              shares of our common stock outstanding on our stock ledger immediately prior to the Reclassification:

•	if our Board determines that we will distribute an aggregate of $150,000,000 (the minimum amount of the proposed distribution) of merger consideration in the Redemption, our shareholders will be entitled to receive for each one (1) share of common stock they hold immediately prior to the effective time of the Merger: (i) a redemption amount per share of redemption stock equal to $ and (ii) of a share of new common stock.

•	if our Board determines that we will distribute an aggregate of $175,000,000 (the midpoint of the expected range) of merger consideration in the Redemption, our shareholders will be entitled to receive for each one (1) share of common stock they hold immediately prior to the effective time of the Merger: (i) a redemption amount per share of redemption stock equal to $ and (ii) of a share of new common stock.

•	if our Board determines that we will distribute an aggregate of $200,000,000 (the maximum amount of the proposed distribution) of merger consideration in the Redemption, our shareholders will be entitled to receive for each one (1) share of common stock they hold immediately prior to the effective time of the Merger: (i) a redemption amount per share of redemption stock equal to $ and (ii) of a share of new common stock.

Terms Governing the Redemption under the California General Corporation Law

The Redemption is a “distribution to shareholders” as this phrase is defined under Section 166 of the California General Corporation Law. Section 500 of the California General Corporation Law provides that a corporation must satisfy certain financial conditions before it can legally make a distribution to shareholders. In particular, a corporation may not make a distribution to its shareholders unless:

•	The amount of the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution; or

•	Immediately after giving effect to the distribution, (i) the sum of the assets of the corporation (not including goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred credits and (ii) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 125% of its current liabilities, subject to certain limitations.

As of the date of this Proxy Statement, we believe that we can satisfy the financial conditions required for a distribution to shareholders under Section 500 of the California General Corporation Law to effect the Redemption at any aggregate amount between $150,000,000 and $200,000,000, as selected by our Board.

Changes in our financial condition between the date of this Proxy Statement and the effective time of the Merger, however, could prevent us from effecting the Redemption at the aggregate amount selected by our Board, in which case we would not file the Certificate of Amendment notwithstanding shareholder approval for the filing.

Material United States Federal Income Tax Consequences to Our Shareholders of the Reclassification and Redemption

The following is a summary of United States federal income tax considerations material to U.S. Holders of our common stock resulting from the Reclassification and Redemption following the completion of the sale of REMEC Defense & Space and the filing of the Certificate of Amendment. This summary does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances. For example, it does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules such as non-U.S. Holders, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or tax-exempt investors. It also does not discuss the effect on our shareholders who hold their shares as part of a hedge, straddle, conversion or other integrated transaction. It does not include any description of any alternative minimum tax consequences, federal estate tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to our shareholders.

This summary is based upon the Code, Treasury regulations, IRS rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISORS TO DETERMINE THE ANTICIPATED TAX CONSEQUENCES TO YOU OF THE RECLASSIFICATION AND REDEMPTION, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS AND WITH RESPECT TO TAX RETURN REPORTING REQUIREMENTS.

For the purposes of this summary, you are a “U.S. Holder” if you own our common stock and:

•	you are a citizen or resident of the United States;

•	you are a corporation or other entity taxable as a corporation under United States income tax laws created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	you are an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or

•	you are a trust subject to the primary supervision of a United States court and the control of one or more United States persons, or a trust (other than a wholly owned grantor trust) that is treated as a domestic trust despite not meeting the requirements described above.

If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of shares of our common stock, the tax treatment of a partner in the partnership may depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in a partnership, should consult their own tax advisors regarding the tax consequences of the Reclassification and the Redemption.

Assuming the sale of REMEC Defense & Space and the Reclassification are approved and the Merger is completed, we intend to distribute a substantial portion of the aggregate merger consideration by redeeming the redemption stock for an aggregate redemption amount of no less than $150,000,000 and no more than $200,000,000, to be determined by our Board. We expect that the Reclassification and Redemption will be treated as a “partial liquidation” within the meaning of the Code. We desire to effect the distribution of a portion of the aggregate merger consideration from the sale of REMEC Defense & Space to our shareholders through the Reclassification and Redemption in order to permit our shareholders that are not corporations to treat the distribution as a sale of exchange of shares rather than as an ordinary dividend under applicable federal tax laws. If we were to effect the distribution without a redemption of shares, each shareholder would be treated, for federal income tax purposes, as having received a dividend to the extent of our current year or accumulated earnings and profits. Because our current year earnings will include gains from the sale of REMEC Defense & Space and will not be offset by operating losses from prior years, we believe that all or most of the amount distributed would be taxable as a dividend. By effecting the distribution as a redemption, our shareholders that are not corporations would recognize gain or loss measured by the increase or decrease in value of the redeemed shares over the period that they held those shares and would most likely be subject to lower tax liability than if they were treated as having received a dividend.

For shareholders other than corporations, the Reclassification and Redemption will be treated as a sale of redeemed shares by these shareholders to us. The shareholders will recognize gain or loss from the sale of the shares to us in an amount equal to the redemption price paid for the shares and the shareholder’s basis in their shares. We expect that each shareholder’s basis of the redeemed shares will be the portion of the shareholder’s basis prior to the Reclassification and Redemption that bears the same ratio to the total basis in all of the shareholder’s shares of our common stock prior to the Reclassification and Redemption as the shares that cease to be outstanding as a result of the Reclassification and Redemption bears to the total of the shareholder’s shares outstanding prior to the Reclassification and Redemption. This gain or loss will be capital gain or loss if the shares were held as a capital asset and will be long-term capital gain or loss if the shares were held for more than one year prior to the date of the Redemption. Long-term capital gains of individuals are subject to preferential tax rates, and capital losses are subject to limited deductibility.

Our shareholders that are corporations will receive the same tax treatment under the distribution through the Reclassification and Redemption as they would receive under a distribution through an ordinary dividend. Accordingly, for shareholders who are corporations, the Reclassification and Redemption will be treated as a distribution rather than a sale to us of the shares being redeemed. Because the transaction is not treated as a repurchase of our shares for income tax purposes, the basis of the shares being redeemed will be added to and included in the basis of our shares that remain outstanding after the Reclassification and Redemption. The amount distributed will be treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. It is expected that, as a result of the sale of REMEC Defense & Space, current year earnings and profits in the year of distribution will equal or exceed the amount to be distributed. To the extent that the amount distributed to a corporate shareholder exceeds earnings and profits, however, it will be treated as a non-taxable return of the basis in the our shares to the extent of the basis, and any additional amount will be treated as a gain from the sale of the shares. Corporate shareholders generally should be able to a deduct an amount equal to 70% of the dividend received. The portion of the dividend that is not taxable as a result of the dividends received deduction will be applied to reduce the basis of the shares still outstanding and will be treated as gain from the sale of those shares to the extent the non-taxable portion of the dividend is greater than the basis in the shares.

Option holders who exercise their options will generally recognize ordinary taxable income at the time of exercise. The amount of income generally will be the excess of the value of common stock and if applicable, the Redemption Shares, over the exercise price. If the option is intended to qualify as an incentive stock option (“ISO”) under Section 422 of the Internal Revenue Code, no income would generally be recognized at the time of exercise, and any gain would generally be long term capital gain if the stock is held for the required “Holding Period” (at least one year from exercise and two years from grant). However, to the extent an option which is intended to be an ISO is exercised prior to the effective time of the Merger, the holder will receive redemption stock which will immediately be converted to cash. To that extent, the Holding Period will not be met and the value of the cash received will be taxed as ordinary income (for purposes of determining capital gains on the remaining portion of the option if the Holding Period is met, the holder’s exercise price will be allocated between the shares of common stock received and the shares of redemption stock). Restricted Stock Units (“RSUs”) will be taxed as ordinary income based on the fair market value of the cash or stock as it is distributed to the holder. All amounts taxed as ordinary income will be subject to state and federal withholding.

Information Reporting and Backup Withholding

Our shareholders will be subject to information reporting with respect to any cash received in the Redemption and may also be subject to backup withholding at a rate of 28%. Any amount withheld with respect to a shareholder under these rules is not an additional tax and may be refunded or credited against the shareholder’s United States federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Effect of Reclassification and Redemption on Outstanding Options, Restricted Stock Units and Dividend Access Shares

As of the date of this Proxy Statement, we have outstanding options to purchase                      shares of common stock (collectively, the “Options”) issued pursuant to our 1995 Equity Incentive Plan and our 2001 Equity Incentive Plan and outstanding RSUs for                      shares of common stock issued pursuant to our Offer to Exchange Certain Outstanding Options for Restricted Stock Units filed with the SEC pursuant to Schedule TO on September 3, 2004 (the “RSU Exchange Offer”). Pursuant to the terms of our 1995 Equity Incentive Plan and 2001 Equity Incentive Plan and the terms of our RSU Exchange Offer, our Board of Directors has the authority to make appropriate adjustments to the Options and RSUs as a result of the Reclassification.

Our Board of Directors has determined that it is in the best interests of us and our shareholders that the effect of the Reclassification and Redemption on the Options and RSUs outstanding at the effective time of the Merger will be as follows:

Options

Holders of Options issued and outstanding prior to the effective time of the Merger may exercise the vested portions of their Options at any time prior to or in connection with the Merger pursuant to the terms of their respective option agreements. Any optionholder who exercises the vested portion of his or her Option prior to or in connection with the Merger will be treated as a holder of common stock for purposes of the Reclassification and Redemption. Accordingly, the optionholder will receive, for each one (1) share of common stock issued to such optionholder upon exercise of the vested portion of his or her Option, a fractional share of new common stock and one (1) share of redemption stock upon the completion of the Reclassification. As with other holders of common stock, the shares of redemption stock that the optionholder is entitled to receive will be automatically redeemed by the Company in the Redemption.

For shares underlying options that vest after the effective time of the Merger and for vested option shares that are not exercised prior to or in connection with the Merger, our Board of Directors has determined that upon the Reclassification, each one (1) unexercised share underlying the applicable Option(s) will be converted into a right to receive one (1) share of new common stock. The exercise price for each share of new common stock following the Reclassification will be equal to the per share exercise price for the shares of common stock underlying the Option prior to the Reclassification. No redemption stock or cash will be issued to holders of Options exercised after the effective date of the Merger, regardless of whether the shares underlying those Options vested prior to or after the effective time of the Merger.

As discussed in Proposal One above, the vesting of all issued and outstanding Options held by employees of REMEC Defense & Space will be fully accelerated upon the completion of the Merger. To the extent that any of these Options are exercised prior to or in connection with the Merger, the holders of these Options will participate in the Redemption and Reclassification to the same extent as our other holders of outstanding common stock.

Restricted Stock Units

Holders of RSUs will be treated as holders of common stock for purposes of the Reclassification and Redemption. Holders of RSUs will have a right to receive a fractional share of new common stock and one

(1) share of redemption stock for each RSU regardless of whether the RSU vests prior to or after the effective time of the Merger. For RSUs that are vested at the effective time of the Merger, the redemption stock the holder is entitled to receive for his or her vested RSUs will be automatically redeemed in the Redemption. For RSUs that vest after the effective time of the Merger, the holder of such RSU will be entitled to receive, upon vesting of the RSU, a cash payment for the redemption stock the holder would have received if the RSU vested immediately prior to the effective time of the Merger.

As discussed in Proposal One above, the vesting of all issued and outstanding RSUs held by employees of REMEC Defense & Space will be fully accelerated upon the completion of the Merger. As a result, the holders of these RSUs will participate in the Redemption and Reclassification to the same extent as our other holders of outstanding common stock.

Dividend Access Shares

Certain holders of the capital stock of REMEC Canada hold dividend access shares that entitle these holders to redemption rights with respect to the dividend access shares. At the option of each holder, all or a portion of the dividend access shares held by the holder may be redeemed by either REMEC Canada or us in exchange for one (1) share of our common stock, any dividends payable on our common stock at the time of the redemption, and $0.01 per dividend access share to be redeemed. In addition, on January 31, 2008, all of the outstanding dividend access shares will be subject to automatic redemption by either REMEC Canada or us in exchange for one (1) share of our common stock, any dividends payable on our common stock at the time of the redemption, and $0.01 per dividend access share to be redeemed. If a holder elects to have all or a portion of the dividend access shares held by the holder redeemed prior to the effective time of the Merger, the holder will receive one (1) share of our common stock (plus $0.01) in exchange for each dividend access share so redeemed. Thereafter, the holder will be treated the same as other holders of our common stock in the Reclassification and the Redemption and will receive, for each share of our common stock received as a result of the redemption of the dividend access shares, a fractional share of new common stock and one (1) share of redemption stock. With respect to dividend access shares that are not redeemed prior to the effective time of the Merger, holders of these shares will be entitled to receive a fractional share of new common stock and a cash payment equal to the Per Share Redemption Amount at the time the dividend access shares are redeemed either at the election of the holder or automatically after the effective time of the Merger.

Payment of Redemption Amount; Exchange of Common Stock; Procedures for Submitting Certificates

Effective upon the Reclassification, each one (1) share of our common stock outstanding immediately prior to the Reclassification will be automatically reclassified into a fraction of a share of new common stock and one (1) share of redemption stock. The redemption stock will be automatically redeemed by us immediately after the effective time of the Merger.

You do not need to turn in your common stock certificates now. The Reclassification will occur only if this Proposal Two is approved by the requisite vote of our shareholders and the Certificate of Amendment is filed with the Secretary of State of California. The Redemption will occur automatically upon the effective time of Merger.

As soon as practicable after the effective time of the Merger, our transfer agent, Mellon Investor Services, LLC, will mail to each record holder of our common stock at the effective time of the Merger: (i) a letter of transmittal, (ii) instructions for use in effecting the surrender of such shareholder’s common stock certificate(s) in exchange for shares of new common stock and (iii) a Form W-9 to establish available exemptions from back-up tax withholding as a result of the Redemption. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of common stock will pass, only upon actual delivery of the certificates to the transfer agent. You should not return your stock certificates with the enclosed proxy.

Upon a shareholder’s surrender to the transfer agent of the applicable common stock certificate(s), together with a duly executed letter of transmittal, an executed Form W-9 and any other documents that may be reasonably required by the transfer agent, the shareholder will be entitled to receive from the transfer agent: (i) cash equal to the redemption amount per share of redemption stock that the shareholder was entitled to receive as a result of the Reclassification and Redemption, (ii) the number of shares of new common stock the shareholder is entitled to receive as a result of the Reclassification and (iii) cash in lieu of fractional shares, if any, of new common stock that the shareholder was entitled to receive as a result of the Reclassification. The total redemption amounts, the shares of new common stock and any cash in lieu of fractional shares of new common stock issued to a shareholder will be in full satisfaction of all of his, her or its rights relating to the shares of common stock that the shareholder held prior to the Reclassification and Redemption.

Please note that we will not issue physical stock certificates with respect to any shares of redemption stock. If the Merger is completed, each shareholder will receive the redemption amount for each share of redemption stock the shareholder is entitled to receive as a result of the Reclassification and Redemption, following the shareholder’s surrender of his, her or its common stock certificate(s) as described above. From and after the Redemption, no shares of redemption stock will be transferred on our stock books or be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of shares of redemption stock (except the right to receive the redemption payment without interest for each share of redemption stock) will cease with respect to the shares of redemption stock.

In the event of a transfer of ownership of our common stock that is not registered in our records, the new common stock may be issued to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting the transfer either:

o	pays to the transfer agent any taxes required by reason of the transfer to a person other than the registered holder of the surrendered certificate; or

o	establishes to the satisfaction of the transfer agent that the tax has been paid or is not applicable.

If a shareholder’s stock certificate has been lost, stolen or destroyed, the transfer agent will deliver to you the cash amounts and new common stock to which the shareholder is entitled if:

•	the shareholder delivers an affidavit to us certifying that such certificate has been lost, stolen or destroyed; and

•	if requested by the transfer agent, the shareholder posts a bond, in any reasonable amount that the transfer agent may direct as indemnity against any claim that may be made against the transfer agent with respect to the certificate alleged to have been lost, stolen or destroyed.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the Reclassification by authorizing the Certificate of Amendment, as described in this Proposal Two. As a result, abstentions and broker non-votes will have the effect of votes against the proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that the shareholders vote “FOR” Proposal Two described above.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the only business that our Board of Directors intends to present or knows that others will present at the Special Meeting is as set forth above. If any other matter or matters are properly brought before the Special Meeting, or any postponements or adjournments thereof, the proxy holders intend to vote each proxy on these new matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2004 (i) by each person who is known by us to own beneficially more than 5% of our common stock, (ii) by each of our directors, (iii) by our Chief Executive Officer and our four other most highly paid executive officers and (iv) by all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock issuable on exercise of currently exercisable or convertible securities or securities exercisable or convertible within 60 days after December 31, 2004 are deemed beneficially owned and outstanding for computing the percentage owned by the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Except as otherwise noted below, the address of each person is 3790 Via de la Valle, Suite 311, Del Mar, California 92014.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)(2)
Wellington Management Company, LLP (3)	6,234,144	10.04%
Kopp Investment Advisors, LLC and Affiliates (4)	4,955,369	7.98%
Royce & Associates, L.L.C. (5)	4,143,600	6.67%
Commerzbank Aktiengesellschaft (6)	4,077,995	6.57%
SACC Partners LP and Affiliates (7)	3,664,761	5.90%
Ronald E. Ragland (8)	2,232,205	3.60%
Thomas H. Waechter (9)	116,406	*
Winston E. Hickman (10)	64,563	*
Jack A. Giles (11)	420,589	*
Jon E. Opalski (12)	317,953	*
William F. Sweeney (13)	99,581	*
Martin Cooper (14)	48,129	*
Thomas A. Corcoran (15)	54,246	*
Mark D. Dankberg (16)	56,305	*
William H. Gibbs (17)	50,014	*
Andre R. Horn (18)	64,555	*
Harold Hughes (19)	9,379	*
Jeffrey M. Nash (20)	81,871	*
Robert W. Shaner (21)	36,879	*
All directors and executive officers as a group (14 persons) (22)	3,630,725	5.85%

*	Less than 1% of the outstanding shares of common stock.
(1)	This table is based upon information supplied by directors, officers and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, each of the shareholders identified in this table has sole voting and investment power with respect to the shares owned. Percentage of ownership is based on 62,081,541 shares of our common stock outstanding as of December 31, 2004.
(2)	Shares issuable upon exercise of outstanding options are considered outstanding for purposes of calculating the percentage of ownership of our common stock of the person holding the options, but are not considered outstanding for computing the percentage of ownership of any other person.
(3)	Reflects beneficial ownership as reported on Schedule 13G dated October 8, 2004 with the SEC by Wellington Management Company, LLC (“WMC”). WMC is a registered investment advisor pursuant to the Investment Advisors Act of 1940. WMC is the beneficial owner of 6,234,144 shares of our common stock, has shared voting power over 3,424,300 shares of our common stock and shared dispositive power over 6,234,144 shares of our common stock. The address of WMC is 75 State Street, Boston, Massachusetts 02109.
(4)	Reflects beneficial ownership as reported on Schedule 13G dated January 30, 2004 with the SEC by Kopp Investment Advisors, LLC (“KIA”). Represents shares beneficially owned by (i) KIA, a registered investment advisor, (ii) Kopp Holding Company (“Holding”), (iii) Kopp Holding Company, LLC (“LLC”) and (iv) LeRoy C. Kopp individually and through his ownership of a controlling interest in KIA and his control over Holding. KIA is the beneficial owner of 4,560,369 shares of our common stock, has sole voting power over 3,731,030 shares of our common stock, sole dispositive power over 1,000,000 shares of our common stock and shared dispositive power over 3,505,369 shares of our common stock. Holding is the beneficial owner of 4,560,369 shares of our common stock. LLC is the beneficial owner of 4,560,369 shares of our common stock. Mr. Kopp has beneficial ownership of 4,955,369 shares of our common stock and sole voting and dispositive power over 450,000 shares of our common stock. The address of KIA, Holding, LLC and Mr. Kopp is 7701 France Avenue South, Edina, Minnesota 55435.

(5)	Reflects beneficial ownership as reported on Schedule 13G/A dated February 5, 2004 with the SEC by Royce & Associates, LLC (“Royce”). Royce is a registered investment advisor pursuant to the Investment Advisors Act of 1940. Royce is the beneficial owner of 4,143,600 shares of our common stock and has sole voting and dispositive power of 4,143,600 shares of our common stock. The address of Royce is 1414 Avenue of the Americas, New York, New York 10019.
(6)	Reflects beneficial ownership as reported on Schedule 13G dated October 21, 2004 with the SEC by Commerzbank Aktiengesellschaft (“Commerzbank”). Commerzbank has sole voting and dispositive power of 4,077,995 shares of our common stock. The address of Commerzbank is Kaiserplatz, 60261 Frankfurt, Germany.
(7)	Reflects beneficial ownership is reported on Schedule 13G dated July 20, 2004 with the SEC by SACC Partners LP; Riley Investment Management LLC; B. Riley & Co. Inc.; and B. Riley & Co. Retirement Trust (“SACC & Affiliates”). SACC & Affiliates is the beneficial owner of 3,664,761 shares of our common stock and has sole voting and dispositive power of 3,664,761 shares of our common stock. The address of SACC & Affiliates is 11100 Santa Monica Boulevard, Suite 800, Los Angeles, California 90025.
(8)	Includes 51,000 shares held in trust for the benefit of Mr. Ragland’s minor children, 105,000 shares held by Mr. Ragland in an IRA and 9,000 shares held by Mr. Ragland’s spouse in an IRA. The beneficial ownership detail for Mr. Ragland reflects activity through February 9, 2004, the date of termination of Mr. Ragland’s employment relationship with REMEC.
(9)	Includes 2,501 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.
(10)	Includes 2,063 shares held by Mr. Hickman in a trust account.
(11)	Includes 17,438 shares held by Mr. Giles’ spouse.
(12)	Includes 3,766 shares held by Mr. Opalski’s spouse and 12,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.
(13)	Includes 25,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.
(14)	Includes 444 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.
(15)	Includes 1,628 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.
(16)	Includes 1,628 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.
(17)	Includes 1,628 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.
(18)	Includes 1,628 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.
(19)	Includes 444 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.
(20)	Includes 1,628 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.
(21)	Includes 444 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.
(22)	Includes 49,473 shares issuable upon exercise of outstanding options that are exercisable within 60 days of December 31, 2004.

SHAREHOLDER PROPOSALS

Proposals of our shareholders which are intended to be presented at our 2005 annual meeting of shareholders and included in our proxy soliciting material must have been received by our Secretary at 3790 Via de la Valle, Suite 311, Del Mar, California 92014, in accordance with rules of the SEC, no later than January 18, 2005.

Proposals of our shareholders which are intended to be presented at our 2005 annual meeting of shareholders, but are not intended to be included in our proxy soliciting material, must be received by our Secretary no later than April 3, 2005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Proxy Statement incorporates important business and financial information about us that is not included in or delivered with this Proxy Statement. The SEC allows us to “incorporate by reference” certain information that we file with them, which means that we can disclose certain information to you by referring you to those documents. The information incorporated by reference, although no included in or delivered with this Proxy Statement, is considered to be part of this Proxy Statement, except as described below. We are incorporating by reference each document we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Proxy Statement and prior to the Special Meeting. All of those documents will be incorporated by reference into this Proxy Statement and deemed to be part of this Proxy Statement from the date of the filing of those documents.

We have also incorporated by reference into this Proxy Statement certain business and financial information contained in the documents listed below which have been filed with the SEC under the Securities Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended April 30, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended July 30, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended October 29, 2004;

•	Current Reports on Form 8-K and 8-K/A, filed May 13, 2004, September 2, 2004, September 20, 2004, September 30, 2004, October 18, 2004, December 10, 2004, December 15, 2004, December 21, 2004 and December 23, 2004.

Any statement contained in this Proxy Statement or in any document incorporated or deemed to be incorporated by reference in this Proxy Statement will be deemed to be modified or superceded for the purpose of this Proxy Statement to the extent that a subsequent statement contained in this Proxy Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Proxy Statement modifies or supercedes the earlier statement. Any statement so modified or superceded will not be deemed to be part of this Proxy Statement.

Documents incorporated by reference are available from us without charge, excluding all exhibits. You can view these documents at our Internet website. The address of our website is http://www.remec.com. Or, you may obtain documents incorporated by reference by requesting them in writing as follows:

REMEC, Inc.

3790 Via de la Valle, Suite 311

Del Mar, California 92014

Attn: Investor Relations

If you would like to request documents from us, please do so immediately in order to ensure timely receipt before the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These Securities and Exchange Commission filings are also available to the public at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. Our Internet site address is http://www.remec.com. However, any information that is included on or linked to our Internet site is not a part of this Proxy Statement.

THE BOARD OF DIRECTORS

Del Mar, California

                            , 2005

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE, OR VOTE BY TELEPHONE OR ON THE INTERNET.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

REMEC DEFENSE & SPACE, INC.,

REMEC, INC.,

CHELTON RDS ACQUISITION CORP.

and

CHELTON MICROWAVE CORPORATION

December 20, 2004

EXECUTION COPY

A-i

EXECUTION COPY

3.12	Environmental Matters	A-13

3.13	Intellectual Property	A-13

3.14	Labor and Employment	A-14

3.15	Employee Benefit Plans	A-14

3.16	Contracts	A-15

3.17	Compliance with Laws; Governmental Authorizations	A-16

3.18	Government Contracts	A-16

3.19	Litigation	A-16

3.20	Taxes	A-16

3.21	Brokers	A-17

3.22	Representations and Warranties	A-17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB		A-17

4.1	Organization	A-17

4.2	Authority of Buyer and Sub; No Conflict	A-18

4.3	Sufficient Funds	A-18

4.4	Proxy Statement	A-18

4.5	Brokers	A-18

ARTICLE 5 COVENANTS AND AGREEMENTS		A-18

5.1	Conduct of Business	A-18

5.2	Proxy Statement	A-20

5.3	Company Acquisition Proposals	A-20

5.4	Access and Information	A-22

5.5	Governmental Filings	A-22

5.6	Further Actions	A-23

5.7	Tax Matters	A-23

5.8	Tax Returns	A-24

5.9	Officer and Director Indemnification	A-24

5.10	Reasonable Best Efforts to Close	A-24

5.11	Employee Matters	A-24

5.12	Trademark License	A-26

5.13	Nanowave Assignment	A-27

ARTICLE 6 CLOSING CONDITIONS		A-27

6.1	Conditions to Obligation of Seller	A-27

A-ii

EXECUTION COPY

6.2	Conditions to Obligations of Buyer and Sub	A-28

ARTICLE 7 TERMINATION		A-29

7.1	Termination	A-29

7.2	Effect of Termination	A-30

7.3	Termination Fee	A-30

ARTICLE 8 MISCELLANEOUS		A-31

8.1	No Survival of Representations and Warranties	A-31

8.2	Fees and Expenses	A-31

8.3	Notices	A-31

8.4	Assignability and Parties in Interest	A-32

8.5	Governing Law	A-32

8.6	Consent to Jurisdiction, Etc.	A-32

8.7	Waiver of Jury Trial	A-32

8.8	Counterparts; Facsimile Execution	A-32

8.9	Complete Agreement	A-33

8.10	Modification, Amendment and Waiver	A-33

8.11	Public Announcements	A-33

8.12	Interpretation; Rules of Construction	A-33

8.13	Severability	A-33

8.14	Attorneys’ Fees	A-33

8.15	Specific Performance	A-34

A-iii

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of this 20th day of December, 2004, by and among Chelton Microwave Corporation, a Massachusetts corporation (“Buyer”), Chelton RDS Acquisition Corp., a California corporation (“Sub”), REMEC Defense & Space, Inc., a California corporation (the “Company”) and REMEC, Inc., a California corporation (“Seller”).

RECITALS

A. Seller owns all of the issued and outstanding capital stock of the Company which consists of 1,000 shares of common stock (the “Shares”).

B. Seller desires to cause the Company to be merged with the Sub in a transaction in which Seller will receive cash for the Shares (the “Merger”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below:

“Acquired Company” or “Acquired Companies” shall mean the Company, REMEC Mexico or both.

“Acquisition Proposal” shall have the meaning set forth in Section 5.3(a).

“Acquisition Transaction” shall have the meaning set forth in Section 5.3(a).

“Affiliate” shall mean, in respect of any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Company Transaction” shall have the meaning set forth in Section 7.3(a).

“Assumed Liabilities” shall have the meaning set forth in Section 5.13.

“Audited Financial Statements” shall have the meaning set forth in Section 6.2(k).

“Audit Report” shall have the meaning set forth in Section 6.2(k).

“Balance Sheet” shall have the meaning set forth in Section 3.5(b).

“Balance Sheet Date” shall mean October 29, 2004.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in California are authorized to close.

“Buyer” shall have the meaning set forth in the Preamble.

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“Buyer Material Adverse Effect” shall mean any change or effect that is, individually or in the aggregate, materially adverse to the business, assets, financial condition or results of operations of Buyer other than any change or effect (a) relating to the economy of the United States of America in general, (b) relating to the industry in which Buyer operates in general and not specifically relating to Buyer, (c) arising out of the announcement or pendency of the transactions contemplated by this Agreement, (d) arising out of compliance by Buyer with the terms of this Agreement, (e) arising out of any action taken or announced by Buyer at the request or direction of Seller or the Company, or any inaction or failure to act by Buyer at the request or direction of Seller or the Company, (f) resulting from any outbreak or escalation of hostilities or the occurrence of any terrorist acts, in each case involving or in the United States of America or any other country in which Buyer operates or has facilities (except as directed specifically at Buyer) or (g) relating to any adverse change or effect arising from any change in GAAP.

“CGCL” shall mean the California General Corporation Law, as the same may be amended from time to time, and the rules and regulations issued pursuant thereto.

“Change of Recommendation” shall have the meaning set forth in Section 5.3(c).

“Closing” shall have the meaning set forth in Section 2.2

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Financial Statements” shall have the meaning set forth in Section 3.5(a).

“Company Material Adverse Effect” shall mean any change or effect that is, individually or in the aggregate, materially adverse to the business, operations, assets, condition (financial or otherwise), prospects or results of operations of the Acquired Companies as a whole other than any change or effect (a) relating to the economy of the United States of America in general, (b) relating to the industry in which the Acquired Companies operate in general and not specifically relating to an Acquired Company, (c) arising out of the announcement or pendency of the transactions contemplated by this Agreement, (d) arising out of compliance by Seller or an Acquired Company with the terms of this Agreement, (e) arising out of any action taken or announced by Buyer or taken or announced by Seller or an Acquired Company at the request or direction of Buyer, or any inaction or failure to act by Seller or an Acquired Company at the request or direction of Buyer, (f) resulting from any outbreak or escalation of hostilities or the occurrence of any terrorist acts, in each case involving or in the United States of America or any other country in which an Acquired Company operates or has facilities (except as directed specifically at an Acquired Company) or (g) relating to any adverse change or effect arising from any change in GAAP.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of August 19, 2004 between Seller and Buyer.

“Contracts” shall mean any agreement, contract, instrument, obligation, promise or undertaking (whether written or oral) that is legally binding and to or by which an Acquired Company is a party or is bound.

“Control” (including “controlling, “ “controlled by, “ and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership, whether being the individual owner or the beneficial owner as the term is defined in Rule 13d-3 of the Exchange Act, of voting securities, by contract or otherwise.

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“Disclosure Schedules” shall mean the schedules containing lists required by, and disclosing exceptions or qualifications to, Seller’s representations and warranties, which are being delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Distribution” shall have the meaning set forth in Section 5.7(d).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employee Benefit Plans” shall have the meaning set forth in Section 3.15.

“Encumbrance” means any mortgage, deed of trust, lien, pledge, easement, hypothecation, assignment or security interest.

“Environmental Claim” means, any notice or claim alleging or asserting liability for investigatory costs, clean-up costs, Governmental Entity or private party response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence or release into the environment of any Hazardous Substance or (b) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” shall mean any Law or Order concerning (a) public health and safety relating to Hazardous Substances, (b) pollution, (c) protection of the environment or natural resources or (d) emissions, discharges, releases or threatened releases of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations issued pursuant to that Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as the same may be amended from time to time, and the rules and regulations issued pursuant to that Act.

“Exon-Florio” means Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (amending Section 721 of the Defense Production Act of 1950).

“Financial Statements” shall have the meaning set forth in Section 3.5(b).

“Form 8023 Package” shall have the meaning set forth in Section 5.7(b).

“401(k) Plan” shall have the meaning set forth in Section 5.11(a).

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governing Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other entity and (c) any amendment or supplement to any of the foregoing.

“Governmental Authorizations” shall be as defined in Section 3.6.

“Governmental Entity” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Government Contract” shall mean any Contract to or by which (a) any Governmental Entity, (b) any prime contractor to a Governmental Entity (in its capacity as such), or (c) any subcontractor with respect to any Contract described in clauses (a) or (b) is a party or is bound.

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“Hazardous Substance” shall mean any chemicals or other materials or substances which are defined as, included in the definition of or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “acutely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants” or words of similar meanings or regulatory effect under any Environmental Law.

“HSR” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time, and the rules and regulations and published interpretations issued pursuant to that Act.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.17(f).

“Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Interim Financial Statements” shall have the meaning set forth in Section 3.5(b).

“IRS” shall mean the Internal Revenue Service.

“Joint Officers and Directors” shall mean Jack Giles, Denny Morgan and David Schmitz.

“Knowledge” or other similar terms evidencing awareness on the part of Seller means the actual knowledge of Jack Giles, Seller’s Executive Vice President, Defense and Space and the Company’s President, Byoung Lee, the Company’s Vice President, Finance, Denny Morgan, a Senior Vice President of Seller and the Company’s Chief Engineer, Mark DeHart, the Company’s Vice President, Research and Development, Chris Ison, the Company’s Vice President, Business Development and MMIC, Mark McDermott, the Company’s Vice President, Programs, and David Schmitz, a Vice President of Seller and the Company’s General Manager.

“Law” or “Laws” shall mean any law, including common law, constitutional provision, statute, ordinance, rule or regulation of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.8(a).

“Legal Dispute” shall have the meaning set forth in Section 8.6.

“Legal Requirements” shall mean any federal, provincial, state, local, municipal, foreign, international, multinational or other administrative order, constitution, Law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” shall mean with respect to any Person, any liability or obligation of such Person, whether absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses” shall have the meaning set forth in Section 3.13(b).

“Material Contracts” shall have the meaning set forth in Section 3.16(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in Section 2.1.

“Merger Consideration” shall have the meaning set forth in Section 2.9.

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“Merger Documents” shall have the meaning set forth in Section 2.3.

“Non-Trading Intercompany Accounts” shall have the meaning set forth in Section 2.17(a).

“Order” means any writ, judgment, decree, injunction, consent order, administrative order or similar order of any Governmental Entity, in each case whether preliminary or final.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes not yet due and payable; (b) mechanic’s, materialmen’s, workmen’s, warehousemen’s and other similar Encumbrances incurred in the ordinary course of business with respect to obligations which are not past due; and (c) such liens, imperfections of title, and easements on real property or leasehold estates as do not materially impair the operation of the Acquired Companies’ businesses.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture or other entity.

“Promissory Note” shall have the meaning set forth in Section 5.13.

“Proxy Statement” shall have the meaning set forth in Section 5.2(a).

“REMEC Mexico” shall mean REMEC Mexico, S.A. de C.V, a Mexican stock corporation.

“Securities Act” shall mean the Securities Act of 1933, as the same may be amended from time to time, and the rules and regulations issued pursuant to that Act.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Stock Option Plans” shall mean the REMEC, Inc. 1995 Equity Incentive Plan, the REMEC, Inc. 2001 Equity Incentive Plan and stock option plans assumed by Seller pursuant to prior acquisitions.

“Seller Restricted Stock Units” shall mean Restricted Stock Units issued by Seller pursuant to the Offer to Exchange Certain Outstanding Options for Restricted Stock Units filed with the SEC pursuant to Schedule TO on September 3, 2004, as subsequently amended.

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.2(a).

“Shares” shall have the meaning set forth in the Recitals.

“Statement of Non-Trading Intercompany Accounts” shall have the meaning set forth in Section 2.17(a).

“Sub” shall have the meaning set forth in the Preamble.

“Subsidiary” shall mean any corporation or other Person of which an Acquired Company directly or indirectly holds securities or other interests having the power to elect a majority of such corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of such corporation or other Person.

“Superior Proposal” shall have the meaning set forth in Section 5.3(a).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

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“Tax” or “Taxes” shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority under any statute or regulation, including all income, gross receipts, sales, use, personal property, occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.

“Tax Returns” shall mean any and all tax returns or reports required to be filed with the applicable federal, state or local tax authority in connection with payment of Taxes.

ARTICLE 2

THE MERGER

2.1    The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time, Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the name of the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall by virtue of the Merger remain REMEC Defense & Space, Inc., all pursuant to the terms and conditions of this Agreement and the Merger Agreement in substantially the form attached hereto as Exhibit A (the “Merger Agreement”), and in accordance with the applicable provisions of the CGCL.

2.2    Closing.  The closing hereunder (the “Closing”) will take place at the offices of Heller Ehrman White & McAuliffe LLP, 4350 La Jolla Village Drive, San Diego, California at 10:00 a.m. Pacific time two (2) Business Days after date that the last to be satisfied of the conditions specified in Sections 6.1 and 6.2 shall have been satisfied or waived, or at such other date, time or place as the parties may agree. Subject to the provisions of ARTICLE 7 failure to consummate the Merger provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. The date and time as of which the Closing actually takes place is referred to as the “Closing Date.”

2.3    Effective Time of the Merger.  As soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE 6 hereof, the Company and the Sub shall each execute and deliver the Merger Agreement and execute and file a Certificate of Approval of Merger Agreement and shall execute and deliver all such other agreements and documents necessary to consummate the transactions contemplated hereby. As promptly as practicable on or after the Closing Date, the parties shall cause such Certificates of Approval of Merger Agreement and copies of the Merger Agreement to be duly filed in accordance with the CGCL with the Secretary of State of the State of California, and shall make all other filings or recordings required with respect to the Merger under the CGCL (collectively the “Merger Documents”). The Merger shall become effective when the Certificates of Approval of Merger Agreement and a copy of the Merger Agreement are duly filed with the Secretary of State of the State of California in accordance with the CGCL, or at such other time or times (but in no event later than 30 days after such filing) as may be agreed by Buyer, the Seller and the Company and specified in the Merger Documents. The Merger Documents shall be submitted for filing on the Closing Date, provided that this Agreement shall not have been previously terminated pursuant to ARTICLE 7. The date and time when the Merger shall become effective are herein referred to as the “Effective Time.”

2.4    Articles of Incorporation.  The Articles of Incorporation, as amended, of the Company shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by Law and this Agreement.

2.5    Bylaws.  The Bylaws of the Company as in effect on the Effective Time shall be the Bylaws of the Surviving Corporation.

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2.6    Board of Directors; Officers.  The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation in each case until their respective successors are duly elected and qualified.

2.7    Effects of Merger.  The Merger shall have the effects set forth in the CGCL.

2.8    Shareholder Approval.  The Company will duly call, give notice of, convene and hold a meeting of the sole holder of the Shares or take such other actions as are necessary or permissive under applicable Law for the purpose of approving and authorizing this Agreement, the Merger Documents and the transactions contemplated by this Agreement and the Merger Documents.

2.9    Status and Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the Seller, the Shares issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $260,000,000 in the aggregate, net to the Seller in cash at the Effective Time (the “Merger Consideration”).

2.10    Payment of Merger Consideration.  Payment of the Merger Consideration shall be made by wire transfer of immediately available funds to an account designated by Seller.

2.11    Status and Conversion of Sub Shares.  At the Effective Time, each share of common stock of Sub issued and outstanding at and as of the Effective Time shall, by virtue of the Merger, be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.12    Effect of Merger.  At and after the Effective Time, the separate existence of the Sub shall cease, the Shares shall cease to exist (except as evidence of the right of the holder thereof to receive cash as contemplated under this Agreement) and all the estate, property rights, privileges, powers and franchises, and all property, real, personal and mixed, of the Sub shall transfer to, vest in and devolve on the Company as the Surviving Corporation without further act or deed. Confirmatory deeds, assignments, or similar instruments to evidence such transfer may be executed and delivered at any time in the name of Sub or the Company by the appropriate officers of the Surviving Corporation. The Surviving Corporation shall be liable for all of the debts and obligations of Sub and the Company. Any existing claim, action or proceeding pending by or against Sub or the Company may be prosecuted to judgment as if the Merger had not taken place or, on motion of the Surviving Corporation, the Surviving Corporation may be substituted as a party, and any judgment against Sub or the Company shall constitute a claim on the property of the Surviving Corporation.

2.13    Further Assurances with Respect to Merger.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or right of the Sub or the Company acquired or to be acquired by reason of, or as a result of, the Merger or otherwise to carry out the purposes of this Agreement, the Sub and the Company agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Sub and the Company or otherwise to take any and all such action.

2.14    Closing Obligations.

(a) At the Closing, Seller will deliver:

(i) a certificate executed by Seller as required by Section 6.2(d);

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(ii) updated Disclosure Schedules, if necessary, delivered by Seller, in such form and substance as is acceptable to Buyer in its absolute discretion; and

(iii) certificates representing the Seller’s shares of capital stock of REMEC Mexico, duly endorsed (or accompanied by duly executed stock powers) for transfer to or at the direction of Buyer.

(b) At the Closing, Buyer will deliver:

(i) the Merger Consideration in such form and as provided for in Section 2.10; and

(ii) a certificate executed by Buyer as required by Section 6.1(e).

2.15    Allocations.  Exhibit 2.15 sets forth the allocation of the Merger Consideration among the assets and liabilities of the Company (by category). After the Closing, the parties shall make consistent use of the allocation specified in Exhibit 2.15 for all Tax purposes and in all filings, declarations and reports with the IRS or other taxing authorities in respect thereof, including IRS Form 8883.

2.16    Seller’s Direct Interest in REMEC Mexico.  At the Effective Time, Seller shall, without the payment of any additional consideration, assign and transfer all shares of capital stock of REMEC Mexico directly owned by Seller to Buyer or such other Person designated by Buyer.

2.17    Settlement of Non-Trading Intercompany Accounts.

(a) Within ten (10) Business Days after the Closing Date, the Company will prepare and deliver to Seller and Buyer a draft consolidated “Statement of Non-Trading Intercompany Accounts” for the Company as of the close of business on the Closing Date. The Statement of Non-Trading Intercompany Accounts shall include the REMEC USA (BB,MW,MFG) and REMEC USA (Corp) accounts (collectively, the “Non-Trading Intercompany Accounts”) normally included in the Company’s consolidated balance sheet. The Company will prepare the Statement of Non-Trading Intercompany Accounts on a pro forma basis in conformity with GAAP applied on a basis consistent with the preparation of the Financial Statements, except for normal year-end adjustments and notes thereto. The Company will make the work papers and back-up materials used in preparing the Statement of Non-Trading Intercompany Accounts available to Buyer and Seller, and their respective accountants and other representatives, at reasonable times and upon reasonable notice after delivery of the Statement of Non-Trading Intercompany Accounts.

(b) Seller agrees that from October 29, 2004 it has and from the date of this Agreement to the Closing Date, except as expressly consented to by Buyer in writing (which consent will not be unreasonably withheld, delayed or conditioned), it will (i) maintain and manage the Non-Trading Intercompany Accounts in a manner consistent with past practice, (ii) not change the corporate allocation methodology currently used by Seller and the Company and (iii) not create any additional allocation classifications between Seller and the Company. Notwithstanding anything to the contrary herein, Buyer and Seller hereby acknowledge and agree that in preparing the Statement of Non-Trading Intercompany Accounts, the Non-Trading Intercompany Accounts: (x) shall reflect all checks written, but not cleared, by the Company as of the close of business on the Closing Date, (y) may exclude expenditures by the Company of up to $2,500,000 for capital expenditures (which will include certain tenant improvements) approved prior to the date of this Agreement, and (z) shall include the transfer to Seller by the Company of the Federal and State income tax liabilities (at an effective total tax rate of 40%) attributable to profit before income taxes generated by the Company during the period between October 29, 2004 and the Closing Date.

(c) If the sum of the Non-Trading Intercompany Accounts as of the Closing Date shows a receivable in favor of the Company that exceeds the receivable in favor of Company based on the sum of the Non-Trading Intercompany Accounts as of October 29, 2004 by more than $500,000, then Seller shall pay the Company an amount equal to the total amount of such excess. Payment by Seller pursuant to this Section

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2.17(c) shall be made by wire transfer of immediately available funds to an account designated by Buyer within twenty (20) Business Days of Seller’s receipt of the Statement of Non-Trading Intercompany Accounts.

(d) If the sum of the Non-Trading Intercompany Accounts as of the Closing Date shows a receivable in favor of the Company that is less than the receivable in favor of the Company based on the sum of the Non-Trading Intercompany Accounts as of October 29, 2004 by more than $500,000, then Buyer shall pay Seller an amount equal to the total amount of such difference. Payment by Buyer pursuant to this Section 2.17(d) shall be made by wire transfer of immediately available funds to an account designated by Seller within twenty (20) Business Days of Buyer’s receipt of the Statement of Non-Trading Intercompany Accounts.

(e) For purposes of clarification, the sum of the Non-Trading Intercompany Accounts in the Company’s unaudited consolidated balance sheet as of October 29, 2004 shows a receivable, net of $498,686 in checks written by the Company but not cleared, in favor of the Company equal to $17,263,718. At the Closing, Buyer and Seller agree that the Company will forgive Seller for all outstanding amounts due under the Non-Trading Intercompany Accounts.

(f) If Seller or Buyer have any objections to the Statement of Non-Trading Intercompany Accounts prepared by the Company pursuant to Section 2.17(a), it will deliver a detailed statement describing its objections to the Company and the other party within ten (10) Business Days after receiving the Statement of Non-Trading Intercompany Accounts. Buyer and Seller will use reasonable efforts to resolve any such objections themselves. If these parties cannot reach a final resolution within fifteen (15) Business Days after the Buyer or Seller notifies the other party of its objections pursuant to this Section 2.17(f), Buyer and Seller will select an accounting firm mutually acceptable to them to resolve any remaining objections (the “Independent Accounting Firm”). If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms) to serve as the Independent Account Firm. The determination of the Independent Accounting Firm so selected will be set forth in writing and will be conclusive and binding upon both Buyer and Seller. The Company will revise the Statement of Non-Trading Intercompany Accounts as appropriate to reflect the resolution of the objections made pursuant to this 2.17(f), and Buyer or Seller will make the payments required by Sections 2.17(c) or (d), if any, within five (5) Business Days of the date of the resolution of the objections pursuant to this Section 2.17(f).

(g) In the event the Buyer and Seller submit any unresolved objections to an Independent Accounting Firm for resolution as provided in Section 2.17(f) above, the Buyer and Seller will share responsibility for the fees and expenses of the Independent Accounting Firm as follows:

(i) if the Independent Accounting Firm resolves all of the remaining objections in favor of Buyer, Seller will be responsible for all of the fees and expenses of the Independent Accounting Firm;

(ii) if the Independent Accounting Firm resolves all of the remaining objections in favor of Seller, Buyer will be responsible for all of the fees and expenses of the Independent Accounting Firm; and

(iii) if the Independent Accounting Firm resolves some of the remaining objections in favor of the Buyer and the rest of the remaining objections in favor of Seller, Seller and Buyer will each be responsible for one-half of the fees and expenses of the Independent Accounting Firm.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer that the following statements set forth in this ARTICLE 3 are true and correct.

3.1    Organization and Good Standing.  Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of California, with full corporate power and authority to own or lease its properties and to conduct its business as currently conducted. The Company is qualified to do business and is in good standing in each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect.

3.2    Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of each of Seller and the Company, enforceable against Seller and the Company in accordance with its terms. Each of Seller and the Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and, subject to obtaining shareholder approval, to perform its obligations under this Agreement. Each of Seller and the Company has all necessary authority and power to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution, delivery and performance by each of Seller and the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action of the Board of Directors of each of Seller and the Company and no other action on the part of each of Seller or the Company, other than obtaining shareholder approval, is required in connection therewith.

(b) The execution, delivery and performance by each of Seller and the Company of this Agreement do not, and the performance by Seller and the Company of the transactions contemplated by this Agreement will not:

(i) violate any provision of the Governing Documents of Seller or the Acquired Companies;

(ii) except as set forth in Schedule 3.2(b)(ii) of the Disclosure Schedules, violate any Laws applicable to Seller or the Acquired Companies, violate any Government Authorizations held by an Acquired Company or require Seller or an Acquired Company to obtain any approval or consent, or make any filing with, any Person or entity (governmental or otherwise) that has not been obtained or made, except for those violations that would not have a Company Material Adverse Effect; and

(iii) except as set forth in Schedule 3.2(b)(iii) of the Disclosure Schedules, result in a violation or any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any Material Contract or any material Governmental Authorization held by or issued to an Acquired Company, except for those violations that would not have a Company Material Adverse Effect.

3.3    Capitalization.  The authorized and issued equity capital of the Company is set forth in Schedule 3.3 to the Disclosure Schedules. Seller is the record and beneficial owner of the Shares, free and clear of all Encumbrances, except as set forth in Schedule 3.3 to the Disclosure Schedules. There are no outstanding securities of the Company that are convertible into capital stock or other securities of the Company or options or warrants to purchase or subscribe for capital stock or other securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and

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nonassessable. None of the outstanding equity securities or other securities of the Company were issued in violation of the Securities Act or any other Legal Requirement applicable to the Company.

3.4    Subsidiaries.  The Company has one Subsidiary, REMEC Mexico. REMEC Mexico is a stock corporation duly established, validly existing and in good standing under the Laws of the United Mexican States, with full corporate power and authority to own or lease its properties and to conduct its business as currently conducted. The authorized and issued equity capital of REMEC Mexico is 1,000 shares of Series B stock. Seller is the record and beneficial owner of one share of Series B stock of REMEC Mexico and the Company is the record and beneficial owner of 999 shares of Series B stock of REMEC Mexico, each free and clear of all Encumbrances except as set forth on Schedule 3.4 of the Disclosure Schedule. There are no outstanding securities of REMEC Mexico that are convertible into capital stock or other securities of REMEC Mexico or options or warrants to purchase or subscribe for capital stock or other securities of REMEC Mexico. All of the outstanding equity securities of REMEC Mexico have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding equity securities or other securities of REMEC Mexico were issued in violation of any Legal Requirement applicable to REMEC Mexico. REMEC Mexico has no Subsidiaries. Other than REMEC Mexico with respect to the Company, neither the Company nor REMEC Mexico owns, nor has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.5    Financial Statements.

(a) The Company has delivered to Buyer copies of the unaudited consolidated financial statements of the Company for the fiscal years ended January 31, 2003 and January 31, 2004 consisting of the consolidated balance sheets as of January 31, 2003 and January 31, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flow for the fiscal years then ended (the “Company Financial Statements”).

(b) The Company has also delivered to Buyer a copy of the unaudited consolidated balance sheet of the Company as at October 29, 2004 (the “Balance Sheet”), and related consolidated statements of income and retained earnings and cash flows for the nine (9)-month period then ended (the “Interim Financial Statements,” and collectively with the Company Financial Statements, the “Financial Statements”).

(c) The Financial Statements have been prepared from the books and records of the Company and fairly present the financial position and results of operations of the Acquired Companies, as of the dates and for the periods then ended, in conformity with GAAP, except for normal year-end adjustments and notes in the case of the Interim Financial Statements.

(d) Copies of the Financial Statements are attached hereto as Schedule 3.5(d) to the Disclosure Schedules.

3.6    Licenses and Permits.  Except as set forth on Schedule 3.6 of the Disclosure Schedules, each Acquired Company has made all filings with Governmental Entities and received all permits, registrations, licenses, franchises, clearances, certifications, authorizations and other approvals (“Governmental Authorizations”) necessary to conduct and operate their businesses on the Closing Date as currently conducted or operated and to permit the Acquired Companies to own or use their assets in the manner in which such assets are currently owned or used, except where failure to do so would not have a Company Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect and each Acquired Company is in compliance with all such Governmental Authorizations, except where invalidity or failures to comply would not collectively have a Company Material Adverse Effect.

3.7    Books and Records.  The books of account and other financial records of each Acquired Company have been maintained in accordance with standard business practices. The minute books of each of the Acquired Companies contain records of all corporate actions taken by such Acquired Company’s shareholders, Board of

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Directors and any committees of such Board of Directors. At the Closing, all of those books and records will be in the possession or control of the Company or REMEC Mexico, as applicable.

3.8    Properties; Encumbrances.

(a) Neither Acquired Company owns any real property. Schedule 3.8(a) lists all real property leased by an Acquired Company (the “Leased Real Property”). Except as set forth on Schedule 3.8(a), each Acquired Company has a valid leasehold interest in its Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.8(a), the leases of the Leased Real Property are in full force and effect, no default has been declared by any of the parties to the leases and no event (including, without limitation, the execution and delivery of this Agreement) has occurred that, with the giving of notice or the passage of time or both, would constitute a default under any of such leases.

(b) Except as set forth in Schedule 3.8(b), there are no real estate leases, subleases or other occupancy agreements with respect to the Leased Real Property, nor does any third party have any right to occupy any portion of the Leased Real Property.

(c) There are no assessments for public improvements made to the Leased Real Property which remain unpaid in whole or in part.

(d) Except as set forth on Schedule 3.8(d), each Acquired Company has good and marketable title to or a valid leasehold interest in all of the personal properties and assets (whether tangible or intangible) reflected in the Balance Sheet or acquired since the date thereof, free and clear of all Encumbrances other than Permitted Encumbrances.

3.9    Accounts Receivable.  All accounts receivable of the Acquired Companies that are included in the Financial Statements represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Company has not received written notice of any counterclaims or setoffs against such accounts receivable for which reserves have not been established, except for the Return Material Authorizations listed on Schedule 3.9.

3.10    No Undisclosed Liabilities.  Neither Acquired Company has any material liabilities or obligations required to be set forth in the Financial Statements applying GAAP consistently applied, except as reflected or reserved against in the Balance Sheet and except for current liabilities incurred in the ordinary course of business since the Balance Sheet Date.

3.11    Absence of Certain Changes.  Since the Balance Sheet Date, there has not occurred:

(a) Any Company Material Adverse Effect;

(b) Any alteration in the manner of keeping the books, accounts or records of the Acquired Companies, or in the accounting principles, policies or procedures therein reflected, except for those alterations related to a change in GAAP;

(c) Any material damage or destruction to, or loss of, any assets or property owned, leased or used by an Acquired Company (whether or not covered by insurance);

(d) Any sale, assignment, transfer, mortgage, pledge or lease of any material assets of an Acquired Company, except for sales transactions or leases in the ordinary course of business;

(e) Any issuance, sale or other disposition by an Acquired Company of any common stock, stock options, bonds, notes or other securities of an Acquired Company;

(f) The incurrence of any obligation or liability (absolute, contingent or otherwise), or grant or incurrence of any security interest or other Encumbrance on any of its properties or assets which, in any case or in the aggregate, materially and adversely affects the Acquired Companies, except for liabilities and

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obligations incurred in the ordinary course of business consistent with its prior practices, as a result of normal intercompany transactions or as a result of intercompany management of accounts and liabilities consistent with past practices;

(g) Any capital expenditure made or authorized in excess of $500,000 individually, or $2,000,000 in the aggregate;

(h) Any change in or modification to (i) the method by which Seller allocates costs to the Acquired Companies, or (ii) the categories of costs allocated to the Acquired Companies;

(i) Any amendment of either Acquired Company’s Governing Documents or merger with or into or consolidation with any other Person; or

(j) Any agreement to do any of the things described in the preceding subsections (a) – (i) of this Section 3.11.

3.12    Environmental Matters.  Each Acquired Company has conducted its business in compliance with applicable Environmental Laws, and neither has received any claim or notice that it is in violation of any Environmental Law, except for such failures to comply, notices or claims as would not collectively have a Company Material Adverse Effect. In addition, except as would not collectively have a Company Material Adverse Effect, (i) no Order has been issued, no Environmental Claim has been filed, no penalty has been assessed, and no investigation or review is pending or threatened with respect to or against either Acquired Company which currently remains open or unresolved; (ii) to the Knowledge of Seller, neither Acquired Company has disposed of Hazardous Substances on real property currently or in the past owned or leased by it; (iii) neither Acquired Company has received written notice that it is a potentially responsible party for contamination of any real property owned by a third party to which such Acquired Company’s wastes are alleged to have been taken for treatment, storage or disposal; and (iv) to the Knowledge of Seller, none of the real property now or formerly used in connection with either Acquired Company’s business is contaminated by Hazardous Substances present in the soil, groundwater or surface water located thereat, and there have been no releases of Hazardous Substances at any such real properties.

3.13    Intellectual Property.

(a) Each Acquired Company owns or possesses free and clear of all Encumbrances, all trademarks, service marks, trade names, patents, copyrights, trade secrets and other proprietary rights each of which is listed on Schedule 3.13(a) (collectively, “Intellectual Property”) as necessary to conduct its business as presently operated, except as otherwise provided in Section 5.12 which respect to certain trademarks, service marks and/or trade names which are owned by Seller and licensed to the Acquired Companies, and except where such failures would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.13(a) or except as would not have a Company Material Adverse Effect, (i) there is no claim or action by any Person pending, or to Seller’s Knowledge, threatened with respect to the use or validity of the Intellectual Property, (ii) there is no claim or action by the Company pending, and to Seller’s Knowledge there is no basis for any claim or action (with or without notice or lapse of time) that a third-party is infringing or otherwise violating any of the Acquired Companies’ Intellectual Property rights, and (iii) the Acquired Companies have not taken any action, or failed to take any action, that may jeopardize the Acquired Company’s rights to its Intellectual Property or that may cause those rights to be forfeit to the public domain.

(b) Schedule 3.13(b) of the Disclosure Schedules contains a complete and accurate list of all licenses (other than standard software licenses upon which the business of the Acquired Companies is not significantly dependent) or similar agreements or arrangements providing for payment of royalties with respect to Intellectual Property (collectively, the “Licenses”) to which an Acquired Company is a party either as licensee or licensor. There are no outstanding or, to the Knowledge of Seller, threatened disputes or disagreements with respect to any License.

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3.14    Labor and Employment.  Neither Acquired Company is a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of Seller, attempting to represent any employees of the Company. There has not occurred or, to the Knowledge of Seller, been threatened, any material strike, slowdown, picketing, work stoppage or other similar labor activity with respect to an Acquired Company during the past three (3) years. Except as set forth on Schedule 3.14 of the Disclosure Schedules, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, or to the Knowledge of Seller, threatened with respect to an Acquired Company. The Company is in compliance with all applicable federal, state and local Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, except where such noncompliance would not have a Company Material Adverse Effect.

3.15    Employee Benefit Plans.  Except as set forth on Schedule 3.15 of the Disclosure Schedules, neither Acquired Company maintains or contributes to or could reasonably be expected to have any obligation to maintain or contribute to (i) any employee pension benefit plan as defined in Section 3(2) of ERISA, (ii) any employee welfare benefit plan as defined in Section 3(1) of ERISA, (iii) any sick pay, profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, or incentive plan or agreement, (iv) any plan or policy providing for “fringe benefits” to its employees, including vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, or (v) any other employment-related agreements, in any case under which employees or former employees of an Acquired Company are eligible to participate and may derive a benefit (collectively “Employee Benefit Plans”).

(a) The Company has made available to Buyer copies of all written Employee Benefit Plans.

(b) There has been no breach of or failure to comply with any Employee Benefit Plan or the requirements of any applicable Law that may subject either Acquired Company or the Buyer to liability, whether direct or indirect, by indemnity or otherwise, in connection with an Employee Benefit Plan, except where such breach or failure would not have a Company Material Adverse Effect.

(c) Neither Acquired Company, nor any entity aggregated with an Acquired Company under Section 414(b) or (c) of the Code or Section 4001 of ERISA, has incurred (i) any obligation to contribute to a multiemployer plan as defined in Section 4001(a)(3) of ERISA, (ii) any liability under Title IV of ERISA arising in connection with a defined benefit plan, (iii) any liability under Section 412 of the Code, except for obligations or liabilities that would not have a Company Material Adverse Effect.

(d) Neither Acquired Company, nor any entity aggregated with an Acquired Company under Section 414(b) or (c) of the Code, has incurred any liability as a result of the failure to comply with the continuation of coverage requirements of Section 601 et. seq. of ERISA or Section 4980B of the Code, except for obligations or liabilities that would not have a Company Material Adverse Effect.

(e) All contributions, insurance premiums, or payments required to be made by the Acquired Companies with respect to the Employee Benefit Plans have been made by their due dates, except where such failure would not have a Company Material Adverse Effect.

(f) Except as disclosed in Schedule 3.15(f), no Employee Benefit Plan, and no other commitment or agreement, provides for the payment of separation, severance, or similar benefits to any person solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code, and except as provided in Section 5.11(b), the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting of, or increase the amount of, any compensation due to any employee.

(g) Except as disclosed in Schedule 3.15(g), neither Acquired Company has any liability with respect to any employee or former employee for post-employment welfare benefits other than as required by Section 4980B of the Code and Part 6 of Title I of ERISA.

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(h) There has been no representation made to any employee of an Acquired Company by an Acquired Company or Seller, to their Knowledge, that is not in accordance with the existing terms and limitations of the Employee Benefit Plans. The Seller has made no commitment to modify any, or create any other, Employee Benefit Plan, except for such modifications that may be required pursuant to applicable Laws.

3.16    Contracts.

(a) Schedule 3.16 of the Disclosure Schedules contains a complete and accurate list of the following:

(i) With respect to employees of an Acquired Company with annual base compensation equal to or in excess of $100,000, all employment contracts, severance, change in control or similar arrangements that will result in any obligation (absolute or contingent) of an Acquired Company to make any payment to the foregoing as a result of either the consummation of the transactions contemplated hereby, or termination of employment, or both;

(ii) All material distribution Contracts;

(iii) Contracts for the future acquisition or sale of any assets or the furnishing of any services involving more than $200,000 individually other than acquisitions or sales of inventory in the ordinary course of business;

(iv) Contracts other than as listed in or excepted from clause (iii) calling for future aggregate purchase prices or payments to or from an Acquired Company in any one year of more than $200,000 in any one case;

(v) All promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments of an Acquired Company relating to the lending of money, whether as borrower, lender or guarantor;

(vi) Contracts relating to joint ventures, limited liability companies or partnerships;

(vii) All Contracts containing covenants limiting the freedom of an Acquired Company to engage in any line of business or compete with any Person or in any geographical area;

(viii) All Contracts to which an Acquired Company, on the one hand, and any Affiliate (other than the other Acquired Company), on the other hand, are parties or by which they are bound;

(ix) Contracts relating to the acquisition or disposition by an Acquired Company of any operating business, product line or a material amount of assets, or the acquisition by an Acquired Company of capital stock of any other Person; and

(x) Contracts requiring the payment by or to an Acquired Company of a royalty, override or similar commission or fee of more than $50,000 in any one year.

The term “Material Contracts” means the Contracts required to be disclosed in Schedule 3.16(a) of the Disclosure Schedules. True and complete copies of the Material Contracts have been furnished to Buyer.

(b) Except as set forth on Schedule 3.16(b) of the Disclosure Schedules, all of the Material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of each Acquired Company that is a party thereto or benefited thereby, except for bankruptcy and similar Laws affecting the enforcement of creditors’ rights generally or the availability of equitable remedies. There are no liabilities of an Acquired Company arising from any breach or default of any provision of any Material Contract that are not reflected in the Balance Sheet, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by an Acquired Company of any Material Contract, except for such breaches or defaults as would not reasonably be expected to have a Company Material Adverse Effect.

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(c) Each Acquired Company has fulfilled all material obligations required pursuant to each Material Contract to have been performed by such Acquired Company prior to the date hereof.

3.17    Compliance with Laws; Governmental Authorizations.  Except as set forth in Schedule 3.17 of the Disclosure Schedules, the operation, conduct and ownership of the property or business of the Acquired Companies is being conducted in compliance with all Laws, Governmental Authorizations, and Orders applicable to it, except where any failures to so comply would not collectively have a Company Material Adverse Effect. Without limiting the foregoing, neither of the Acquired Companies, nor any of their agents, officers, employees or other representatives, nor any other Person acting on behalf of such Acquired Company, have engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977.

3.18    Government Contracts.

(a) Each Acquired Company and selected employees hold such security clearances (if any) as are required to perform Government Contracts of the type performed prior to the date of this Agreement by such Acquired Company.

(b) The Acquired Companies have not breached or violated any Law, certification, representation, clause or provision included in any Government Contract, and no Governmental Entity or prime contractor has notified an Acquired Company in writing that the Acquired Company has breached or violated any Law or any certification, representation, clause or provision included in any Government Contract, except for such breaches or violations that would not have a Company Material Adverse Effect. Neither the Acquired Companies, nor any employee has made any improper payment or inducement to any official of any Governmental Entity. The Seller has caused to be made available to the Buyer all correspondence between the Acquired Companies and all Governmental Entities and prime contractors during the past three years relating to any dispute with respect to any Government Contract.

(c) The Company currently operates under the modified Cost Accounting Standards established by the Cost Accounting Standards Board, and it is in compliance with such regulations, except where such noncompliance would not have a Company Material Adverse Effect.

(d) Neither the Acquired Companies nor any employee of the Acquired Companies is (or has been at any time since July 1, 1995) suspended or debarred from doing business with the United States Government or has been declared nonresponsible or ineligible for contracting with the United States Government or any other Governmental Entity.

(e) No money due to an Acquired Company under any Government Contract has been withheld or set off or has been subject to attempts to withhold or set off, except for withholdings or set offs related to cost-reimbursement contracts.

(f) Schedule 3.18(f) of the Disclosure Schedules lists the most recent labor and overhead rates prevailing with any United States Government defense procurement agencies or prime contractors and any correspondence regarding disputes with the United States Government defense procurement agencies or prime contractors with respect thereto.

3.19    Litigation.  Except as set forth in Schedule 3.19 of the Disclosure Schedules, there are no legal, administrative, arbitration or other proceedings, or any governmental investigations pending or, to the Knowledge of Seller, threatened against an Acquired Company. Except as set forth in Schedule 3.19 of the Disclosure Schedules, neither Seller nor either Acquired Company is subject to any Order of any Governmental Entity.

3.20    Taxes.

(a) The Affiliated Group (within the meaning of Section 1504(a) of the Code) of which the Seller is the common parent and the Company is a member has filed or will file all consolidated federal income Tax

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Returns required to be filed on or prior to the Closing and each Acquired Company has filed or will file all other material Tax Returns required by such Acquired Company to be filed on or prior to the Closing;

(b) The Tax Returns filed or to be filed as reflected in Section 3.20(a) are or will be true and correct in all material respects as filed and reflect accurately all material liability for Taxes for the periods covered thereby;

(c) The Affiliated Group and the Acquired Companies have paid or will pay all Taxes shown on each Tax Return filed by such Affiliated Group or Acquired Company on or prior to the Closing;

(d) Neither Seller nor either Acquired Company has received notice that the IRS or any other taxing authority has asserted against an Acquired Company any deficiency or claim for additional Taxes in connection therewith;

(e) There is no pending or, to the Knowledge of Seller, threatened audit, proceeding or investigation with respect to (i) the assessment or collection of Taxes against an Acquired Company or (ii) a claim for refund made by an Acquired Company with respect to Taxes previously paid. No Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable;

(f) All amounts that are required by any taxing authority to be collected or withheld by an Acquired Company have been duly collected or withheld and all such amounts that are required to be remitted to any taxing authority have been duly remitted; and

(g) There are no Encumbrances for Taxes due and payable upon any assets of an Acquired Company other than Permitted Encumbrances.

(h) There is no tax sharing agreement that will require any payment by any Acquired Company on or after Closing.

3.21    Brokers.  Except as set forth on Schedule 3.21, no agent, broker, Person or firm acting on behalf of Seller is, or will be, entitled to any commission or broker’s or finder’s fee from Seller.

3.22    Representations and Warranties.  Buyer acknowledges and agrees that the transactions contemplated by this Agreement shall be without representation or warranty by Seller, express or implied, except as specifically set forth in this ARTICLE 3. Buyer acknowledges that in entering into this Agreement, it is relying solely on its own independent investigation and evaluation of the Acquired Companies and the representations and warranties expressly set forth in this ARTICLE 3 and has not relied on any other representation by Seller, the Company, REMEC Mexico or any representative of any of them.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

Buyer and Sub each hereby represent and warrant to Seller that:

4.1    Organization.  Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts, with full corporate power and authority to own or lease its properties and to conduct its business as currently conducted. Buyer is qualified to do business and is in good standing in each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Buyer Material Adverse Effect. Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California, with full corporate power and authority to own or lease

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its properties and to conduct its business as currently conducted. Sub is qualified to do business and is in good standing in each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

4.2    Authority of Buyer and Sub; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer and Sub, enforceable in accordance with its terms. Buyer and Sub each have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and perform their obligations under this Agreement. Buyer and Sub each have all necessary authority and power to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution, delivery and performance by Buyer and Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Buyer and Sub and no other action on the part of Buyer or Sub is required in connection therewith.

(b) The execution, delivery and performance by Buyer and Sub of this Agreement do not, and the performance by Buyer and Sub of the transactions contemplated by this Agreement will not:

(i) violate any provision of the Governing Documents of Buyer or Sub;

(ii) violate any Laws applicable to Buyer or Sub or require Buyer or Sub to obtain any approval, consent or waiver of, or make any filing with, any Person or entity (governmental or otherwise) that has not been obtained or made, except as would not have a Buyer Material Adverse Effect; or

(iii) result in a violation or any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any material Governmental Authorization held by or issued to Buyer, except for those violations that would not have a Buyer Material Adverse Effect.

4.3    Sufficient Funds.  Buyer has access to and will have funds at Closing sufficient to satisfy the sums due at Closing as set forth in this Agreement and to comply with its obligations under this Agreement.

4.4    Proxy Statement.  None of the information supplied or to be supplied by Buyer in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the dates mailed to the shareholders of Seller and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5    Brokers.  No agent, broker, Person or firm acting on behalf of Buyer or its stockholder is, or will be, entitled to any commission or broker’s or finder’s fee from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

ARTICLE 5

COVENANTS AND AGREEMENTS

5.1    Conduct of Business.  From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Buyer in writing (which consent will not be unreasonably withheld, delayed or conditioned), the Company will, and will cause REMEC Mexico to:

(a) carry on their businesses in, and only in, the ordinary course, in substantially the same manner as heretofore conducted,

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(b) use their reasonable efforts to preserve intact their corporate existence, goodwill and business organizations, to keep available the services of their present officers and key employees, and preserve their relationships with customers, suppliers and others having business dealings with them;

(c) maintain and keep and preserve their assets and properties in their normal condition and repair, replace all items of machinery and equipment at time intervals consistent with past practice and maintain and enforce existing insurance policies thereon, all in accordance with present practices;

(d) not pay any dividend or other distribution on their equity securities, or repurchase any of their outstanding shares of equity securities;

(e) not make or propose any change or amendment in their Governing Documents;

(f) not pay any salary, wages, vacation pay, sick pay, bonuses or other compensation except in the ordinary course of business consistent with prior practice, except as set forth in Schedule 5.1(f) of the Disclosure Schedules;

(g) perform in all material respects all of their obligations under all Material Contracts and other agreements and instruments relating to or affecting an Acquired Company, and comply in all material respects with all Laws applicable to such Acquired Company in its business or operations;

(h) use their reasonable efforts to assist Buyer in obtaining the consent of any party to any Contract where the consent of that party may be required by reason of the transactions contemplated by this Agreement;

(i) not issue, pledge or sell, or issue options, warrants or rights of any kind to acquire, or issue or sell any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of either Acquired Company, or, except for the transactions contemplated hereby, enter into any arrangement, understanding or contract with respect to the purchase or voting of shares of its capital stock, or adjust, split, combine or reclassify any of its securities, or make any other changes in its capital structure;

(j) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee of an Acquired Company or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement applicable to any such employee, except in the ordinary course of business consistent with past practice or except as set forth in Schedule 5.1(j) of the Disclosure Schedules;

(k) except as contemplated by this Agreement, not pay or discharge any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether or not due or to become due), except in the ordinary course of business, including, but not limited to, the management of intercompany accounts and liabilities consistent with past practice, or except as set forth in Schedule 5.1(k) of the Disclosure Schedules;

(l) except as contemplated by this Agreement, not enter into any collective bargaining agreement or create, enter into or amend any Employee Benefit Plan (unless required to do so by any applicable Law governing labor management relations or Employee Benefit Plans);

(m) except as contemplated by this Agreement, not create, assume or incur any encumbrance on any of the assets of the Acquired Companies, except in the ordinary course of business or except as set forth in Schedule 5.1(m) of the Disclosure Schedules;

(n) not sell, assign, lease, exchange or otherwise transfer or dispose of any of the assets of the Acquired Companies, except in the ordinary course of business, including, but not limited to, the management of intercompany accounts and liabilities consistent with past practice, or except as set forth in Schedule 5.1(n) of the Disclosure Schedules;

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(o) not merge or consolidate with or into any other entity or enter in any agreements relating thereto;

(p) not guarantee or otherwise accommodate the obligation of any Person other than in the ordinary course of business;

(q) not assume, incur or guarantee any obligation or liability for borrowed money other than in the ordinary course of business;

(r) not cancel any debts owed to the Acquired Company or waive any material claim or right of substantial value, except for compromises of trade debt in the ordinary course of business, except for the management of intercompany accounts and liabilities consistent with past practice or except as set forth in Schedule 5.1(r) of the Disclosure Schedules;

(s) maintain the Acquired Company’s books of account, records and files substantially in the same manner as they are maintained as of the date of this Agreement;

(t) pay obligations under all Contracts or other arrangements in a manner consistent with past practice; and

(u) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.11, except for the management of intercompany accounts and liabilities consistent with past practice or except as set forth in Schedule 5.1(u) of the Disclosure Schedules.

5.2    Proxy Statement.

(a) Seller shall use its commercially reasonable efforts to prepare and file with the SEC proxy materials which shall constitute the “Proxy Statement” prior to January 19, 2005. Buyer shall furnish all information concerning Buyer and Sub as Seller may reasonably request in connection with the preparation of the Proxy Statement. Buyer acknowledges that the Proxy Statement may also relate to the solicitation by Seller of shareholder approval regarding the sale of its remaining businesses other than the Acquired Companies. Seller represents, warrants and agrees that (a) none of the information to be included in the Proxy Statement (other than information supplied in writing by Buyer expressly for inclusion therein) will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the duly convened meeting of the shareholders of Seller (the “Shareholders’ Meeting”) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will comply, as of the date of mailing, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) The Proxy Statement shall seek the approval of this Agreement and other transactions contemplated hereby at the Shareholders’ Meeting and include the recommendation of the Board of Directors of Seller to Seller’s shareholders that they vote in favor of adoption of this Agreement, subject to the right of the Board of Directors of Seller to effect a Change of Recommendation (as defined in Section 5.3(c)), in compliance with Section 5.3.

5.3    Company Acquisition Proposals.

(a)    No Solicitation.  So long as this Agreement remains in effect, Seller shall not, and shall cause the Acquired Companies and their officers, directors and agents not to (i) solicit any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any properties and assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Acquired Companies or (ii) furnish or cause to be furnished any material non-public information concerning the Acquired Companies to any Person (other than Buyer and its agents and representatives), other than in the ordinary course of business or pursuant to applicable Legal Requirements; provided, however, that, prior to the Shareholders’

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Meeting, nothing contained in this Section 5.3 shall prohibit the Board of Directors of Seller from (I) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; provided that Seller shall not effect a Change of Recommendation unless specifically permitted pursuant to Section 5.3(c) or (II) in response to an unsolicited, bona fide written Acquisition Proposal if the Board of Directors of Seller in good faith after consultation with its outside financial and legal advisors, concludes that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal (as defined below), engaging in discussions or participating in negotiations with and furnishing non-public information to the party making such Acquisition Proposal so long as, and only to the extent that, (A) the Board of Directors of Seller determines in good faith after consultation with its outside legal counsel, that the failure to take any such action would be reasonably likely to result in a breach of its fiduciary obligations to Seller’s shareholders, (B) (x) at least one Business Day prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such party, Seller gives Buyer written notice of Seller’s intention to furnish information to, or enter into discussions or negotiations with, such party and (y) Seller receives from such party an executed confidentiality agreement on terms no less favorable to Seller than those in the Confidentiality Agreement and containing customary limitations on the use and disclosure of all written and oral information furnished to such party by or on behalf of Seller or an Acquired Company, (C) prior to or contemporaneously with furnishing any such non-public information to such party, Seller furnishes such non-public information to Buyer to the extent such non-public information has not been previously furnished by Seller or an Acquired Company to Buyer), and (D) Seller shall have complied in all material respects with this Section 5.3.

For purposes of this Agreement, (X) “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than this Agreement or any other inquiry, offer or proposal by Buyer) relating to any Acquisition Transaction, (Y) “Acquisition Transaction” shall mean any transaction or series of related transactions, other than the Merger contemplated by this Agreement, involving: (1) any acquisition or purchase from Seller by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% interest in the total outstanding voting securities of Seller or more than 75% of the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 25% or more of the total outstanding voting securities of Seller or more than 75% of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; (2) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the assets of Seller or more than 75% of the assets of the Acquired Companies; (3) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Seller or the Company and (Z) “Superior Proposal” shall mean an unsolicited Acquisition Proposal on terms that the Board of Directors of Seller concludes in good faith, after consultation with its outside financial advisors, to be more favorable to Seller’s shareholders from a financial point of view than the terms of this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement), and reasonably capable of being consummated.

(b)    Notification of Acquisition Proposals.  In addition to the obligations of Seller set forth in paragraph (a) of this Section 5.3, Seller shall, as promptly as practicable, and in any event within 24 hours, advise Buyer orally and in writing of (i) any request for non-public information which Seller reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal, (ii) the material terms and conditions of such request, Acquisition Proposal or inquiry, (iii) the identity of the person or group making any such request, Acquisition Proposal or inquiry and (iv) copies of all written materials sent or provided to Seller by or on behalf of any person or group or provided to such person or group by or on behalf of Seller.

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(c)    Changes of Recommendation.  Notwithstanding anything to the contrary in this Agreement, in response to the receipt of a Superior Proposal, the Board of Directors of Seller may withhold, withdraw, amend or modify its recommendation in favor of this Agreement, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its shareholders, may recommend that its shareholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of Seller or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (v) are met:

(i) A Superior Proposal has been made and has not been withdrawn;

(ii) The Shareholders’ Meeting has not occurred;

(iii) Seller shall have (A) promptly provided to Buyer written notice of its intention to effect a Change of Recommendation which shall state expressly (I) that it has received a Superior Proposal, (II) the material terms and conditions of the Superior Proposal and the identity of the person or group making the Superior Proposal, and (III) that it intends to effect a Change of Recommendation and the manner in which it intends to do so and (B) made available to Buyer all materials and information made available to the person or group making the Superior Proposal in connection with such Superior Proposal;

(iv) The Board of Directors of Seller has concluded in good faith, after consultation with its outside legal advisors, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would be a breach of its fiduciary obligations to Seller’s shareholders under applicable Law; and

(v) Seller shall have complied in all material respects with this Section 5.3.

(d)    Acknowledgement.  Notwithstanding the foregoing, Buyer hereby acknowledges and agrees that Seller may negotiate and reach agreement with third parties for the sale of its businesses other than the Acquired Companies and that in connection with such negotiations Seller will be disclosing confidential information regarding Seller to such third parties.

5.4    Access and Information.  So long as this Agreement remains in effect, Seller will, and will cause each Acquired Company and their respective officers, accountants, counsel, consultants, employees and agents to, give Buyer and Buyer’s accountants, counsel, consultants, employees and agents, reasonable access during normal business hours to, and make available documents, records, work papers and information with respect to, the properties, assets, books, contracts, commitments, reports and records relating to such Acquired Company, as Buyer shall from time to time reasonably request, including access for performance of Phase I investigations of the Leased Real Property. In addition, Seller will, and will cause the Acquired Companies to, permit Buyer and its accountants, counsel, consultants, employees and agents reasonable access to personnel and advisers (including counsel and accountants) of the Acquired Companies during normal business hours and upon reasonable notice as may be necessary or useful to Buyer in its review of the properties, assets and business affairs of the Acquired Companies and the above-mentioned documents, records and information.

5.5    Governmental Filings.  Buyer and Seller agree to promptly make or cause to be made any and all filings required under HSR, Exon-Florio and any other Law requiring filing with any Governmental Entity with respect to the transactions contemplated hereby and, as soon as reasonably practicable and after consultation with the other party, provide to the appropriate Governmental Entity any documentary material or other information that may be necessary in order to satisfy any request under HSR, Exon-Florio or the other Law for additional information or otherwise to obtain any clearance, consent or approval so required. Seller and Buyer shall furnish each other such information and assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such Laws. Seller and Buyer shall immediately supply to each other copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, by such party with any Governmental Entity or members of its staff, with

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respect to the transactions contemplated by this Agreement, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same. Buyer and Seller shall each use its reasonable efforts to resolve any objections that are asserted by any Person under antitrust or other Laws with respect to the transactions contemplated by this Agreement and to avoid the entry of, or have vacated or terminated, any Order of any Governmental Entity restraining or preventing the consummation of the transactions contemplated by this Agreement and any proceedings that might result in such entry.

5.6    Further Actions.  Seller and Buyer each agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby.

5.7    Tax Matters.

(a) Seller and Buyer will make a joint election under Section 338(h)(10) of the Code, and, at the request of Buyer, any corresponding elections under state, local, or foreign tax Law, with respect to the Merger under this Agreement. Buyer and Seller will allocate the “aggregate deemed sales price” as computed under applicable Treasury Regulations among the Company’s assets in accordance with Section 2.15. Seller and Buyer agree to take all actions necessary or appropriate, including properly completing and executing IRS Form 8023, to make the election under Section 338(h)(10) of the Code and (if requested by Buyer) comparable California Law for the Company for Federal income and California franchise tax purposes in connection with the Merger.

(b) Buyer will have the initial responsibility for the timely preparation of IRS Form 8023, or the comparable form under applicable state, local or foreign Law, and all supporting statements, schedules, and required information applicable thereto. Such Form 8023, comparable state, local or foreign forms, statements, schedules and information (the “Form 8023 Package”) will be submitted to Seller for its review no later than 45 days after the Closing Date. Within 30 days after Seller receives the Form 8023 Package, Seller will notify Buyer of any objections or proposed changes. If Seller has no objections or proposed changes or if Seller and the Buyer agree on the resolution of all objections or proposed changes, Seller and Buyer will promptly file the Form 8023 and the relevant attachments with the IRS via certified mail with return receipt requested. As soon as practicable thereafter, Seller and Buyer will furnish to each other a photocopy of such certificate of mailing and return receipt. If Buyer and Seller fail to agree with respect to any objection or proposed change within 20 days after Buyer receives notice of objection from Seller, then any disputed objection(s) or proposed change(s) will be submitted for resolution to a national accounting firm acceptable to both parties, which will report its final determination to Buyer and Seller within 30 days thereafter, and such accountants’ determination as to the appropriateness and extent of changes (if any) to the Form 8023 Package will be final and binding. The costs of such accountants’ determination will be borne equally by Buyer and Seller. Within three days after such determination, Buyer and Seller will file the Form 8023 and the relevant attachments with the IRS in accordance with the procedure described above. Buyer and Seller will file their respective Tax Returns, including IRS Form 8023, in a manner consistent with the finalized Form 8023 Package.

(c) Seller shall cause to be prepared and filed, at its own expense, all federal and state Tax Returns for the Acquired Companies through the Closing Date and will pay any Taxes due thereon. Seller shall prepare the Tax Returns on a basis consistent with the manner in which such Tax Returns were prepared in previous years. Buyer will, and will cause each Acquired Company and their respective officers, accountants, counsel, consultants, employees and agents to, furnish Seller and Seller’s accountants, counsel and consultants with all documents, records, work papers and information necessary for Seller to complete such Tax Returns.

(d) The Buyer acknowledges that, after the Closing, the Seller may Distribute to its shareholders some or all of the Merger Consideration. The Seller acknowledges that the Distribution will be subject to satisfaction of the restrictive provisions set forth in Chapter 5 of the CGCL and otherwise. The Seller also

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acknowledges the Buyer’s concerns that the Seller maintain after the Distribution sufficient assets to be able to satisfy any Tax liabilities arising prior to and as a consequence of the Closing. In recognition of the foregoing, the Seller agrees that it shall (i) ensure that sufficient assets remain after the Distribution so that it is able to satisfy any liabilities and reasonably potential liabilities of the Seller for Taxes as of such date and (ii) as part of the approval process for the Distribution it shall consult with its professional advisors (or if potential independence issues arise, an independent public accounting firm) with regard to the foregoing. For purposes of this section, the term “Distribution” shall mean “distribution to its shareholders” as defined in Section 166 of the CGCL.

5.8    Tax Returns.

(a)    Seller Obligations.  Seller will cause to be prepared and timely filed (or provided to Buyer for execution and filing, if applicable) when due (taking into account all extensions properly obtained) all Tax Returns for Seller and any Affiliate (other than an Acquired Company) for all periods ending on or prior to the Closing Date, and any income or franchise Tax Return of each Acquired Company with respect to periods for which a consolidated, unitary or combined Tax Return of Seller or an Affiliate will include the operations of an Acquired Company.

(b)    Buyer Obligations.  Buyer will cause to be prepared and timely filed all Tax Returns of each Acquired Company required to be filed after the Closing Date that are not described in Section 5.8(a). If any such Tax Return covers a period beginning before the Closing Date, Seller and their designated representatives will have the right to review and approve such Tax Return before it is filed if it could affect Seller’s liability for Taxes to any Governmental Entity. Any Tax Return described in the preceding sentence will be provided to Seller not less than 30 days before the proposed filing date. Buyer shall promptly provide Seller with any underlying information or records requested by Seller or their designated representatives to assist its review.

5.9    Officer and Director Indemnification.

(a) Buyer agrees that all rights to indemnification and all limitations on liability existing in favor of any officer or director of an Acquired Company in respect of acts or omissions of such officer or director on or prior to the Closing Date as provided in the Governing Documents of such Acquired Company in effect as of the date hereof shall continue in full force and effect in accordance with the terms thereof; provided, however, that Buyer shall not assume any obligation to indemnify any of the Joint Officers and Directors in respect of acts or omissions on or prior to the Closing Date arising from a Joint Officer’s or Director’s service as an officer or director of Seller.

(b) The obligations of Buyer under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 5.9 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(c) Seller agrees to obtain director and officer insurance for the Joint Officers and Directors for liabilities arising from the service of such Joint Officers and Directors as officers and directors of the Seller with coverage of at least $5 million in the aggregate and a term of six (6) years.

5.10    Reasonable Best Efforts to Close.  Seller and Buyer shall each use their reasonable best efforts to fulfill the conditions set forth in ARTICLE 6 over which they have control or influence and to complete the transactions contemplated by this Agreement.

5.11    Employee Matters.

(a)    Employee Benefit Plans.  Buyer may elect, subject to the consent of the applicable insurance company or third party administrator and whether such election is possible pursuant to the terms of such

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Employee Benefit Plan, to have an Acquired Company assume any Employee Benefit Plan sponsored by Seller that is a welfare plan or a flexible spending plan under Section 125 of the Code, but only to the extent such plan covers employees or former employees of an Acquired Company (each an “Assumed Employee Benefit Plan”). If Buyer makes such an election and the applicable Assumed Employee Benefit Plan allows such election, Seller will take all reasonable action required to assign the appropriate part of its interest in the Assumed Employee Benefit Plan to the Acquired Company, including, but not limited to, assigning to the Acquired Company the appropriate part of its interest under any stop loss insurance policy and any other insurance policies maintained in connection with any such assumed welfare plan, to the extent such assignment is possible. Notwithstanding an Acquired Company’s assumption of part of such an Assumed Employee Benefit Plan, the obligations assumed by the Acquired Company shall not include, and Seller shall retain, any obligation, liability, or expense incurred by reason of the error, default, or negligence of Seller or any person Seller is obliged to indemnify; any duty or obligation of Seller that was required, by Law or otherwise, to be performed, completed, contributed, or paid prior to the Closing; or any duty or obligation arising out of the failure of Seller or any plan to comply with any Law or term of the plan for any period prior to the Closing. If Buyer does not make such election or the applicable Employee Benefit Plan does not allow for such election, effective as of the Closing Date, the Surviving Corporation shall provide to each employee of the Acquired Companies who is employed by the Surviving Corporation (“Retained Employees”) benefits that are substantially similar in the aggregate (to the extent commercially practicable) to those offered by the Acquired Companies under the REMEC, Inc. Profit Sharing Plan (the “401(k) Plan”) and the employee welfare benefit plans of Seller prior to the Closing Date (excluding the Assumed Employee Benefit Plans). Subject to applicable Law, on and after the Closing Date, the Surviving Corporation shall use commercially reasonable efforts to provide each Retained Employee credit with respect to each Employee Benefit Plan of the Surviving Corporation in which such Retained Employee participates, for all service prior to the Closing Date with the Acquired Companies, for purposes of determining eligibility and vesting and for any other purpose for which such service is either taken into account or recognized under a comparable Employee Benefit Plan or Assumed Employee Benefit Plan; provided, however, such service need not be credited to the extent it would result in a duplication of benefits. The Surviving Corporation shall use commercially reasonable efforts to provide that (i) such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations and (ii) Retained Employees shall be given credit for amounts paid under a corresponding Employee Benefit Plan or Assumed Employee Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable Surviving Corporation Employee Benefit Plan in which such Retained Employees participate.

(b)    Seller’s 401(k) Plan.  Seller shall amend the 401(k) Plan to provide that employees of the Acquired Companies are not eligible to participate actively in the 401(k) Plan after the Closing Date and are fully vested in their account balances under the 401(k) Plan, unless such amendments are not necessary because the 401(k) Plan’s terms already provide for such cessation of participation or vesting.

(c)    Disability Plan.  If Buyer does not elect to assume, or the insurer does not consent to the assumption by an Acquired Company of, the portion of Seller’s long or short term disability plan covering employees of the Acquired Company, then, with respect to any employee of an Acquired Company who was covered by the Seller’s short or long term disability plan immediately before the Closing and who is ineligible for coverage under the Acquired Company’s short or long term disability plan after the Closing because of an actively at work requirement, the Seller shall cause its short or long term disability plan to continue to cover such employee for so long as coverage would have been available under the Seller’s plan as in effect before the Closing, at the expense of Buyer.

(d)     Acceleration of Stock Options and Restricted Stock Units.  Seller, and its Board of Directors, shall take all necessary actions so that all outstanding stock options issued pursuant to Seller Stock Option

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Plans and all outstanding Seller Restricted Stock Units held by employees of the Acquired Companies shall be fully vested upon the Closing; all costs and expenses in connection with such acceleration shall be paid by Seller.

(e)    Buyer Obligations.  Upon the Closing, Buyer acknowledges and agrees that it shall assume (i) all payment obligations under the Performance and Retention Agreements, dated November 8, 2004, with the Company’s employees listed on Schedule 3.16(a) and (ii) all obligations of Seller under Section 4(d) of the Change of Control Agreement, dated November 9, 2004, between Seller and Jack Giles; all other obligations under such agreement shall remain Seller’s.

5.12    Trademark License.

(a)    License Right Granted.  Seller hereby grants to Acquired Companies, and Acquired Companies accept, upon the terms and conditions set forth herein, a royalty-free, perpetual, worldwide license to use the mark “REMEC” and/or the Electron Logo mark set forth in Schedule 5.12 exclusively in the overall names and marks “REMEC DEFENSE & SPACE,” “REMEC SPACE & DEFENSE,” “REMEC DEFENSE,” “REMEC SPACE” and/or “REMEC MICROWAVE” in connection with the business of the Acquired Companies (the “Licensed Marks”). Acquired Companies hereby acknowledge and agree that they are not entitled to use either the mark “REMEC” or the Electron Logo mark alone or in a manner other than as described in this section. The parties further acknowledge and agree that the license grant is exclusive to Acquired Companies with respect to use of the marks “REMEC DEFENSE & SPACE,” “REMEC SPACE & DEFENSE,” “REMEC DEFENSE,” “REMEC SPACE” and/or “REMEC MICROWAVE,” but that Seller retains the right to further license the marks “REMEC” and/or the Electron Logo, alone or with logos or words other than DEFENSE, SPACE and/or MICROWAVE, to third parties at Seller’s sole discretion.

(b)    Inventory.  Notwithstanding the provisions of Section 5.12(a), the Acquired Companies shall have the right to use any inventory, signage, stationery and similar items, in stock as of the Closing Date, which may contain the trademark REMEC and/or the Electron Logo, for up to eighteen (18) months following the Closing Date.

(c)    Ownership.  Notwithstanding the provisions of Section 3.13, Acquired Companies acknowledge that the Licensed Marks are owned solely and exclusively by Seller. Acquired Companies hereby acknowledge and agree that, except as set forth herein, Acquired Companies have no rights, title or interest in or to the Licensed Marks and that all use of the Licensed Marks by Acquired Companies shall inure to the benefit of Seller. Acquired Companies further agree that the rights granted herein exist only to the extent that Seller owns such rights, and no warranty, express or implied, is made with respect thereto or to the Licensed Marks or with respect to the rights of any third parties that may conflict with the rights granted herein.

(d)    Quality Standards.  The products and services offered by Acquired Companies under the Licensed Marks pursuant to this Agreement shall be of a quality reasonably satisfactory to Seller and consistent with the reputation that Seller has developed in the Licensed Marks in connection with its business, products and services. Acquired Companies agree that they shall not engage, participate or otherwise become involved in any activity or course of action that diminishes and/or tarnishes the image and/or reputation of the Licensed Marks. Acquired Companies agree to comply with all applicable local, state and federal laws and, at all times, to conduct their activities under this Agreement in a lawful manner. If the Licensed Marks are used by Acquired Companies in a manner that could diminish and/or tarnish Seller’s rights in or protection of the Licensed Marks, Seller is entitled to terminate this license upon thirty (30) days written notice to Acquired Companies; provided, however, that Seller shall have no right to terminate this license if, during the thirty (30) day period after the Acquired Companies receive notice from Seller, the Acquired Companies shall have cured the matter that could diminish or tarnish Seller’s rights in or protection of the Licensed Marks.

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(e)    Cooperation and Protection.  Acquired Companies agree to cooperate with and assist Seller in protecting and defending the Licensed Marks and shall promptly notify Seller in writing of any infringements, claims or actions by others (which come to the attention of Acquired Companies) in derogation of the Licensed Marks. Seller shall have the sole responsibility for whatever action is taken with respect to such infringements, claims or actions, and Acquired Companies agree to cooperate fully with Seller in the event such action entails litigation or other similar proceedings. Within ten (10) days of receiving notice from the Acquired Companies, Seller shall notify the Acquired Companies whether it intends to take action with respect to a particular infringement, claim or action. In the event Seller declines to take action with respect to a particular infringement, claim or action, the Acquired Companies shall have the option of taking such action as they deem appropriate. In such event, Acquired Companies shall have the sole responsibility for whatever action they take, including responsibility for all expenses and fees, and Seller agrees to cooperate fully with Acquired Companies.

(f)    Assignable.  This license is assignable by Acquired Companies without the prior written consent of Seller provided such assignment or transfer is in connection with a merger, acquisition, reorganization or sale of all or substantially all of Acquired Companies’ assets or equity. Acquired Companies will provide written notice to Seller immediately following such assignment. Except as expressly provided in this section, this license is not assignable by Acquired Companies without the prior written consent of Seller.

(g)    Binding Effect.   The terms of this license shall be binding upon and shall inure to the benefit of the parties and their successors, assigns, parent companies, subsidiaries, affiliates, heirs, personal representatives, and all other persons, firms, companies, associates, or partnerships claiming through any of them.

5.13    Nanowave Assignment.  Buyer acknowledges that prior to the Closing Date Seller may assign to the Company certain liabilities and obligations of Seller under Article 11 of the Purchase Agreement (the “Assumed Liabilities”), dated August 18, 2004, between Seller, REMEC Canada Incorporated, Euromill Equihold Inc. and Nanowave Technologies Inc. In consideration for such assignment, Seller intends to assign to the Company a Promissory Note, dated August 18, 2004 (the “Promissory Note”), issued by Euromill Equiholding Inc. in favor of Seller. The Buyer agrees to cooperate in good faith with Seller and the Company in negotiating an agreement with Euromill Equihold Inc. and Nanowave Technologies Inc. that provides for the assignment of the Assumed Liabilities and the Promissory Note, including providing reasonable assurances to Euromill Equihold Inc. and Nanowave Technologies Inc. that it intends to retain sufficient resources in the Surviving Corporation to allow the Surviving Corporation to satisfy its obligations under such agreement. Buyer further agrees to accept Seller’s assignment of the Assumed Liabilities to the Company prior to the Closing Date; provided that (a) Seller assigns the Promissory Note to the Company in connection with such assignment, (b) the terms and conditions of the agreement(s) providing for such assignment are commercially reasonable, and (c) there are no substantive changes to the payment terms of the Promissory Note or the scope of the Assumed Liabilities in connection with such assignment.

ARTICLE 6

CLOSING CONDITIONS

6.1    Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (except to the extent waived by Seller):

(a) the requisite Seller shareholder approval shall have been obtained to approve this Agreement at a meeting of Seller’s shareholders duly convened therefor or at any adjournment thereof;

(b) (i) the representations and warranties of Buyer and Sub contained in this Agreement not qualified with any “Buyer Material Adverse Effect” qualifier shall be true and correct in all material respects and (ii)

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the representations and warranties of Buyer and Sub contained in this Agreement qualified with any “Buyer Material Adverse Effect” qualifier shall be true and correct in all respects; in the case of each of (i) and (ii), as of the date of this Agreement and as of the Closing Date except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

(c) Each of Buyer and Sub shall have performed and complied in all material respects with all of their covenants hereunder through the Closing;

(d) There shall not be in force any Order to restrain, prohibit or invalidate the transactions contemplated by this Agreement;

(e) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(d) is satisfied in all material respects, with such certificate reflecting the condition in Section 6.1(d) being to Buyer’s knowledge;

(f) Buyer shall deliver the Merger Consideration as provided for in Section 2.10;

(g) The applicable waiting period under the HSR Act shall have expired or been terminated;

(h) The review period under Exon-Florio during which an investigation of the transactions contemplated herein may be commenced shall have expired without such investigation being commenced or, if an investigation shall have commenced, then either (i) the period under Exon-Florio during which any such investigation must be completed shall have expired, (ii) the period under Exon-Florio during which the transactions contemplated herein may be suspended, prohibited or limited shall have expired without any such action being threatened, announced or taken, or (iii) a decision to not take any action with respect to the transactions contemplated herein shall have been announced.

(i) Seller shall have obtained the consent of Silicon Valley Bank to the transactions contemplated by this Agreement;

(j) Buyer and Sub shall have obtained and delivered to Seller all consents, authorizations, permits, Governmental Authorizations and approvals necessary to effect the Merger; and

(k) All other deliveries required by Section 2.14(b) shall have been made.

6.2    Conditions to Obligations of Buyer and Sub.  The obligations of Buyer and Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions (except to the extent waived by Buyer and Sub):

(a) (i) the representations and warranties of Seller contained in this Agreement not qualified with any “Company Material Adverse Effect” qualifier shall be true and correct in all material respects and (ii) the representations and warranties of Seller contained in this Agreement qualified with any “Company Material Adverse Effect” qualifier shall be true and correct in all respects; in the case of each of (i) and (ii), as of the date of this Agreement and as of the Closing Date except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

(b) Seller shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

(c) There shall not be in force any Order to restrain, prohibit or invalidate the transactions contemplated by this Agreement;

(d) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all material respects, with such certificate reflecting the condition in Section 6.2(c) being to Seller’s Knowledge;

(e) All deliveries required by Section 2.14(a) shall have been made;

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(f) Silicon Valley Bank shall have released its security interest over the assets of the Company and released its pledge over the Shares;

(g) The applicable waiting period under the HSR Act shall have expired or been terminated;

(h) The review period under Exon-Florio during which an investigation of the transactions contemplated herein may be commenced shall have expired without such investigation being commenced or, if an investigation shall have commenced, then either (i) the period under Exon-Florio during which any such investigation must be completed shall have expired, (ii) the period under Exon-Florio during which the transactions contemplated herein may be suspended, prohibited or limited shall have expired without any such action being threatened, announced or taken, or (iii) a decision to not take any action with respect to the transactions contemplated herein shall have been announced;

(i) Those directors of either of the Acquired Companies, whose names are specified in a letter to be delivered by Buyer to Seller not less than three days prior to the Closing, shall have submitted their resignations in writing to the applicable Acquired Company or been removed by corporate action of the applicable Acquired Company, and such resignations shall become effective as of the Closing;

(j) Seller shall have obtained and delivered to Buyer and Sub all consents, authorizations, permits, Governmental Authorizations and approvals necessary to (i) effect the Merger and (ii) operate the businesses of the Acquired Companies, except where such consents, authorizations, permits, Governmental Authorizations and approvals would not have a Company Material Adverse Effect;

(k) Seller shall (i) deliver to Buyer no later than ten (10) Business Days prior to the Closing Date audited consolidated financial statements of the Company for the fiscal year ending January 31, 2005 (the “Audited Financial Statements”), which shall consist of the consolidated balance sheet as of January 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flow for the fiscal year ending January 31, 2005 and a report of the independent registered public accounting firm retained by Seller to complete the Audited Financial Statements, which report shall contain an unqualified audit opinion with respect to the Company (the “Audit Report”), and (ii) make the work papers and back-up materials used by the independent registered public accounting firm in preparing its Audit Report for the Audited Financial Statements available to Buyer at reasonable times and upon reasonable notice after delivery of the Audited Financial Statements;

(l) There shall have been no Company Material Adverse Effect prior to the Closing Date; and

(m) There shall not have been instituted against Seller or either Acquired Company any action or proceeding to restrict or prohibit the transactions contemplated by this Agreement, which action or proceeding could reasonably be expected to result in a final decision on the merits in favor of the party attempting to restrict or prohibit the transactions contemplated by this Agreement.

ARTICLE 7

TERMINATION

7.1    Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer and Seller;

(b) by either Buyer or Seller by written notice to the other if the Closing has not occurred by 5:00 p.m., Pacific time, on May 31, 2005, or such later date as Buyer and Seller shall agree upon; provided, however, that neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this clause (b) if it has not performed or complied with any of its covenants, agreements or conditions to be performed or complied with by it under this Agreement;

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(c) by either Buyer or Seller if the required Seller shareholder vote shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Seller’s shareholders duly convened therefore or at any adjournment thereof by 5:00 p.m., Pacific time, on May 31, 2005;

(d) by Buyer by written notice to Seller if any of the conditions set forth in Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, satisfied by 5:00 p.m., Pacific time, on May 31, 2005, unless due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(e) by Seller by written notice to Buyer if any of the conditions set forth in Section 6.1 shall not have been, or if it becomes apparent that any of such conditions will not be, satisfied by 5:00 p.m., Pacific time, on May 31, 2005, unless due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by him prior to the Closing; or

(f) by Seller by written notice to Buyer if the Board of Directors of Seller withholds or withdraws its recommendation to Seller’s shareholders in favor of approval and adoption of this Agreement, in response to a Superior Proposal following compliance with the provisions and requirements of Section 5.3.

7.2    Effect of Termination.  In the event that this Agreement is terminated, each of the parties shall return (without retaining copies) all documents and papers containing confidential information (including without limitation technical information, customer lists, financial data and any similar information developed by another party pursuant to this Agreement or in contemplation of the transactions contemplated by this Agreement) and shall neither use nor disclose any such information, except to the extent that such information is available to the public or is otherwise rightfully obtained. In the event of termination of this Agreement pursuant to this ARTICLE 7, other than as set forth in this Section 7.2, neither party shall have any obligation to the other whatsoever with respect to this Agreement, the transactions provided for herein or the expenses either of them incurred in connection with or in contemplation of such transactions.

7.3    Termination Fee.  Seller shall pay to Buyer $8,000,000 in cash in the event that:

(a) (i) this Agreement is terminated by Seller pursuant to Section 7.1(c), (ii) Seller and the Company execute a definitive agreement within six (6) months of such termination to sell all or substantially all of the assets of the Company or more than a 75% interest in the total outstanding voting securities of the Company (the “Alternative Company Transaction”) and (iii) the closing of the Alternative Company Transaction is effected; provided, however, that a sale of the assets or voting securities of the Company shall not constitute an Alternative Company Transaction if such transaction involves the sale of more than a 25% interest in the total outstanding voting securities of Seller, any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 25% or more of the total outstanding voting securities of Seller, any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction or any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the assets of Seller; or

(b) this Agreement is terminated by Seller pursuant to Section 7.1(f).

Seller shall be required to pay the termination fee to Buyer in the event of a termination pursuant to Section 7.3(a) upon the closing of the Alternative Company Transaction and in the event of a termination pursuant to Section 7.3(b) within two Business Days after such termination.

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ARTICLE 8

MISCELLANEOUS

8.1    No Survival of Representations and Warranties.  None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which by their terms survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2    Fees and Expenses.  Subject to Sections 7.3 and 8.14, Seller, on the one hand, and Buyer, on the other hand, will bear their own expenses in connection with the negotiation and consummation of the transactions contemplated hereby, including any broker’s commission or finder’s fee incurred by such party; provided, that Seller’s transaction costs and expenses shall be paid by the Company at or prior to Closing.

8.3    Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with written confirmation of receipt), by facsimile transmission (with confirmation by the transmitting equipment and subsequently by a nationally recognized overnight delivery service (receipt requested)) or when received by the addressee by a nationally recognized overnight delivery service (receipt requested) to the parties at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Buyer or Sub:	Chelton Microwave Corporation 58 Main Street, Route 117 Bolton, MA 01740 Attention: David V. Gaggin Facsimile: (978) 779-2906

With a copy to: (which copy shall not constitute notice)	Chelton Ltd. Fieldhouse Lane Marlow, Buckinghamshire SL7 1LR ENGLAND Attention: Paul D. Long Facsimile: 011 44 16 284 78450

With a copy to: (which copy shall not constitute notice)	Jaeckle Fleischmann & Mugel, LLP 12 Fountain Plaza Buffalo, NY 14202-2292 Attention: Joseph P. Kubarek, Esq. Facsimile: 716 856-0432

If to Seller or the Company:	REMEC, Inc. 3790 Via de la Valle Del Mar, CA 92014-4252 Attention: Senior Vice President, General Counsel Facsimile: 858 259 4186

With a copy to: (which copy shall not constitute notice)	Heller Ehrman White & McAuliffe LLP 333 Bush Street San Francisco, CA 94104 Attention: Randall B. Schai, Esq. Facsimile: 415 772-6268

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8.4    Assignability and Parties in Interest.  This Agreement shall not be assignable by either of the parties; provided, however, that each party shall have the right to assign this Agreement in connection with a merger, acquisition, reorganization or sale of all or substantially all of its assets so long as any successor of a party expressly assumes all the obligations of such party under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors. Except as provided for in Section 5.9, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

8.5    Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal Law, and not the Law pertaining to conflicts or choice of Law, of the State of California.

8.6    Consent to Jurisdiction, Etc..  Each of the parties hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any other Merger Document (for purposes of this Section, a “Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of California located in the City of San Diego or the federal courts located in the Southern District of California. The parties agree that, after a Legal Dispute is before a court as specified in this Section 8.6 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 8.6 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.7    Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of all Legal Disputes that may be filed in any court and that relate to the subject matter of the transactions contemplated by this Agreement, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereby acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7 AND EXECUTED BY EACH OF THE PARTIES), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. In the event of any Legal Dispute, this Agreement may be filed as a written consent to a trial by the court.

8.8    Counterparts; Facsimile Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and

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delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

8.9    Complete Agreement.  This Agreement, the exhibits, the Disclosure Schedules, the documents delivered or to be delivered pursuant to this Agreement and any side letter agreements by and among the parties hereto contain the entire agreement among the parties with respect to the transactions contemplated hereby and (except for the Confidentiality Agreement which shall remain in effect through the Closing) shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

8.10    Modification, Amendment and Waiver.  This Agreement may be modified, amended or otherwise supplemented only by a writing signed by the parties. No waiver of any right or benefit hereunder shall be deemed effective unless and until a writing waiving such right or benefit is executed by the party waiving such right or benefit.

8.11    Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determine or as required by Legal Requirements, including securities Laws requirements or requirements of any securities markets on which the shares of Buyer or Seller are listed. Buyer and Seller each agree to consult with the other and cooperate in connection with the issuance of any press releases or trade releases and the making of such other public statements with respect to this Agreement and the transactions contemplated by this Agreement as they may deem necessary or appropriate. Unless consented to by Buyer and Seller in writing in advance or required by Legal Requirements, including securities Laws requirements or requirements of any securities markets on which the shares of Seller are listed, prior to the Closing Seller, Buyer and each of their affiliates shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person, provided, however, that this Agreement may be disclosed in connection with a merger, acquisition, reorganization or sale of all or substantially all of the assets of Buyer or Seller (subject to binding use and disclosure restrictions at least as protective as those set forth herein). Seller and Buyer will consult with each other concerning the means by which the employees, customers, and suppliers of the Acquired Companies and others having dealings with the Acquired Companies will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication. Immediately following the Closing, Seller and Buyer shall jointly publicly announce completion of the Closing in mutually agreeable form, and failing such public announcement no later than twenty-four hours after the Closing each shall be entitled to make its own public announcement.

8.12    Interpretation; Rules of Construction.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section, subsection, preamble, recital and party references are to this Agreement unless otherwise stated.

(b) No party or its counsel shall be deemed the drafter of this Agreement for purposes of construing its provisions, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party. The parties waive any rule of Law or judicial precedent that provides that contractual ambiguities are to be construed against the party who shall have drafted the contractual provision in question.

8.13    Severability.  If any portion of this Agreement shall be determined to be invalid or unenforceable in a court of competent jurisdiction, the remainder shall be valid and enforceable to the maximum extent possible.

8.14    Attorneys’ Fees.  In any action to enforce or interpret the provisions of this Agreement the prevailing party shall be entitled to recover such party’s reasonable costs of suit, including reasonable attorneys’ fees, in addition to any other recovery or relief.

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8.15    Specific Performance.  Should any dispute arise under this Agreement, including, without limitation, a breach of any covenant under this Agreement, the parties agree that a decree of specific performance shall be an appropriate remedy. This remedy shall be cumulative and not exclusive and shall be in addition to any other remedies which the parties may have.

[Signatures to follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

BUYER CHELTON MICROWAVE CORPORATION		SELLER REMEC, Inc.

By:	/s/ David V. Gaggin	By:	/s/ Thomas H. Waechter
Name: David V. Gaggin		Name: Thomas H. Waechter
Title: President		Title: President and Chief Executive Officer

SUB CHELTON RDS ACQUISITION CORP.		COMPANY REMEC DEFENSE & SPACE, INC.

By:	/s/ David V. Gaggin	By:	/s/ Jack A. Giles
Name: David V. Gaggin		Name: Jack A. Giles
Title: President		Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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Exhibit 2.15

Merger Consideration Allocation

Buyer and Seller and the Company agree to cooperate in good faith to prepare this Exhibit 2.15 prior to the Closing Date.

Annex B

December 10, 2004

The Board of Directors

REMEC, Inc.

3790 Via De La Valle, Suite 311

Del Mar, CA 92014

Members of the Board of Directors:

REMEC, Inc. (“REMEC”) has retained us pursuant to an engagement agreement dated October 5, 2004 and an amendment dated November 24, 2004 (as so amended, the “Engagement Letter”) to deliver to you our opinion as to the fairness, from a financial point of view, of the consideration to be received by REMEC in connection with the sale of 100% of the outstanding shares of REMEC Defense and Space, Inc. (the “Company”) to Chelton Microwave Corporation (“Chelton” or the “Buyer”) pursuant to the terms of the Merger Agreement dated as of December 9, 2004 (the “Agreement”), by and among REMEC, the Company, Chelton RDS Acquisition Corp. and the Buyer (the “Transaction”).

As more fully set forth in the Agreement, Buyer will purchase the stock of the Company for cash consideration of $260.0 million (the “Consideration”), subject to a purchase price adjustment based on changes to non-trading intercompany accounts.

Jefferies Quarterdeck, a division of Jefferies & Company, Inc., offers investment banking services almost exclusively to the global aerospace, defense and government services markets. Pursuant to the terms of the Engagement Letter, we have acted as a financial advisor to REMEC in soliciting and assessing expressions of interest in the Company. The solicitations generated interest from multiple parties and, ultimately, culminated with the Agreement with the Buyer. We will receive a fee from REMEC in connection with the advisory services we have provided pursuant to the Engagement Letter, including fees that are contingent upon the consummation of the Transaction. We will receive a separate fee from REMEC for rendering this opinion, which fee is not contingent upon the consummation of the Transaction. In addition, REMEC has agreed to indemnify us for certain liabilities arising out of our engagements. We may in the future provide investment banking or financial services to, and receive compensation from, REMEC and its affiliates. We have in the past provided investment banking and financial services to, and received compensation from, certain of the parties that expressed interest in the Company on matters unrelated to the proposed sale of the Company. In the ordinary course of our business, we and our affiliates may trade or hold the securities of REMEC and its affiliates for our own accounts and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. We may in the future provide investment banking or financial services to the Buyer or its affiliates on matters that are unrelated to the Transaction for which we would expect to receive compensation.

In connection with this opinion, we have reviewed, relied upon or performed, among other things, the following:

(i)	Reviewed a draft Agreement dated as of December 9, 2004 and participated in certain negotiations with the Buyer;

(ii)	Reviewed certain financial and other information about the Company that was publicly available or provided to us by REMEC and/or the Company;

(iii)	Reviewed certain internal financial and operating information, including financial forecasts and projections for the Company on a stand-alone basis that were provided to us by REMEC and/or the Company, taking into account (a) the growth prospects of the Company and the various market segments in which it competes, (b) the Company’s historical and current fiscal year financial performance, (c) the Company’s forecasts going forward and its ability to meet them, and (d) certain of the Company’s contracts and their effects on its business;

(iv)	Met with REMEC’s and the Company’s management regarding the Company’s prospects and financial outlook and the operating plans of Company, and held discussions with REMEC’s and the Company’s management concerning the impact of the economy, including the current economic environment, on the Company and its prospects and the Company’s industry generally;

(v)	Reviewed the valuation in the public market of companies in lines of business that we deem similar to that of the Company in market, services offered, and/or size;

(vi)	Reviewed public information with respect to recent acquisition transactions that we deem comparable to the Transaction;

(vii)	Performed a discounted cash flow analysis to analyze the present value of the future cash flow streams that management of REMEC and the Company have indicated it expects the Company to generate;

(viii)	Performed a leveraged buyout analysis to value the Company as if a financial sponsor purchased the Company in a leveraged buyout transaction;

(ix)	Marketed the Company to potential buyers; and

(x)	Evaluated and assessed all indications of interest in the Company received from third parties.

In addition to the foregoing, we performed such other studies, analyses and investigations, and considered such other financial, economic and market criteria, as we considered appropriate in arriving at our opinion. Our analyses must be considered as a whole. Considering any portion of such analyses or criteria, without considering all analyses and criteria, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.

In rendering this opinion, we have, with your permission, assumed and relied upon the accuracy and completeness of all of the financial information, forecasts and other information provided to us by REMEC and/or the Company or that was publicly available to us, and have not attempted to independently verify any of such information. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects. With respect to the financial projections and financial models provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. REMEC has informed us, however, and we have assumed with your permission, that such projections and models were reasonably prepared by management of REMEC and the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company. We have not independently evaluated, and express no opinion as to, such financial projections or the assumptions upon which they are based. In addition, in rendering this opinion, we have assumed that the Company will perform in accordance with such projections and models for all periods specified therein. Changes to such projections and models could affect the opinion rendered herein.

We have assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the most recent financial statements made available to us. In addition, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained an independent valuation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such evaluations or appraisals for the Company or any reports of such physical inspections for the Company, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections for the Company.

We have, with your permission, relied on advice of REMEC’s legal counsel and independent accountants as to all legal, tax and financial reporting matters with respect to REMEC and the Agreement. We have assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable federal, state and local statutes, rules and regulations and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company

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or REMEC or on the expected benefits of the Transaction in any way meaningful to our analysis. We have further assumed, with your permission, that (i) the representations and warranties of each party contained in the Agreement are true and correct, and each party will perform all of the covenants and agreements required to be performed by it under the Agreement; (ii) the Transaction will be consummated in accordance with the terms described in the Agreement, without any amendments thereto, and without waiver by REMEC of any of the conditions to Buyer’s obligations; (iii) there is not now, and there will not as a result of the consummation of the Transaction contemplated by the Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which REMEC or any of its subsidiaries or affiliates is a party; (iv) the purchase price adjustment amount will be zero and (v) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in its consolidated financial statements of the Company provided to us by REMEC or the Company.

This opinion is solely for the benefit and use of the Board of Directors of REMEC in its consideration of the Transaction and may not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This opinion does not constitute a recommendation to any holder of REMEC’s common stock as to how such person should vote with respect to the Transaction. This opinion does not address the merits of the decision of REMEC to enter into the Agreement as compared to any alternative business transaction or strategy that might be available to REMEC, nor does it address the underlying business decision of REMEC to engage in the Transaction or the terms of the Agreement, nor does it address the tax consequences to REMEC arising from the Transaction. Further, this opinion addresses only the fairness as of the date hereof of the Consideration to be received by REMEC from a financial point of view and does not address any other aspect of the Transaction. This opinion does not address the value of REMEC or its viability as a going concern after the consummation of the Transaction. We have not been engaged to prepare, and have not prepared, a valuation of the Company and our opinion should not be construed as such. This opinion is based on the economic, market and other conditions as they exist and as evaluated on the date hereof, and we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion after the date hereof.

Based upon and subject to the foregoing, we are of the opinion that as of the date hereof the Consideration to be received by REMEC in the Transaction is fair, from a financial point of view, to REMEC.

Very truly yours,

/s/ Jefferies Quarterdeck

JEFFERIES QUARTERDECK

B-3

ANNEX C

CERTIFICATE OF AMENDMENT

OF

RESTATED ARTICLES OF INCORPORATION

OF

REMEC, INC.,

a California Corporation

The undersigned, Thomas H. Waechter and Donald J. Wilkins, hereby certify that:

1.        They are the duly elected and acting President and Secretary, respectively, of REMEC, Inc., a California corporation (the “Corporation”).

2.        The Third Article of the Corporation’s Restated Articles of Incorporation, as amended, is hereby amended to read in its entirety as follows:

“Third: (A) This Corporation is authorized to issue 160,000,000 shares of its capital stock, which shall be divided into two classes, known as common stock (the “common stock”) and preferred stock (the “Preferred Stock”).

(B) The total number of shares of common stock which this Corporation is authorized to issue is 155,000,000, with a par value of one cent ($0.01) each. The common stock is divided into two series: 80,000,000 shares are hereby designated as “Common Stock” (the “New Common Stock”) and 75,000,000 shares are hereby designated as “Redemption Common Stock” (the “Redemption Stock”). The total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000, with a par value of one cent ($0.01) each.

(C) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation (the “Board”) is hereby authorized, within the limitations and restrictions stated in any resolution or resolutions of the Board fixing the number or designation of shares constituting any series of Preferred Stock, to (i) determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and (ii) increase or decrease the number of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(D) Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of California (the “Reclassification Event”), each one (1) share of this Corporation’s common stock issued and outstanding immediately prior to the Reclassification Event shall be automatically reclassified into: (i) a fractional share of New Common Stock, such fraction to be equal to the quotient of (a) the Corporation Market Valuation (as defined below) minus the amount of the Redemption Funds (as defined below), divided by (b) the Corporation Market Valuation (the “Quotient”) and (ii) one (1) share of Redemption Stock. After taking into account and aggregating all shares of New Common Stock issuable to a holder upon the Reclassification Event, each holder of common stock who would otherwise be entitled to a fraction of a share of New Common Stock upon surrender of such holder’s certificate(s) for common stock will be entitled to receive, in lieu of the fractional share of New Common Stock, a cash payment, without interest, equal to the product of (i) the fractional share interest of New Common Stock to which the holder would otherwise be entitled, after taking into account all shares of common stock held by the holder immediately prior to the Reclassification Event, and (ii) the fair value of one share of New Common Stock, which the Board hereby determines to be equal to product of (a) the Quotient and (b) the Average Market Closing Price (as defined below).

(E) The relative rights, preferences, privileges, and restrictions granted to or imposed upon the New Common Stock and the Redemption Stock or the respective holders thereof are as follows:

(i) The New Common Stock and the Redemption Stock shall be, on a per share basis, equal in all respects, except that the Redemption Stock shall be redeemable on the terms hereinafter set forth.

(ii) Immediately upon the close of business on the date on which a Redemption Event occurs (the “Effective Time”), each of the outstanding shares of Redemption Stock shall be automatically redeemed by the Corporation in cash for an amount per share equal to the Redemption Amount (as defined below). From and after the Effective Time, no shares of Redemption Stock shall be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever and all rights of the holders of shares of Redemption Stock (except the right to receive the Redemption Amount without interest) shall cease with respect to such shares. If the Redemption Event does not occur prior to July 1, 2005, the Redemption Stock shall be automatically redeemed by the Corporation in cash for an amount per share equal to $0.000001.

(iii) For purposes of this Third Article, the following terms shall have the following respective meanings:

“Average Market Closing Price” means the average of the closing sale prices of the Corporation’s common stock as reported on the Nasdaq National Market for each of the ten (10) consecutive trading days immediately prior to the date of the Reclassification Event.

“Corporation Market Valuation” means the product of (a) the number of shares of common stock of the Corporation outstanding immediately before the Reclassification Event as set forth on the Corporation’s stock ledger and (b) the Average Market Closing Price.

“Redemption Amount” means an amount per one (1) share of Redemption Stock equal to the quotient obtained by dividing (a) the Redemption Funds by (b) the total number of shares of Redemption Stock issued and outstanding immediately prior to the Redemption Event.

“Redemption Event” means the effectiveness, upon the filing of a certificate of merger with the Secretary of State of the State of California, of the merger contemplated by the Agreement and Plan of Merger, dated December 20, 2004, by and among the Corporation, REMEC Defense & Space, Inc., a California corporation, Chelton RDS Acquisition Corp., a California corporation, and Chelton Microwave Corporation, a Massachusetts corporation, as such agreement may from time to time be amended.

“Redemption Funds” means a dollar amount between $150,000,000 and $200,000,000, to be fixed by the Board pursuant to a resolution adopted by unanimous written consent or at a meeting duly noticed and held prior to the Reclassification Event, which resolution shall be reflected in the official minutes of the Corporation prior to the Reclassification Event and shall not have been amended, revoked or rescinded in any manner as of the date of the Reclassification Event.”

3.        The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4.        The foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code and the Restated Articles of Incorporation, as amended. The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was                          shares of common stock. There are no shares of Preferred Stock, New Common Stock or Redemption Stock outstanding. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of common stock.

C-2

IN WITNESS WHEREOF, the undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Amendment are true and correct of their own knowledge.

Date:                         , 2005

Thomas H. Waechter, President

Donald J. Wilkins, Secretary

C-3

REMEC, INC.

3790 Via de la Valle, Suite 311

Del Mar, California 92014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Thomas H. Waechter, Winston E. Hickman and Donald J. Wilkins, and each of them, with power to act without the other and with power of substitution, as proxy holders and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of REMEC, Inc. which the undersigned is entitled to vote at the Special Meeting of shareholders of REMEC, Inc. to be held on                     , 2005 at 10:00 a.m., Pacific Standard Time, or any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Special Meeting.

This proxy, when properly executed, will be voted in the manner you direct or, if no contrary direction is made, your proxy will be voted FOR the proposals described in the enclosed Proxy Statement and in the discretion of the proxy holders on all other matters that may properly come before the Special Meeting, or any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT! PLEASE VOTE.

(Continued and to be marked, dated and signed, on the reverse side)

Proposal 1:	Approve the sale of REMEC Defense & Space pursuant to the Merger Agreement

	☐ Vote For	☐ Vote Against	☐ Abstain

Proposal 2:	Approve the Reclassification of REMEC, Inc.’s common stock by authorizing the Certificate of Amendment*

	☐ Vote For	☐ Vote Against	☐ Abstain

* Please note that the filing of the Certificate of Amendment with the Secretary of State of California in order to complete the transactions contemplated under Proposal 2 is contingent upon shareholder approval of Proposal 1 and the completion of the sale of REMEC Defense & Space.

and to vote on such other business as may properly come before the Special Meeting, or any adjournments or postponements thereof.

Date:

Name of Shareholder(s) on Certificate

Signature of Shareholder(s)

Title (if applicable)

This proxy must be signed exactly as the name appears herein. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THANK YOU FOR VOTING